Form 10-K, Exhibit 13
period 1998-11-30
LNR PROPERTY CORP
filed 1999-03-01
CIK 1043044

EXHIBIT 13.1

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The Company's common stock currently is listed on the New York Stock Exchange under the symbol LNR. At January 28, 1999, there were 5,600 stockholders of record of the Company's common stock. The following table sets forth the range of the high and low closing prices reported on the New York Stock Exchange composite tape for each period indicated since November 3, 1997, the date the Company commenced trading on the New York Stock Exchange.

                                                HIGH                LOW
                                          ------------------ ------------------
                                                          1998
                                          -------------------------------------

                             First Quarter      $26 11/16           $21 1/4
                            Second Quarter       $29 7/8            $24 1/4
                             Third Quarter       $26 1/8            $15 1/2
                            Fourth Quarter       $19 1/2            $12 1/2

                                                           1997
                                          -------------------------------------
                            Fourth Quarter       $25 3/4            $22 1/8

During the fourth quarter of 1997 and for each of the four quarters during 1998, the Company declared and paid cash dividends of $.0125 per common share.

ITEM 6.  SELECTED FINANCIAL DATA

The following table contains selected consolidated financial information about the Company. The selected financial data should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Annual Report.


                                                                   Years Ended November 30,
                                          --------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)         1998             1997           1996            1995          1994
                                          --------------    -----------     ----------     -----------    ----------
RESULTS OF OPERATIONS (1)
      Revenues
         Real estate                      $      100,018         74,410         62,884          67,440       55,063
         CMBS and loans                           84,413         51,067         33,207          23,202       12,766
         Partnerships and joint                   65,431         39,272         67,345          39,263       31,974
            Ventures
         Other                                       895          2,734         --               2,910        2,016
                                          --------------    -----------     ----------     -----------    ----------
             Total revenues               $      250,757        167,483        163,436         132,815      101,819
                                          ==============    ===========     ==========     ===========    ==========

      EBITDA                                     174,410        105,132        103,896          86,770       63,499
      Interest expense                            53,850         26,584         20,513          14,692        5,688
      Net earnings                                73,323         44,218         47,255          40,508       32,498

      Per share amounts
        Net earnings -  basic             $         2.04           1.22             --              --           --
        Net earnings  - diluted                     2.02           1.22             --              --           --
        Cash dividends                              0.05       0.0125(2)            --              --           --

      Pro forma data (3)
        Revenues                          $           --        180,775             --              --           --
        Net earnings                                  --         56,297             --              --           --
        Net earnings per share - basic                --           1.56             --              --           --
        Net earnings per share - diluted              --           1.55             --              --           --


                                                                                           November 30,
                                                 -------------------------------------------------------------
                                                    1998         1997          1996         1995        1994
                                                 ----------   ----------    ----------   ----------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

FINANCIAL POSITION (1)
      Total assets                               $1,743,805    1,023,337      752,968       652,400    547,722
      Businesses
         Real estate                                852,467      311,895      294,443       274,343    282,636
         CMBS and loans                             532,012      391,509      328,283       217,224    144,393
         Investments in partnerships                194,490      159,359      110,180       141,541    106,637

      Total debt                                  1,017,199      391,171      354,406       252,256    119,935
      Parent Company investment                        --           --        367,048       370,903    396,403
      Stockholders' equity                          618,979      569,088         --            --         --
      Stockholders' equity per share                  17.39        15.75         --            --         --

      Shares outstanding
         Common stock                                24,852       25,144         --            --         --
         Class B common stock                        10,748       10,984         --            --         --
                                                 ----------   ----------    ----------   ----------   --------
             Total                                   35,600       36,128         --            --          --
                                                 ==========   ==========    ==========   ==========   ========

(1) LNR Property Corporation was formed in June 1997 and spun-off from Lennar Corporation on October 31, 1997. The above information has been prepared and presented to reflect the Company as a separate consolidated group for the periods presented. Results of operations for periods prior to October 31, 1997 and historical cost bases of assets and liabilities have been extracted from Lennar Corporation's financial statements.
(2) 1997 dividends reflect only the dividend declared and paid in the fourth quarter.
(3) Pro forma data for 1997 is shown after giving retroactive effect to a contribution by the Company to Lennar Land Partners; a one-time adjustment to remove spin-off related costs and add costs associated with creating a stand-alone public company; reductions to interest expense due to the use of proceeds from funds received from Lennar to repay debt and adjustment to taxes to represent the estimated income tax effect of the pro forma adjustments at the Company's effective tax rate of 39%.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS INFORMATION WHICH CONSTITUTES FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES. THE FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDE (I) CHANGES IN INTEREST RATES, (II) CHANGES IN DEMAND FOR COMMERCIAL REAL ESTATE NATIONALLY, IN AREAS IN WHICH THE COMPANY OWNS PROPERTIES, OR IN AREAS IN WHICH PROPERTIES SECURING MORTGAGES DIRECTLY OR INDIRECTLY OWNED BY THE COMPANY ARE LOCATED, (III) NATIONAL OR REGIONAL BUSINESS CONDITIONS WHICH AFFECT THE ABILITY OF MORTGAGE OBLIGORS TO PAY PRINCIPAL OR INTEREST WHEN IT IS DUE, AND (IV) THE CYCLICAL NATURE OF THE COMMERCIAL REAL ESTATE BUSINESS.

OVERVIEW

LNR Property Corporation (the "Company") is engaged primarily in (i) acquiring, developing, managing and repositioning commercial and multi-family residential real estate properties and loans, (ii) acquiring (often in partnership with financial institutions or real estate funds) and managing portfolios of real estate assets, (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS") as to which the Company has the right to be special servicer, and (iv) making high yielding real estate related loans and equity investments. For the following discussion, these businesses are grouped as follows: (a) real estate operations, (b) CMBS and loans and (c) partnerships and joint ventures.

Prior to October 31, 1997, Lennar Corporation (the "Parent Company" or "Lennar") transferred its real estate investment and management business to the Company. On October 31, 1997, Lennar effected a spin-off of the Company (the "Spin-off") to Lennar's stockholders by distributing to Lennar's stockholders one share of the Company's stock for each share of Lennar stock they held.

The combined results of operations for the periods prior to November 1, 1997, were extracted from the financial statements of Lennar using the historical results of operations and historical cost basis of the assets and liabilities of Lennar's real estate investment and management businesses. Additionally, the results of operations include revenues and expenses that were not historically recorded as part of those businesses, but were primarily associated with them. Management believes the assumptions underlying the Company's results of operations are reasonable. However, those results may not reflect the results of operations the Company would have realized if it had operated as a separate stand-alone group during the periods presented, rather than as part of the larger Lennar enterprise.

During 1998, the Company entered the business of owning, developing and syndicating multi-family and senior housing residential rental apartments, which qualify for Low-Income Housing Tax Credits, by acquiring from Pacific Harbor Capital, Inc., a wholly-owned subsidiary of PacifiCorp, controlling interests in a group of entities, as well as certain direct partnership interests, known as the Affordable Housing Group, ("AHG"). AHG, as part of LNR, continues to grow and as of November 30, 1998, AHG owned approximately 7,000 multi-family and senior housing rental apartments, many of which qualify for Low-Income Housing Tax Credits under Federal tax laws. These tax credits can be used to increase the Company's after-tax income or may be sold to others.

The following is a summary of the Company's results of operations for the years ended November 30, 1998, 1997 and 1996 after allocating among the core business lines certain non-corporate general and administrative expenses:


                                                                 Pro
                                                Actual          Forma            Actual      Actual
                                             -------------    ------------    ----------- -----------
(IN THOUSANDS)                                   1998            1997            1997        1996
                                             -------------    ------------    ----------- -----------
Revenues
   Real estate operations                        $100,018          74,410         74,410       62,884
   CMBS and loans                                  84,413          51,067         51,067       33,207
   Partnerships and joint ventures                 65,431          52,564         39,272       67,345
   Corporate and other                               895            2,734          2,734            -
                                             -------------    ------------    ----------- -----------
Total revenues                                    250,757         180,775        167,483      163,436
                                             -------------    ------------    ----------- -----------

Operating expenses
   Real estate operations                          65,814          44,663         44,663       46,683
   CMBS and loans                                   6,882           2,547          2,547        1,813
   Partnerships and joint ventures                  4,968           3,104          3,104        6,113
   Corporate and other                             11,697          13,689         18,097       10,847
                                             -------------    ------------    ----------- -----------
Total operating expenses                           89,361          64,003         68,411       65,456
                                             -------------    ------------    ----------- -----------

Operating earnings
   Real estate operations                          34,204          29,747         29,747       16,201
   CMBS and loans                                  77,531          48,520         48,520       31,394
   Partnerships and joint ventures                 60,463          49,460         36,168       61,232
   Corporate and other                           (10,802)        (10,955)       (15,363)     (10,847)
                                             -------------    ------------    ----------- -----------
Total operating earnings                          161,396         116,772         99,072       97,980

Interest expense                                   53,850          24,484         26,584       20,513
Income tax expense                                 34,223          35,991         28,270       30,212
                                             -------------    ------------    ----------- -----------
Net earnings                                      $73,323          56,297         44,218       47,255
                                             =============    ============    =========== ===========


RESULTS OF OPERATIONS

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO ACTUAL YEAR ENDED NOVEMBER 30, 1997

Net earnings for the year ended November 30, 1998 were $73.3 million, or $2.04 per share ($2.02 per share diluted), a 66% increase over net earnings of $44.2 million, or $1.22 per share ($1.22 per share diluted), for the prior year. The increase in earnings was primarily due to (i) an increase in the equity in earnings from Lennar Land Partners which contributed $44.6 million to operating earnings in 1998, (ii) an increase in interest income and servicing fees derived from the Company's growing CMBS portfolio, which continues to perform above original expectations, (iii) higher gains on sales of real estate properties and
(iv) a lower effective tax rate due to the AHG acquisition. These increases were partially offset by (i) lower earnings from older partnership investments as they continue to wind down and (ii) an increase in interest expense due to increased borrowing levels to finance purchases of real estate, CMBS and the AHG acquisition.

Operating earnings were generated from the Company's three main business lines in the following proportions: 20% from real estate operations, 45% from CMBS and loans and 35% from partnerships and joint ventures. This compares with 26%, 42% and 32%, respectively, for the prior year. The shift in these percentages from 1997 to 1998 is primarily the result of higher net income from the growing CMBS portfolio and greater earnings from partnerships and joint ventures, primarily Lennar Land Partners.

PRO FORMA YEAR ENDED NOVEMBER 30, 1997 COMPARED TO ACTUAL YEAR ENDED NOVEMBER 30, 1997

Pro forma net earnings for the year ended November 30, 1997 were $56.3 million, or $1.56 per share compared with actual net earnings of $44.2 million, or $1.22 per share. The increase in pro forma earnings over actual resulted from pro forma adjustments made to reflect the Spin-off and formation of Lennar Land Partners as of the beginning of the year.

YEAR ENDED NOVEMBER 30, 1997 COMPARED TO YEAR ENDED NOVEMBER 30, 1996

Net earnings for the year ended November 30, 1997 were $44.2 million. This represented a decrease of 6% from the prior year net earnings of $47.3 million. The decrease resulted primarily from (i) lower earnings from partnerships and joint ventures as some of the more mature partnerships wind down, and (ii) the costs associated with the Spin-off, partially offset by increases in (a) interest income and servicing fees derived from the Company's growing CMBS portfolio and (b) higher gains on sales of real estate properties and CMBS.

Operating earnings were generated from the Company's three main business lines in the following proportions: 26% from real estate operations, 42% from CMBS and loans and 32% from partnerships and joint ventures. This compares with 15%, 29% and 56%, respectively, for the prior year. The shift in these percentages from 1996 to 1997 is the result of higher gains from the sale of real estate assets, higher net income from a growing CMBS portfolio and lower earnings from the more mature partnerships and joint ventures during 1997.


REAL ESTATE OPERATIONS

(IN THOUSANDS)                                     1998          1997           1996
                                               -----------   -----------    -----------
Rental income                                     $73,200        56,334          59,215
Gains on sales of real estate                      26,818        18,076           3,669
                                               -----------   -----------    -----------
   Total revenues                                 100,018        74,410          62,884
                                               -----------   -----------    -----------

Cost of rental operations                          45,285        35,767          38,784
Depreciation                                       13,014         6,060           5,916
Other operating expenses                            7,515         2,836           1,983
                                               -----------   -----------    -----------
   Total operating expenses                        65,814        44,663          46,683
                                               -----------   -----------    -----------
   Operating earnings                             $34,204        29,747          16,201
                                               ===========   ===========    ===========


NOTE: ACTUAL AND PRO FORMA RESULTS ARE IDENTICAL FOR 1997.

Total revenues from real estate operations include rental income from operating properties plus gains on sales of those properties. Operating expenses include the direct costs of operating these properties, the related depreciation and the overhead associated with managing the properties.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Overall, operating earnings from real estate properties increased to $34.2 million for the year ended November 30, 1998 from $29.7 million in 1997. Earnings were higher primarily due to gains on sales of real estate properties and increases in net rental income. The strong real estate economy and liquid capital markets, particularly during the first three quarters of 1998, contributed to the strong demand for and high prices achieved from the Company's real estate properties.

Gains on sales of real estate are subject to a number of factors including the economy, supply and demand in the markets where properties are located, interest rates, and the availability of financing or capital from the equity markets. As a result of the turmoil experienced in the capital markets during the fourth quarter of fiscal 1998, many buyers have had reduced access to capital and/or difficulty obtaining financing, which has effected and may continue to effect the timing and/or level of gains on these sales.

Although the Company sold real estate with carrying values of $48.4 million during fiscal 1998, the total book value of operating properties and equipment and land held for investment increased by $540.6 million over the prior year, primarily as a result of the AHG acquisition and other asset additions. The AHG acquisition and subsequent capital spending increased operating properties by approximately $229.3 million. A majority of the other asset purchases were operating properties which are being developed or where the Company believes it can improve net operating earnings and cash flows as well as ultimate sales value, although there can be no assurance that it will be successful. As of November 30, 1998, approximately 48% of the Company's operating property portfolio, based on book value, had not reached stabilized occupancy and the anticipated improvements in their operating earnings will not be recognized until future periods.

Total rental income increased to $73.2 million for the year ended November 30, 1998 from $56.3 million in 1997. In 1998 and 1997, respectively, rental income consisted of $29.2 million and $27.0 million from commercial properties (office, retail, and industrial), $19.9 million and $19.5 million from market-rate multi-family residential properties, $10.6 million and zero from low-income multi-family residential properties, and $13.5 million and $9.8 million from hotels and other properties. The increases were primarily due to acquisitions of new properties in the latter part of 1997 and during 1998 and the AHG acquisition. Overall occupancy and rental rates were similar in the two years for stabilized operating properties. Cost of rental operations increased to $45.3 million for the year ended November 30, 1998 from $35.8 million in 1997 due to the AHG acquisition and acquisitions of other new properties. Net rental income increased by 36% over the prior year as the net rental income increases from newly acquired, developed or repositioned properties more than offset the net rental income from the properties sold. Depreciation expense increased to $13.0 million from $6.1 million primarily as a result of the AHG acquisition and other property purchases.

Results for the year ended November 30, 1998 include $4.9 million of net rental income from operations on the AHG properties that closed during the year. Pre-tax operating margins for properties, such as the AHG properties, that qualify for Low-Income Housing Tax Credits are generally lower than for market rate rentals. However, the Company receives its desired yield from these investments after adding in the impact of lower income taxes as a result of the tax credits and other related tax deductions.

Other operating expenses increased to $7.5 million for 1998 from $2.8 million for 1997 primarily due to the increase in personnel and administrative costs associated with increasing the real estate portfolio, which grew 173% during 1998.

YEAR ENDED NOVEMBER 30, 1997 COMPARED TO YEAR ENDED NOVEMBER 30, 1996

Overall, operating earnings from real estate properties increased to $29.7 million for the year ended November 30, 1997 from $16.2 million in 1996. The increase was due primarily to greater gains on sales of real estate properties in 1997 as the Company sold those properties it believed had reached their optimal values. In addition, the stronger real estate economy in 1997 contributed to the higher sales prices for those assets sold.

Although sales of real estate were approximately $82.4 million during 1997, the balance of operating properties and equipment and land held for investment increased by $17.5 million during the year primarily as a result of approximately $101.3 million in acquisitions. A majority of those acquisitions were for operating properties which were being developed or where the Company believed it could improve net operating earnings and/or ultimate sales value, although there can be no assurance that it will be successful. As of November 30, 1997, approximately 48% of the Company's operating property portfolio, based on book value, was not yet stabilized and the anticipated improvements in the operating earnings of this portion of the portfolio will not be recognized until future periods.

Total rental income decreased to $56.3 million for the year ended November 30, 1997 from $59.2 million in 1996. In 1997 and 1996, respectively, rental income consisted of $27.0 million and $28.9 million from commercial properties (office, retail and industrial), $19.5 million and $19.9 million from market-rate multi-family residential properties and $9.8 million and $10.4 million from hotels and other properties. The decreases in rental income were attributable to the sales of real estate properties described above. This was offset, to a lesser degree, by the inclusion of rental income from newer properties added during 1996 and 1997. Overall occupancy and rental rates were similar in the two years for stabilized operating properties. Similarly, the cost of rental operations decreased to $35.8 million in 1997 from $38.8 million in 1996, primarily due to the aforementioned sales of properties.

Other operating expenses increased to $2.8 million for 1997 from $2.0 million for 1996, primarily due to increased acquisition, development and repositioning activities.


COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS) AND LOANS

(IN THOUSANDS)                                          1998              1997            1996
                                                    ------------      -----------     ----------
Interest income - CMBS                                  $56,160           29,919          20,713
Interest income - Loans                                  15,956           11,314           8,013
Interest income - Other                                   4,734              213          -
Gains on sales of investment securities                   1,386            5,359           1,735
Servicing fees                                            6,177            4,262           2,746
                                                    ------------      -----------     ----------
   Total revenues                                        84,413           51,067          33,207
Operating expenses                                        6,882            2,547           1,813
                                                    ------------      -----------     ----------
   Operating earnings                                   $77,531           48,520          31,394
                                                   ============      ===========     ===========


NOTE: ACTUAL AND PRO FORMA RESULTS ARE IDENTICAL FOR 1997.

Revenues from CMBS and loans include interest income, gains on sales of these assets and fees from acting as special servicer for CMBS transactions. Related operating expenses include the direct costs of investing in and originating CMBS and loans, and servicing the CMBS portfolio.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Overall operating earnings on CMBS and loans increased to $77.5 million for the year ended November 30, 1998 from $48.5 million in 1997. Earnings were higher primarily due to the growth of the Company's CMBS and loan portfolios and the greater recognition of earnings due to actual CMBS performance exceeding original expectations.

During the twelve months ended November 30, 1998 the Company purchased $308.0 million face amount of securities for approximately $159.8 million, increasing the book value of its portfolio to $434.2 million from $304.7 million at November 30, 1997.

Gains on sales of investment securities decreased from the prior year. In 1997 the Company recognized $5.4 million in gains from sales of CMBS primarily as a result of a Re-REMIC securitization transaction. The Re-REMIC transaction was the securitization of the cash flows from pre-existing CMBS bonds. The Company had no comparable transaction in the current year.

Special servicing fees increased to $6.2 million from $4.3 million in 1997. These fees increased because of an increased number of CMBS mortgage pools (44 at November 30, 1998 versus 36 at November 30, 1997) for which the Company acts as special servicer.

In recording CMBS interest income, the Company follows generally accepted accounting principles and records interest received plus the amortization of the difference between the carrying value and the face amount of the securities to achieve a level yield. To date, this has resulted in less recognition of interest income than interest received. The excess interest received, which to date amounts to $51.6 million, is applied to reduce the Company's investment. During the year ended November 30, 1998, this excess of cash received over income recorded was $11.9 million compared with $21.2 million for the prior year. The Company's initial and ongoing estimates of returns on CMBS investments are based on a number of assumptions that are subject to certain business and economic conditions, the most significant of which is the timing and magnitude of credit losses on underlying mortgages.

Actual loss experience to date, particularly for older transactions (3 to 5 years in age) is significantly lower than originally underwritten by the Company. Therefore, the Company believes changes to original estimated yields have, and should continue to, result in improved earnings from these transactions. The Company believes these improvements resulted from (i) conservatively underwriting these transactions, (ii) its loan workout and real estate expertise and (iii) an improving real estate economy. However, the positive experience on these older transactions will not necessarily translate into yield improvements on newer investments.

Interest income on mortgage loans increased to $16.0 million from $11.3 million in 1997. The increase was primarily due to new investments in mortgage loans as the average balance of mortgage loans outstanding increased over 1997. Interest income for 1998 included approximately $3 million in interest income and fees on the $105 million participation in a $255 million first mortgage loan collateralized by a hotel portfolio that was purchased in the third quarter and sold at par during the fourth quarter.

Other interest income increased for the year ended November 30, 1998, primarily due to a consolidated partnership investment made in the fourth quarter of 1997. The partnership holds short-term investment securities that are collateral for a letter of credit which provides credit enhancement to $277.3 million of tax exempt bonds. The bonds are secured by five high-rise Class A apartment buildings in NYC. The Company receives interest on the short-term investments as well as 600 basis points per year for providing the credit enhancement. The first quarter of 1998 also included interest earned from temporary investments made with cash received from Lennar in connection with the Spin-off.

Operating expenses increased to $6.9 million in 1998 from $2.5 million for the year ended November 30, 1997 primarily due to increases in personnel and out-of-pocket expenses related to the growth of the CMBS business.

YEAR ENDED NOVEMBER 30, 1997 COMPARED TO YEAR ENDED NOVEMBER 30, 1996

Overall, operating earnings from CMBS and loans increased to $48.5 million for the year ended November 30, 1997 from $31.4 million in 1996. Revenue was higher primarily due to the growth of the Company's CMBS portfolio to $304.7 million at November 30, 1997 from $263.8 million at November 30, 1996, and to a lesser extent, the origination and/or purchase of new loans. During 1997, the Company purchased $146.7 million of CMBS in comparison with $121.9 million in 1996.

Special servicing fees earned from the CMBS portfolio increased during 1997 to $4.3 million from $2.7 million earned in 1996. These fees increased because of an increased number of CMBS mortgage pools (36 at November 30, 1997 versus 25 at November 30, 1996) for which the Company acts as special servicer.

In addition, results for 1997 include $5.4 million in gains from sales of CMBS, primarily as a result of a Re-REMIC securitization transaction. In that transaction, the Company sold approximately $140 million of non-investment grade rated CMBS bonds to a trust to which two other parties sold approximately $320 million of similar bonds. Over 42% of the new securities created by pooling this $460 million portfolio of non-investment grade bonds were rated as investment grade. Most of the bonds in the new securitization were sold to third parties and the Company retained and/or purchased approximately $63 million of face value of the non-investment grade securities. In 1997 and 1996, the excess of cash received over income recorded was $21.2 million and $10.1 million, respectively.

The increase in interest income from mortgage loans to $11.3 million in 1997 from $8.0 million in 1996 was due primarily to the higher investment in mortgage loans, which increased to $86.8 million at November 30, 1997 from $64.4 million at November 30, 1996, and gains realized on the early payoff of certain loans which had been purchased at discounts.

Operating expenses increased to $2.5 million in 1997 from $1.8 million in 1996 as a result of the additional investments made.

PARTNERSHIPS AND JOINT VENTURES


                                                      Actual          Pro Forma               Actual
                                                    ------------     -------------    -----------------------
(IN THOUSANDS)                                         1998              1997            1997         1996
                                                    ------------     -------------    ------------  ---------
Equity in earnings of partnerships
   "Distressed portfolios"                              $16,234            28,591          28,591      51,804
   Lennar Land Partners                                  44,622            13,570             278           -
   Other                                                  1,492             1,280           1,280          58
Management fees                                           3,083             9,123           9,123      15,483
                                                    ------------     -------------    ------------  ---------
   Total revenues                                        65,431            52,564          39,272      67,345
Operating expenses                                        4,968             3,104           3,104       6,113
                                                    ------------     -------------    ------------  ---------
   Operating earnings                                   $60,463            49,460          36,168      61,232
                                                    ============     =============    ============  =========


PRO FORMA OPERATING EARNINGS FROM PARTNERSHIPS AND JOINT VENTURES FOR THE YEAR ENDED NOVEMBER 30, 1997 WERE $49.5 MILLION COMPARED TO $36.2 MILLION ON AN ACTUAL BASIS. THIS INCREASE WAS DUE TO THE INCLUSION OF LENNAR LAND PARTNERS FROM DECEMBER 1, 1996 THROUGH THE FORMATION OF THE VENTURE ON OCTOBER 31, 1997.

Earnings from investments in partnerships, in which less than a controlling interest is held, are reflected on the line item "Equity in earnings of partnerships." The Company made many of its larger partnership investments in distressed U.S. real estate portfolios between 1992 and 1996. As the U.S. real estate markets strengthened in 1997 and 1998, there were no such portfolios available in the U.S. at what the Company viewed to be attractive prices; therefore the Company has not purchased any U.S. distressed real estate portfolios subsequent to August, 1996. Approximately 20% to 25% of each of these portfolios is turned over each year. Therefore it is expected that operating earnings from the U.S. distressed portfolio investments will continue to decrease over the next two years.

During 1998, the Company entered into several partnerships to acquire portfolios of non-performing commercial mortgage loans in Japan, where it has opened an office to oversee its loan workout and real estate asset management operations. The Company has now invested in or committed to invest in nine portfolios of non-performing loans in Japan. As of November 30, 1998, the total investment in these partnerships was $28.1 million. At this point, there can be no assurance that these new investments will achieve the same level of results as the distressed U.S. portfolio business has.

The Company's most significant partnership investment is in Lennar Land Partners, which is owned 50% by the Company and 50% by Lennar. This investment represents approximately half of the total investment in partnerships and joint ventures and provided over two-thirds of the total equity in partnership earnings during 1998.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Operating earnings from partnerships and joint ventures increased to $60.5 million for the year ended November 30, 1998 from $36.2 million in 1997. Although earnings from the distressed U.S. portfolio partnerships have decreased as those partnerships continue to wind down, they have been more than replaced by the Company's 50% share of Lennar Land Partners' results, which amounted to $44.6 million for the year ended November 30, 1998. The Company expects Lennar Land Partners to continue to provide recurring earnings at least over the next several years, although the level of Lennar Land Partners' earnings will be dependent upon general and regional economic conditions and housing starts.

Partnership distributions received by the Company during the year were $93.6 million compared with $79.7 million for 1997. This increase was primarily due to distributions from Lennar Land Partners of $42.0 million and from the Japanese partnerships of $3.5 million. This increase was partially offset by lower distributions from the older partnerships that are winding down. The level of future distributions will depend upon several factors, including the real estate market, the Company's ability to refinance the partnership portfolios and general economic conditions. Future distributions may not achieve 1998 levels because of these factors. Distributions were $31.3 million greater than equity in earnings of $62.3 million in 1998. As assets are liquidated, the partnerships receive and distribute a significant portion of the liquidating proceeds whereas partnership earnings are generally based on net liquidation proceeds in excess of the book basis.

Overall investments in and advances to partnerships increased approximately 22% to $194.5 million over the prior year. This was primarily due to the Company's investment in portfolios of distressed Japanese loans.

Management fees decreased to $3.1 million in 1998 from $9.1 million in 1997 due to a reduction in assets and earnings from distressed U.S. portfolio partnerships. These fees typically are based on the amount of assets managed, the performance of assets or partnerships, or both and may continue to decline as the distressed U.S. portfolios mature. The Company does not receive management fees from Lennar Land Partners as Lennar manages this partnership.

YEAR ENDED NOVEMBER 30, 1997 COMPARED TO YEAR ENDED NOVEMBER 30, 1996

Operating earnings from partnerships and joint ventures decreased to $36.2 million for the year ended November 30, 1997 from $61.2 million in 1996. The decrease was primarily due to reduced earnings and management fees related to the larger distressed U.S. portfolios. Equity in earnings from LW Real Estate Investments, L.P. and subsidiaries ("LW Real Estate") decreased to $10.5 million in 1997 from $23.6 million in 1996 and equity in earnings from Lennar Florida Partners I, L.P. and qualified affiliates ("Lennar Florida Partners") decreased to $8.7 million in 1997 from $20.0 million in 1996. These partnerships were the largest two contributors of equity earnings for both 1997 and 1996. The decreases in the earnings from these two partnerships were partially offset by additional earnings from some of the other smaller partnerships and joint ventures.

Partnership distributions received by the Company in 1997 were $79.7 million in comparison with $95.4 million for 1996, a decrease of $15.7 million. This decrease was primarily due to lower distributions from LW Real Estate of $35.5 million, resulting from lower dispositions of partnership assets during the current year. This decrease was partially offset by higher distributions from several of the other partnerships, a portion of which was due to proceeds from refinancing of unencumbered partnership assets. The 1997 distributions were $49.6 million higher than actual equity in earnings of the partnerships of $30.1 million. Overall investments in and advances to partnerships increased approximately 45% during 1997 to $159.4 million at the end of that year. This was primarily due to (i) the addition of Lennar Land Partners, at the time of the Spin-off, which increased investments in and advances to partnerships by $92.3 million and (ii) equity in earnings of the partnerships of $30.1 million, offset by partnership distributions of $79.7 million. The largest distributions were made by LW Real Estate, Lennar Florida Partners and Lennar U.S. Partners and were in excess of the equity in their earnings ($58.4 million of distributions compared with $23.1 million of equity in earnings). The Company did not receive any distributions from Lennar Land Partners during 1997.

Management fees decreased to $9.1 million in 1997 from $15.5 million in 1996. Management fees decreased during 1997 due to a reduction in partnership assets. Also contributing to the decrease during 1997 was the receipt during 1996 of incentive fees from partnerships managed by the Company (including an incentive fee of $9.6 million received from one partnership which liquidated a significant portion of its assets in 1996).

CORPORATE, OTHER, INTEREST AND INCOME TAX EXPENSES

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Corporate and other operating expenses decreased to $11.7 million in 1998 from $18.1 million in 1997 primarily due to Spin-off expenses of approximately $6.2 million incurred during 1997.

Interest expense increased to $53.9 million in 1998 from $26.6 million in 1997. This increase was primarily attributable to increased borrowing levels. The Company's debt increased to $1,017 million from $391 million in 1997 as it increased investments in all three of its core business lines. See further detail below under "Financial Condition, Liquidity and Capital Resources."

Income tax expense increased to $34.2 million in 1998 from $28.3 million in 1997 due to an increase in operating earnings. However, the effective tax rate decreased to 31.8% in 1998 from 39.0% in 1997 as a direct result of $8.8 million in Low-Income Housing Tax Credits utilized during 1998.

YEAR ENDED NOVEMBER 30, 1997 COMPARED TO YEAR ENDED NOVEMBER 30, 1996

Actual corporate general and administrative expenses increased to $18.1 million in 1997 from $10.8 million in 1996 primarily due to Spin-off expenses of approximately $6.2 million incurred during 1997. Lower corporate reserves and bonus expenses in 1997 were largely offset by higher costs during the latter half of the year associated with operating as a stand-alone company.

PRO FORMA CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES FOR THE YEAR ENDED NOVEMBER 30, 1997 WERE $13.7 MILLION COMPARED TO $18.1 MILLION ON AN ACTUAL BASIS. THIS DECREASE WAS DUE TO THE REMOVAL OF SPIN-OFF RELATED COSTS INCURRED IN 1997, OFFSET BY INCREMENTAL COSTS FOR A STAND-ALONE PUBLIC COMPANY.

Interest expense of $26.6 million and $20.5 million was incurred during 1997 and 1996, respectively. Interest amounts incurred and charged to expense in 1997 were greater than those in 1996 due to higher debt levels. The higher debt levels, in turn, reflected increased borrowings to finance the expansion of the core business lines.

PRO FORMA INTEREST EXPENSE FOR THE YEAR ENDED NOVEMBER 30, 1997 WAS $24.5 MILLION COMPARED TO $26.6 MILLION ON AN ACTUAL BASIS. THIS DECREASE WAS DUE TO THE ASSUMPTION THAT FUNDS RECEIVED FROM LENNAR AT THE TIME OF SPIN-OFF WOULD HAVE BEEN USED TO REPAY DEBT.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Operating activities provided $31.9 million of cash in 1998 compared with cash used of $56.3 million in 1997. Increased cash flow from operating activities during 1998 is primarily due to decreases in other assets and deferred taxes of $36.6 million, utilization of restricted cash of $34.3 million, and an increase in accounts payable and other accrued expenses of $19.5 million.

The Company used $460.8 million of cash in investing activities compared with $70.0 million of cash provided by those activities in 1997. The increases in investing occurred primarily to purchase operating properties of $236.6 million, land held for investment of $78.3 million, the AHG assets for $80.5 million, as well as an additional $43.9 million of investments made in partnerships and joint ventures. In addition, the Company had lower proceeds from sales of investment securities of $102.3 million in 1998.

Financing activities provided $423.3 million of cash in 1998 compared with $18.1 million of cash provided in 1997. Cash was primarily provided from increased borrowings under mortgage notes and other debts payable of $287.5 million, which was utilized to fund the purchase of the assets described above. In addition, $130.6 million of cash was provided under credit lines for the purchase of CMBS.

During the second quarter of 1998, The Company issued $200 million of long-term fixed-rate unsecured senior subordinated notes. Proceeds from these notes were used to reduce short-term floating rate borrowings. The notes bear interest at a fixed rate of 9.375% and have a 10-year term.

The Company has various lines of credit with availability to fund future expansion or to repay existing debt. During the first quarter of 1998, the Company entered into an unsecured revolving credit agreement which, if the one year extension option is exercised, expires on December 31, 2001. The total amount of the facility is $200 million and at November 30, 1998, approximately $95 million was outstanding under this line. At February 22, 1999, approximately $25 million was outstanding under this line. During the third quarter of 1998, the Company entered into a $150 million warehouse credit facility which is collateralized by mortgage loans. At November 30, 1998, approximately $79 million was outstanding under this line. Subsequent to November 30, 1998, this line was increased to $220 million and the maturity date was extended to June 2000. As of February 22, 1999, approximately $79 million was outstanding under this line. The Company has other secured lines of credit totaling $93 million which had availability of approximately $10 million at November 30, 1998 and approximately $70 million at February 22, 1999. These lines are secured by CMBS and mortgage loans.

The Company has financed some of its purchases of CMBS under reverse repurchase lines ("repos"). At November 30, 1998, the Company had two such repo facilities totaling $218 million, which finance selected CMBS, of which $203 million was outstanding. One facility, with an outstanding balance of $58 million at November 30, 1998, was reduced to $38 million at February 22, 1999 and is expected to be repaid in full on its maturity date of April 20, 1999. The second facility, which has an outstanding balance of $145 million at November 30, 1998, is currently required to be reduced to $109 million in June 1999, $72 million in September 1999 and paid in full in December 1999, unless otherwise extended.

The Company has been replacing some of the availability under these existing repo lines and expects to continue this process during 1999. If the Company is not able to fully replace these repos, it can repay them using availability under other existing credit facilities, cash flow generated from operations or asset sales. These repo financings comprise only 12% of the Company's total book capitalization and are scheduled to be reduced even further during the year, therefore, the Company does not expect them to have a significant impact on future liquidity.

However, as they are reduced or replaced, borrowing costs may be higher and other terms may not be as favorable.

The repo agreements contain provisions which may require the Company to repay amounts prior to the scheduled maturity dates if the market value of the collateralized bonds declines significantly. During the fourth quarter of 1998, the record supply of CMBS coupled with the turmoil in the capital markets in general had a significant downward impact on the pricing of these securities. Primarily as a result of the built-in value of the Company's CMBS portfolio at that time, the required repayments under these agreements were limited to approximately $3 million.

During December 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission in the amount of $400 million for the issuance of debt, common stock, preferred stock or other debt/equity instruments. In January 1999, the Company issued $100 million of long-term fixed-rate unsecured senior subordinated notes under this shelf registration. Proceeds from these notes were used to reduce short-term floating rate borrowings and for general corporate purposes. The notes bear interest at a fixed rate of 10.5% and have a 10-year term.

A significant portion of the Company's existing indebtedness bears interest at variable rates. However, most of the Company's investments generate interest or rental income at essentially fixed rates. Therefore, a material increase in interest rates on indebtedness could substantially reduce the Company's cash flow.

The Company has scheduled maturities on existing debt of $309.1 million in 1999, of which $130.6 million represent the two repo lines described above. The Company's ability to make scheduled debt payments of principal or interest on, or to refinance, this indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond the Company's control. The Company believes its availability under existing credit facilities, operating cash flow, unencumbered assets, and its ability to obtain new borrowings and/or raise new capital, should provide the funds necessary to meet its working capital requirements, debt service and maturities, and short- and long-term needs based upon currently anticipated levels of growth.

The Company's board of directors approved a stock repurchase plan authorizing the Company to buy back up to 2,000,000 shares of its own stock. As of November 30, 1998, the Company had purchased and retired 550,900 shares under this program.

YEAR 2000

The Company is devoting significant resources to minimize the risks from potential disruption from the Year 2000 ("Y2K") issue. The issue results from computer programs having been written with date fields using two digits, instead of four. Consequently, on January 1, 2000 many programs may recognize the "00" as 1900 which could cause system failures and miscalculations. In assessing the Y2K exposure the Company has segregated its systems into two groups, the financial systems comprising the general ledger and related subsystems and the non-financial systems which are primarily related to its business activities as lessor of commercial real estate.

FINANCIAL SYSTEMS

As part of the Spin-off of the Company from Lennar, the Company was required to segregate its financial systems within an agreed-upon time period. The primary financial systems are in the process of being replaced and are expected to be functional by the third quarter of 1999. These systems are warranted to be Y2K compliant. The cost of replacing the primary financial systems are estimated to be approximately $4 million, with almost all of that cost capitalizable. As of November 30, 1998, the Company had incurred $1.5 million of these costs with $1.2 million capitalized. The costs to complete are expected to be incurred and capitalized during 1999.

NON-FINANCIAL SYSTEMS

These systems are integral to the operation of the buildings the Company owns and include systems for elevators, heating/air conditioning and security, among others. The Company currently has in excess of 80 wholly-owned operating properties, many of which are newer properties and are Y2K compliant and a number of which have relatively unsophisticated systems which will be relatively simple to convert (such as strip centers) or which do not require conversion. Certain of the operating properties are older, have multiple systems requiring update or may require an overhaul of their systems. The Company currently estimates that less than one quarter of the existing operating properties will require at least a moderate amount of remedial action. An inability to adequately address Y2K exposures is not expected to seriously impact the Company's business if such problems are corrected shortly after January 1, 2000. However, any longer term inability to correct the problems could result in the non-payment of rent or litigation with lessees. Upgrading the current systems is not expected to be material.

ASSESSMENT OF KEY VENDORS

The Company is also in process of assessing the Y2K readiness of key vendors, subcontractors and business partners to determine whether key processes and business activities will be interrupted. These partners include, but are not limited to, financial institutions, property management companies, third party service bureaus and key office and technology support organizations. A failure of the Company's vendors, subcontractors or business partners to adequately address their Y2K readiness could negatively affect the Company's business and profitability.

Based on efforts to date, the Company believes that the systems which are critical to its business will remain up and running after January 1, 2000. During 1999, the Company will continue to work with key vendors, subcontractors and business partners to ensure that Y2K readiness is achieved.

The nature and scope of the Company's efforts to address the Y2K issue will be subject to changes and modifications as circumstances warrant. The estimates of costs and identification of potential issues involve both projections based on known facts, the Company's existing portfolio of assets and subjective determinations of future conditions and may change as the Year 2000 approaches.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997, and requires reclassification of comparative purpose financial statements for all earlier periods presented.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards regarding derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recorded as either an asset or liability on the balance sheet at their fair value, and that changes in the fair value be recognized currently in earnings unless specified criteria are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is still in the process of assessing the impact of implementing SFAS No. 133 on the Company's results of operations and financial position.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of LNR Property Corporation:

We have audited the accompanying consolidated balance sheets of LNR Property Corporation and subsidiaries (the "Company") as of November 30, 1998 and 1997 and the related consolidated statements of earnings, cash flows and Parent Company investment and stockholders' equity for each of the three years in the period ended November 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNR Property Corporation and subsidiaries at November 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective December 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

DELOITTE & TOUCHE LLP

Miami, Florida
January 19, 1999



                                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED BALANCE SHEETS

                                                                                         As of November 30,
                                                                                     ---------------------------
                                                                                        1998            1997
                                                                                     -----------     -----------
                                                                                      (IN THOUSANDS, EXCEPT PER
                                              ASSETS                                        SHARE AMOUNTS)
Cash and cash equivalents                                                            $    28,417          34,059
Restricted cash                                                                           56,264          56,637
Investment securities                                                                    434,157         304,660
Mortgage loans, net                                                                       97,855          86,849
Operating properties and equipment, net                                                  712,419         228,598
Land held for investment                                                                 140,048          83,297
Investments in and advances to partnerships                                              194,490         159,359
Deferred income taxes                                                                     12,401          23,974
Other assets                                                                              67,754          45,904
                                                                                     -----------     -----------
          Total assets                                                               $ 1,743,805       1,023,337
                                                                                     ===========     ===========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Accounts payable                                                               $    16,173           4,244
      Accrued expenses and other liabilities                                              56,894          36,708
      Mortgage notes and other debts payable                                           1,017,199         391,171
                                                                                     ------------    ------------
          Total liabilities                                                            1,090,266         432,123
                                                                                     ------------    ------------

Minority interests                                                                        34,560          22,126
                                                                                     ------------    ------------

Commitments and contingent liabilities (Note 14)

Stockholders' equity
      Common stock, $.10 par value, 150,000 shares authorized, 24,852 and
        25,144 shares issued and outstanding in 1998 and 1997, respectively                 2,485           2,515
      Class B common stock, $.10 par value, 40,000 shares authorized, 10,748
        and 10,984 shares issued and outstanding in 1998 and 1997, respectively             1,075           1,098
      Additional paid-in capital                                                          536,259         544,548
      Retained earnings                                                                    71,452             370
      Unrealized gain on available-for-sale securities, net and other                       7,708          20,557
                                                                                      -----------     ------------
          Total stockholders' equity                                                      618,979         569,088
                                                                                     -----------     -----------
          Total liabilities and stockholders' equity                                  $ 1,743,805       1,023,337
                                                                                      ===========     ============

See accompanying notes to consolidated financial statements.



                                     LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF EARNINGS

                                                        Years Ended November 30,
                                                    --------------------------------
                                                       1998        1997       1996
                                                    ----------- ----------- --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                                  AMOUNTS)
Revenues
      Rental income                                $    73,200      56,334    59,215
      Equity in earnings of partnerships                62,348      30,149    51,862
      Interest income                                   76,850      41,446    28,726
      Gains on sales of:
         Real estate                                    26,818      18,076     3,669
         Investment securities                           1,386       5,359     1,735
      Management and servicing fees                      9,260      13,385    18,229
      Other, net                                           895       2,734         -
                                                    ----------- ----------- --------
          Total revenues                               250,757     167,483   163,436
                                                    ----------- ----------- --------

Costs and expenses
      Cost of rental operations                         45,285      35,767    38,126
      General and administrative                        29,240      26,342    20,756
      Depreciation                                      13,014       6,060     5,916
      Minority interests                                 1,822         242         -
      Other, net                                             -           -       658
                                                    ----------- ----------- --------
          Total costs and expenses                      89,361      68,411    65,456
                                                    ----------- ----------- --------
Operating earnings                                     161,396      99,072    97,980
Interest expense                                        53,850      26,584    20,513
                                                    ----------- ----------- --------
Earnings before income taxes                           107,546      72,488    77,467
Income taxes                                            34,223      28,270    30,212
                                                    ----------- ----------- --------
Net earnings                                        $   73,323      44,218    47,255
                                                    =========== =========== ========

Net earnings per share:
   Basic                                            $     2.04        1.22         -
                                                    =========== =========== ========
   Diluted                                          $     2.02        1.22        -
                                                    =========== =========== ========

Weighted average common and common
   equivalent shares outstanding:
    Basic                                               36,006      36,128         -
                                                    =========== =========== ========
    Diluted                                             36,343      36,298         -
                                                    =========== =========== ========

See accompanying notes to consolidated financial statements.



                                         LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENTS OF PARENT COMPANY INVESTMENT
                                                  AND STOCKHOLDERS' EQUITY

                                                                                        Years Ended November 30,
                                                                                ------------------------------------------
                                                                                   1998           1997            1996
                                                                                -----------    ------------    -----------
                                                                                             (IN THOUSANDS)
PARENT COMPANY INVESTMENT
Beginning balance                                                               $        -         367,048        370,903
Net earnings through October 31, 1997                                                    -          43,848         47,255
Advances (to) from Parent Company                                                        -         145,617        (53,240)
Change in unrealized gain on available-for-sale securities, net                          -          10,874          2,130
Spin-off of LNR from Lennar Corporation                                                  -        (567,387)             -
                                                                                -----------    ------------    -----------
       Balance at November 30                                                            -               -        367,048
                                                                                -----------    ------------    -----------

COMMON STOCK
Beginning balance                                                                    2,515               -              -
Spin-off of LNR from Lennar Corporation                                                  -           3,613              -
Purchase and retirement of treasury stock                                              (55)              -              -
Stock option exercises                                                                   2               -              -
Conversion of common stock (to) from Class B common stock                               23          (1,098)             -
                                                                                -----------    ------------    -----------
        Balance at November 30                                                       2,485           2,515              -
                                                                                -----------    ------------    -----------

CLASS B COMMON STOCK
Beginning balance                                                                    1,098               -              -
Conversion of common stock to (from) Class B common stock                              (23)          1,098              -
                                                                                -----------    ------------    -----------
        Balance at November 30                                                       1,075           1,098              -
                                                                                -----------    ------------    -----------

ADDITIONAL PAID-IN CAPITAL
Beginning balance                                                                  544,548               -              -
Spin-off of LNR from Lennar Corporation                                                  -         545,000              -
Purchase and retirement of treasury stock                                           (8,299)              -              -
Stock option exercises                                                                  10               -              -
Cash dividends - common stock                                                            -           (452)              -
                                                                                -----------    ------------    -----------
        Balance at November 30                                                     536,259         544,548              -
                                                                                -----------    ------------    -----------

RETAINED EARNINGS
Beginning balance                                                                      370               -              -
Net earnings  (for 1997 - November 1 through November 30)                           73,323             370              -
Purchase and retirement of treasury stock                                             (495)              -              -
Cash dividends - common stock                                                       (1,260)              -              -
Cash dividends - Class B common stock                                                 (486)              -              -
                                                                                -----------    ------------    -----------
       Balance at November 30                                                       71,452             370              -
                                                                                -----------    ------------    -----------

UNREALIZED GAIN ON AVAILABLE-FOR-SALE SECURITIES, NET AND OTHER
Beginning balance                                                                   20,557               -              -
Spin-off of LNR from Lennar Corporation                                                  -          18,774              -
Change in unrealized gain on available-for-sale securities, net and other
   (for 1997 - November 1 through November 30)                                     (12,849)          1,783              -
                                                                                -----------    ------------    -----------
        Balance at November 30                                                       7,708          20,557              -
                                                                                -----------    ------------    -----------

        Total Parent Company investment and stockholders' equity                $  618,979         569,088        367,048
                                                                                ===========    ============    ===========

See accompanying notes to consolidated financial statements.


                                       LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Years Ended November 30,
                                                                                     ----------------------------------------
                                                                                        1998          1997          1996
                                                                                     ------------  ------------  ------------
                                                                                                 (IN THOUSANDS)
Cash flows from operating activities:
      Net earnings                                                                   $   73,323        44,218        47,255
      Adjustments to reconcile net earnings to net cash provided by (used in)
        operating activities:
          Depreciation                                                                   13,014         6,060         5,916
          Minority interests                                                              1,822           242             -
          Amortization of discount on mortgage loans, CMBS and other                     (6,932)          (91)           (6)
          Gains on sales of real estate                                                 (26,818)      (18,076)       (3,669)
          Equity in earnings of partnerships                                            (62,348)      (30,149)      (51,862)
          Gains on sales of investment securities                                        (1,386)       (5,359)       (1,735)
          Changes in assets and liabilities:
              Decrease (increase) in restricted cash                                     24,076       (10,182)         (155)
              Increase in other assets and deferred taxes                                (3,311)      (39,897)       (4,485)
              Increase in mortgage loans held for sale                                  (10,967)      (14,910)       (9,776)
              Increase in accounts payable and accrued liabilities                       31,392        11,882         6,694
                                                                                     ------------  ------------  ------------
                     Net cash provided by (used in) operating activities                 31,865       (56,262)      (11,823)
                                                                                     ------------  ------------  ------------
Cash flows from investing activities:
      Operating properties and equipment
         Additions                                                                     (316,425)      (79,830)      (19,269)
         Sales                                                                           45,153        71,664        11,667
      Land held for investment
         Additions                                                                      (99,695)      (21,435)       (3,699)
         Sales                                                                           31,825        10,733         4,258
      Investments in and advances to partnerships                                       (49,256)       (5,342)      (12,138)
      Distributions from partnerships                                                    93,583        79,693        95,361
      Purchases of other investments                                                          -       (21,857)            -
      Purchase of mortgage loans held for investment                                     (6,076)         (349)      (15,927)
      Proceeds from mortgage loans held for investment                                    6,336         1,116         9,616
      Purchase of investment securities                                                (106,041)      (96,386)      (96,295)
      Proceeds from sales of investment securities and other                              8,387       110,714        19,773
      Interest received on CMBS in excess of income recognized                           11,906        21,241        10,123
      Acquisition of AHG, net of cash acquired                                          (80,538)            -             -
                                                                                     ------------  ------------  ------------
                   Net cash provided by (used in) investing activities                 (460,841)       69,962         3,470
                                                                                     ------------  ------------  ------------
Cash flows from financing activities:
      Purchase and retirement of treasury stock                                          (8,849)            -             -
      Payment of dividends                                                               (1,746)         (452)            -
      Net borrowings under repurchase agreements and revolving credit lines             130,838           240        76,424
      Mortgage notes and other debts payable
        Proceeds from borrowings                                                        322,902        35,377         1,255
        Principal payments                                                               (7,285)      (17,101)      (18,752)
      Repayment of unsecured note payable to Lennar Corporation                         (12,526)            -       (52,478)
                                                                                     ------------  ------------  ------------
                    Net cash provided by financing activities                           423,334        18,064         6,449
                                                                                     ------------  ------------  ------------
      Net increase (decrease) in cash and cash equivalents                               (5,642)       31,764       (1,904)
      Cash and cash equivalents at beginning of year                                     34,059         2,295         4,199
                                                                                     ------------  ------------  ------------
      Cash and cash equivalents at end of year                                       $   28,417        34,059         2,295
                                                                                     ============  ============  ============
                                                                                                              CONTINUED

                                       LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                                                                Years Ended November 30,
                                                                                         --------------------------------------
                                                                                            1998          1997          1996
                                                                                         ----------    ------------  ----------
                                                                                                     (IN THOUSANDS)
      Supplemental disclosures of cash flow information:
        Cash paid for interest, net of amounts capitalized                               $   48,611        25,341        20,428
        Cash paid for taxes                                                              $   29,349         3,660             -

      Supplemental disclosures of non-cash investing and financing activities:
        Purchases of investment securities financed by repurchase agreements             $   53,412        50,280        25,619
        Purchase of an operating property financed by a mortgage note                    $        -             -        17,400
        Purchase of a mortgage loan financed by revolving credit line                    $        -        33,092             -

      Spin-off of LNR from Lennar Corporation:
        Increase in Lennar Corporation's investment due to transfer of assets and
           liabilities from Lennar Corporation, prior to spin-off                        $        -       156,491             -

      Supplemental disclosure of non-cash transfers:
        Transfer of land held for investment to operating properties                     $   15,484             -             -
        Transfer of Lennar Corporation's investment to additional paid-in capital        $        -       545,000             -

      Purchase of interests in the Affordable Housing Group:
        Restricted cash and other assets                                                 $   26,246             -             -
        Operating properties                                                                187,626             -             -
        Investments in and advances to partnerships                                          10,749             -             -
        Accounts payable, accrued expenses and other liabilities                             (5,465)             -             -
        Mortgage notes and other debts payable                                             (138,618)            -             -
                                                                                         -----------
                   Cash paid                                                             $   80,538             -             -
                                                                                         ===========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996

1.   SUMMARY OF ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

         LNR Property Corporation ("LNR") and subsidiaries (collectively the "Company"), a Delaware corporation, was formed in June 1997. The Company operates a real estate investment and management business which engages principally in (i) acquiring, developing, managing and repositioning commercial and multi-family residential real estate properties and loans, (ii) acquiring (often in partnership with financial institutions and real estate funds) and managing portfolios of real estate assets, (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS") as to which the Company has the right to be the special servicer (i.e., to oversee workouts of underperforming and non-performing loans) and (iv) making high yielding real estate related loans and equity investments.

SPIN-OFF TRANSACTION
         Prior to October 31, 1997, Lennar Corporation (the "Parent Company" or "Lennar") transferred its real estate investment and management business to the Company. On October 31, 1997, Lennar effected a spin-off of the Company to Lennar's stockholders (the "Spin-off") by distributing to Lennar's stockholders one share of LNR stock for each share of Lennar stock they held.

BASIS OF PRESENTATION AND CONSOLIDATION
         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The assets, liabilities and results of operations of entities (both corporations and partnerships) in which the Company has a controlling interest have been consolidated. The ownership interests of noncontrolling owners in such entities are reflected as minority interests. The Company's investments in partnerships (and similar entities) in which less than a controlling interest is held are accounted for by the equity method (when significant influence can be exerted by the Company), or the cost method. All significant intercompany transactions and balances have been eliminated.

         For periods prior to the Spin-off, the financial statements of the Company are presented as if the Company had been a separate combined group. Expenses which related both to the businesses operated by the Company and the businesses retained by Lennar have been allocated on a basis which the Company believes is reasonable. However, the expenses allocated to the Company are not necessarily the same as those the Company would have incurred if it had operated independently, and in general, the results of operations, financial position and cash flows reflected in the consolidated financial statements of the Company are not necessarily the same as those which would have been realized if the Company had been operated independently of Lennar during the periods to which those financial statements relate.

         The Company began accumulating retained earnings immediately following the Spin-off on October 31, 1997.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996

NET EARNINGS PER SHARE

         The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" beginning in the first quarter of 1998. The statement requires that earnings per share be calculated and presented on a basic and diluted basis. The Company was formed in June 1997 and had no stock outstanding prior to formation, therefore, net earnings per share has not been calculated for the fiscal year ended November 30, 1996. Net earnings per share for 1997 have been restated to conform with SFAS No. 128.

         Basic net earnings per share is computed by dividing the Company's net earnings by the weighted average number of shares outstanding during the period. Diluted net earnings per share is computed by dividing the Company's net earnings by the weighted average number of shares outstanding and the dilutive impact of common stock equivalents, primarily stock options, during the period. The dilutive impact of common stock equivalents is determined by applying the treasury stock method.

CASH AND CASH EQUIVALENTS
         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

INVESTMENT SECURITIES
         Investment securities, which consist principally of CMBS, are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that debt and equity securities that have determinable fair values are classified as available-for-sale unless they are classified as held-to-maturity or trading. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity. At November 30, 1998 and 1997, no securities were held for trading purposes.

         Securities classified as available-for-sale are recorded at fair value in the consolidated balance sheet, with unrealized holding gains or losses, net of tax effects, reported as a separate component of stockholders' equity. Realized gains and losses, as well as unrealized losses that are other than temporary, are recognized in earnings. The cost of securities sold is based on the specific identification method.

MORTGAGE LOANS, NET

         Mortgage loans held for sale are recorded at the lower of cost or market, estimated on a discounted cash flow basis using market interest rates. Purchase discounts recorded on these loans are presented as a reduction of the carrying amount of the loans and are not amortized. Mortgage loans held for investment are carried net of unamortized discounts. These discounts are amortized utilizing a methodology that results in a level yield.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996

         The Company provides an allowance for credit losses for loans considered to be impaired based upon the Company's historical loss experience, the fair value of collateral and other factors.

OPERATING PROPERTIES AND EQUIPMENT, NET AND LAND HELD FOR INVESTMENT
         Operating properties and equipment and land held for investment are recorded at cost. Depreciation for operating properties and equipment is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. The range of estimated useful lives for operating properties is 15 to 30 years and for equipment is 2 to 10 years.

         The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the first quarter of 1997. SFAS No. 121 requires companies to evaluate long-lived assets for impairment based on the undiscounted future cash flows of the asset. If a long-lived asset is identified as impaired, the value of the asset must be reduced to its fair value. The Company's operating properties and land holdings would be considered long-lived assets under this pronouncement. Adopting this statement did not have any material effect on the Company's financial position, results of operations or cash flows.

REVENUE RECOGNITION
         Interest income is comprised of interest received plus amortization of the discount between the carrying value of each mortgage loan held for investment or investment security and its unpaid principal balance using a methodology which results in a level yield.

         Revenues from sales of real estate (including the sales of land held for investment and operating properties) are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

         Management fees are recognized in income when they are earned and realization is reasonably assured.

         The Company applies the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" in accounting for sales of investment securities and other financial assets. This statement requires that transfers of financial and servicing assets be recognized as sales when control has been surrendered.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


INCOME TAXES
         Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

STOCK OPTION PLAN
         At November 30, 1998 and 1997, the Company had one stock option plan, which is described in Note 12. The Company grants stock options to certain employees for fixed numbers of shares with exercise prices not less than the fair value of the shares at the dates of grant. The Company accounts for the stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company applies the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS
         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997, and requires reclassification of comparative purpose financial statements for all earlier periods presented.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards regarding derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recorded as either an asset or liability on the balance sheet at their fair value, and that changes in the fair value be recognized currently in earnings unless specified criteria are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is still in the process of assessing the impact of implementing SFAS No. 133 on the Company's results of operations and financial position.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


RECLASSIFICATIONS
         Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

2.       ACQUISITION
         On February 18, 1998, the Company entered into an agreement to purchase from Pacific Harbor Capital, Inc., a wholly-owned subsidiary of PacifiCorp, controlling interests in a group of entities as well as certain direct partnership interests, known as the Affordable Housing Group ("AHG"), which own multi-family and senior housing rental properties, many of which qualify for Low-Income Housing Tax Credits under Section 42 of the Internal Revenue Code.

         On May 1, 1998, the Company completed the purchase of certain interests representing 36 of the properties. In June and September 1998, the Company completed the purchase of the remaining interests representing four and two properties, respectively. The aggregate amount of consideration was $81 million, plus the assumption of approximately $45 million of future equity commitments, and was financed primarily utilizing the Company's unsecured revolving credit facility. The acquisition has been accounted for under the purchase method of accounting and the cost of the acquisition has been allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. There was no goodwill associated with the transaction. The consolidated results of operations include the operations associated with the Company's interests in the 42 properties since their respective acquisition dates. See Note 16.

3.   RESTRICTED CASH


                                                                                      November 30,
                                                                               ---------------------------
          (IN THOUSANDS)                                                          1998             1997
                                                                               -----------      ----------
          Short-term investment securities                                     $    47,315          44,902
          Funds held in trust for asset purchases and development                    7,582          10,007
          Tenant security deposits                                                   1,367           1,728
                                                                               -----------      ----------
                                                                               $    56,264          56,637
                                                                               ===========      ==========

     The short-term investment securities at November 30, 1998 and 1997 are collateral for a letter of credit, which provides credit enhancement to $277.3 million of tax-exempt bonds. The bonds are secured by five high-rise Class A apartment buildings in NYC. The Company receives interest on the short-term investment as well as 600 basis points per year for providing the credit enhancement.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


4.   INVESTMENT SECURITIES

         Investment securities consist of investments in rated and unrated portions of various issues of CMBS. The Company classifies its CMBS as available-for-sale or held-to-maturity. All rated CMBS and a limited number of unrated CMBS are classified as available-for-sale. The remaining unrated CMBS are classified as held-to-maturity, as the Company has the ability and intent to hold these securities until maturity. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. The Company expects principal payments as early as 1999 and stated maturities extend to 2040. These securities are, in effect, subordinate to other securities of classes with earlier maturities. The annual principal repayments on a particular class are dependent upon collections on the underlying mortgages, affected by prepayments and extensions, and as a result, the actual maturity of any class of securities may differ from its stated maturity. The Company's investment securities have weighted average coupon rates ranging from 5.00% to 11.84%.

         These investments represent securities which are collateralized by pools of mortgage loans on commercial real estate assets located across the country. Concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographical areas and diversity among property types. In addition, the Company only invests in these securities when it performs significant due diligence analysis on the real estate supporting the underlying loans and when it has the right to select itself as special servicer for the entire securitization. As special servicer, the Company impacts the performance of the securitization by using its loan workout and asset management expertise to resolve non-performing loans.

         The Company's investment securities consisted of the following:

                                                     November 30,
                                             ----------------------------
    (IN THOUSANDS)                              1998             1997
                                             -----------      -----------
    Available-for-sale                       $   300,171          188,434
    Held-to-maturity                             133,986          116,226
                                             -----------      -----------
                                             $   434,157          304,660
                                             ===========      ===========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


5.       MORTGAGE LOANS, NET

                                               November 30,
                                     -----------------------------------
     (IN THOUSANDS)                      1998                1997
                                     ---------------     --------------
     Mortgage loans                  $     106,359            95,593
     Allowance for losses                   (2,948)           (2,038)
     Unamortized discounts                  (5,556)           (6,706)
                                     ---------------     --------------
                                     $      97,855            86,849
                                     ===============     ==============

         At November 30, 1998 and 1997, the balance of mortgage loans classified as held for sale were $75.7 million and $64.4 million, respectively, and classified as held for investment were $22.2 million and $22.4 million, respectively.

6.   OPERATING PROPERTIES AND EQUIPMENT, NET

                                                   November 30,
                                     -------------------------------------
     (IN THOUSANDS)                       1998                1997
                                     -----------------   -----------------
     Rental apartments               $       391,742              98,068
     Office buildings                        198,885              68,047
     Retail centers                           47,279              54,494
     Hotels                                   67,833              18,735
     Industrial buildings                     24,535               2,862
     Other                                    16,474              15,762
                                     -----------------   -----------------
        Total land and buildings             746,748             257,968
     Furniture, fixtures and
       equipment                              10,358               6,726
                                     -----------------   -----------------
                                             757,106             264,694
     Accumulated depreciation                (44,687)            (36,096)
                                     -----------------   -----------------
                                     $       712,419             228,598
                                     =================   =================

         The Company leases as lessor its retail, office and other facilities under non-cancelable operating leases with terms in excess of twelve months. The future minimum rental revenues under these leases subsequent to November 30, 1998 are as follows (in thousands): 1999 - $28,980; 2000 - $28,229; 2001 -
$23,538; 2002 - $20,724; 2003 - $15,821 and thereafter - $114,707.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


7.   INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

         Summarized financial information on a combined 100% basis related to the Company's significant partnerships accounted for by the equity method at November 30, 1998 and 1997 follows:


                                                                  November 30,
                                                          -----------------------------
     (IN THOUSANDS)                                          1998             1997
                                                          -------------   -------------
     Assets
          Cash                                            $    92,070            36,792
          Portfolio investments                               781,680           872,090
          Other assets                                         45,703            32,585
                                                          -------------   -------------
                                                          $   919,453           941,467
                                                          =============   =============
     Liabilities and equity
          Accounts payable and other liabilities          $    89,339            61,105
          Notes and mortgages payable                         204,854           385,115
          Equity of:
              The Company                                     199,328           164,065
              Others                                          425,932           331,182
                                                          -------------   -------------
                                                          $   919,453           941,467
                                                          =============   =============

     The equity of the Company in the partnerships' financial statements shown above exceeds the Company's recorded investment in and advances to the partnerships by $4.8 million and $4.7 million at November 30, 1998 and 1997, respectively, primarily due to purchase discounts. Portfolio investments consist primarily of commercial real estate, mortgage loans collateralized by commercial real estate and other investments.


                                                   Years Ended November 30,
                                          ---------------------------------------------
     (IN THOUSANDS)                             1998          1997            1996
                                             ------------  -------------   ------------
     Revenues                             $     410,938        213,238        257,062
     Costs and expenses                         246,285        125,693         87,629
                                             ------------  -------------   ------------
     Earnings of partnerships             $     164,653         87,545        169,433
                                             ============  =============   ============
     The Company's share of earnings      $      62,348         30,149         51,862
                                             ============  =============   ============


                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


         In connection with the Spin-off, Lennar transferred parcels of land to the Company and the Company transferred these parcels to Lennar Land Partners in exchange for a 50% partnership interest in Lennar Land Partners. At November 30, 1998 and 1997, the Company's investment in Lennar Land Partners was $99.7 million and $92.3 million, respectively. Lennar Land Partners is engaged in the acquisition, development and sale of land. LNR and Lennar have equal say on all major decisions with respect to Lennar Land Partners. LNR's by-laws require that a committee of LNR directors who have no relationship with Lennar approve all significant decisions with respect to Lennar Land Partners. Lennar manages the day-to-day activities of Lennar Land Partners under a management agreement. A portion of the outstanding debt of Lennar Land Partners and the debt of two second tier partnerships within Lennar Land Partners, amounting to $96.3 million at November 30, 1998, is guaranteed by the Company and Lennar.

         At November 30, 1998 and 1997, the Company's equity interests in all other significant partnerships ranged from 10% to 50%. These partnerships are involved in the acquisition and management of portfolios of real estate loans and properties. The Company shares in the profits and losses of these partnerships and, when appointed the manager of the partnerships, receives fees for the management and disposition of the assets.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


8.   MORTGAGE NOTES AND OTHER DEBTS PAYABLE


                                                                                            November 30,
                                                                                   --------------------------------
  (IN THOUSANDS)                                                                       1998               1997
                                                                                   ---------------     ------------
  SECURED DEBT WITHOUT RECOURSE TO THE COMPANY
     Mortgage notes on operating properties and land with fixed interest rates
        from 5.7% to 11.3%, due through April 2036                                 $       131,387           20,640
     Mortgage notes on operating properties and land with
         floating interest rates (4.9% to 10.8% at November 30,
         1998), due through December 2027                                                  109,259           21,998
     Mortgage warehouse facility with a floating interest rate of
        6.4% at November 30, 1998, secured by mortgage loans,
        due June 2000                                                                       78,950              -
      Term loan with a floating interest rate of 3.2% at November
        30, 1998, secured by CMBS, due January 1999                                          4,016              -

  SECURED DEBT WITH RECOURSE TO THE COMPANY
    Mortgage notes on operating properties and land with fixed
        interest rates from 7.3% to 8.0%, due through March 2004                            26,574           25,659
    Mortgage notes on operating properties and land with floating interest rates (4.0% to 9.1% at November 30, 1998), due
        through December 2010                                                               74,172           21,972
    Repurchase agreements with floating interest rates (6.5% to
        7.4% at November 30, 1998), secured by CMBS, due
        through December 1999                                                              215,676          177,386
    Revolving credit lines with floating interest rates (6.5% to
        7.1% at November 30, 1998), secured by CMBS and
        mortgage loans, due through November 2001                                           83,000          110,909

UNSECURED DEBT WITH RECOURSE TO THE COMPANY
     Revolving credit line with a floating interest rate of 6.9% at
          November 30, 1998, due December 2000                                              95,000              -
    Senior subordinated debt with a fixed interest rate of 9.4%,
        due March 2008                                                                     199,165              -
    Unsecured note payable to Lennar with a fixed interest rate
        of 10%, due December 1997                                                               -            12,607
                                                                                   ---------------     ------------
                                                                                   $     1,017,199          391,171
                                                                                   ===============     ============

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996

         Information concerning the Company's more significant debt instruments is as follows:

REVERSE REPURCHASE AGREEMENTS ("REPOS")
         The Company, through certain subsidiaries, has entered into two repo agreements through which it finances selected CMBS. The agreements have an aggregate commitment of $218 million under which $203 million was outstanding at November 30, 1998. Interest is variable, corresponds to the rating assigned to the CMBS and is based on a range of LIBOR plus 75 - LIBOR plus 175. One facility, which has an outstanding balance of $58 million at November 30, 1998, has been reduced to $38 million at February 22, 1999, and is expected to be repaid in full on its maturity date of April 20, 1999. The second facility, which has an outstanding balance of $145 million at November 30, 1998, is currently required to be reduced to $109 million in June 1999, to $72 million in September 1999 and paid in full in December 1999, unless otherwise extended. The Company has been replacing some of the availability under these repo facilities and expects to continue this process during 1999. If the Company is not able to fully replace these repos, it can repay them using availability under other existing credit facilities, cash flow generated from operations or asset sales.

         The Company also received seller financing in the form of a repo agreement for a specific CMBS transaction. This agreement has an outstanding balance of $12 million at November 30, 1998 and expires in September 1999. The Company expects to refinance or extend this facility on substantially the same terms as the existing agreement.

         The Company has guaranteed the obligations of its subsidiaries under these agreements and the agreements are collateralized by the CMBS.

SECURED REVOLVING CREDIT LINES
         The Company, through certain subsidiaries, has four revolving credit lines, including a mortgage warehouse facility, with an aggregate commitment of $313 million under which $162 million was outstanding at November 30, 1998. Interest is variable and is based on a range of LIBOR plus 75 - LIBOR plus 150. The lines are collateralized by CMBS and mortgage loans. The lines mature through 2001 and are expected to be refinanced or extended on substantially the same terms as the existing lines. The agreements also contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities. The Company has guaranteed the obligations of its subsidiaries under three of these agreements, representing $93 million of the $313 million commitment.

UNSECURED REVOLVING CREDIT NOTES PAYABLE
         The Company and certain of its subsidiaries, has a $200 million unsecured revolving credit agreement which, if the one year extension option is exercised, expires on December 31, 2001. At November 30, 1998, $95 million was outstanding and at February 22, 1999, $25 million was outstanding. Interest is calculated using a range of LIBOR plus 110 - LIBOR plus 175, which varies based on the Company's leverage and debt ratings. The interest is currently at LIBOR plus 125. The agreement contains certain financial tests and restrictive covenants, none of which are

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


currently expected to restrict the Company's activities.

UNSECURED SENIOR SUBORDINATED NOTES
         On March 19, 1998, the Company issued $200 million principal amount of unsecured senior subordinated notes due March 15, 2008. The notes were issued at a discount and had an effective interest rate of 9.445%. At November 30, 1998, the discount on the notes was $835,000. The stated interest rate is fixed at 9 3/8% and is payable semi-annually. The subordinated notes contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities.

         On January 20, 1999, the Company issued an additional $100 million principal amount of unsecured senior subordinated notes due January 15, 2009. The notes were issued at a discount of $1.5 million and had an effective interest rate of 10.75%. The stated interest rate is fixed at 10.5% and is payable semi-annually. The subordinated notes also contain substantially the same financial tests and restrictive covenants as the $200 million senior subordinated notes. The proceeds from the issuance of the subordinated notes were used to repay short-term floating rate debt and for general corporate purposes.

         The Company periodically enters into interest rate swap agreements to manage interest costs and hedge against risks associated with changing interest rates on specific debt instruments and recognizes interest differentials as adjustments to interest expense as the differentials occur. At November 30, 1998, the Company had five interest rate swap agreements outstanding with a total notional amount of $65.6 million, which will mature through 2013. These agreements fixed the variable rates to a weighted average rate of approximately 5.3%. The effect of the interest rate swap agreements on interest incurred during 1998 on the average cost of borrowings was approximately $.4 million and 0.6% for the year ended November 30, 1998.

         The aggregate principal maturities of mortgage notes and other debts payable subsequent to November 30, 1998, are as follows (in thousands): 1999 - $309,133; 2000 - $191,407; 2001 - $130,842; 2002 - $29,998; 2003 - $2,507 and
thereafter - $353,312.

All of the notes secured by land contain collateral release provisions.

9.       MINORITY INTERESTS

         Minority interests relate to the third party ownership interests in partnerships in which the Company has a controlling interest. For financial reporting purposes the partnerships' assets, liabilities and earnings are consolidated with those of the Company, and the other partners' interests in the partnerships are included in the Company's consolidated financial statements as minority interests. The primary component of minority interests at November 30, 1998 and 1997, representing $20.0 million and $18.9 million, respectively, relates to the Company's interest in a partnership which provides credit enhancement to $46.8 million in 1998 and $44.5 million in 1997 of a $277.3 million issue of tax-exempt bonds collateralized by commercial real estate. See
Note 3.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


10.      INCOME TAXES

         The provisions for income taxes consisted of the following for the years ended November 30, 1998, 1997 and 1996:


  (IN THOUSANDS)                            1998             1997             1996
                                         ------------     ------------    -------------
  Current
     Federal                             $    22,914           43,802           37,866
     Federal low-income
       housing tax credits                    (8,767)               -                -
     State                                     2,497            6,467            4,960
                                         ------------     ------------    -------------
                                              16,644           50,269           42,826
                                         ------------     ------------    -------------
  Deferred
     Federal                                  15,774          (18,432)         (12,337)
     State                                     1,805           (3,567)            (277)
                                         ------------     ------------    -------------
                                              17,579          (21,999)         (12,614)
                                         ------------     ------------    -------------
  Total expense                          $    34,223           28,270           30,212
                                         ============     ============    =============


                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences of the Company's deferred tax assets and liabilities at November 30, 1998 and 1997 are as follows:

                                                               November 30,
                                                   ---------------------------------
 (IN THOUSANDS)                                        1998                1997
                                                   -------------        ------------
 Deferred tax assets
     Reserves and accruals                       $      15,401                7,398
     Investment securities income                       23,887               19,091
     Investments in partnerships                        11,060               24,704
     Acquisition adjustments                             5,112               15,943
     Other                                               1,034                  277
                                                   -------------        -------------
       Total deferred tax assets                        56,494               67,413
                                                   -------------        -------------

 Deferred tax liabilities
     Capitalized expenses                                1,403                2,662
     Deferred gains                                     18,723               10,042
     Acquisition adjustments                            16,575               16,736
     Unrealized gain on
       available-for-sale securities                     6,638               13,143
     Other                                                 754                  856
                                                   -------------        -------------
       Total deferred tax liabilities                   44,093               43,439
                                                   -------------        -------------
 Net deferred tax asset                          $      12,401               23,974
                                                   =============        =============

         Based on management's assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

         A reconciliation of the statutory rate to the effective tax rate for the years ended November 30, 1998, 1997 and 1996 follows:


                                                  % of Pre-tax Income
                                        ----------------------------------------
                                           1998               1997         1996
                                        ----------------------------------------
 Federal statutory rate                       35.0           35.0          35.0
 Low-income housing tax credits               (8.2)             -             -
 State income taxes, net of
     federal income tax benefit                4.0            4.0           4.0
 Permanent differences and other, net          1.0              -             -
                                        -----------    -----------   -----------
          Effective rate                      31.8           39.0          39.0
                                        ===========    ===========   ===========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


         The Company was included in the consolidated federal income tax returns of Lennar through the date of the Spin-off. The Company's provision for federal and state income taxes in the accompanying consolidated statement of earnings for the periods prior to the Spin-off have been calculated based on the Company's income and temporary differences as if it filed a separate return. For the post Spin-off period, the provision for income taxes has been based on the stand-alone operations of the Company.

11.  FINANCIAL INSTRUMENTS

         The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 1998 and 1997, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash and accounts payable, which had fair values approximating their carrying values.


                                                                                November 30,
                                                          ---------------------------------------------------------
                                                                      1998                         1997
                                                          -----------------------------  --------------------------
                                                           Carrying           Fair        Carrying         Fair
(IN THOUSANDS)                                              Amount           Value         Amount         Value
                                                          ------------    -------------  ------------   -----------
Assets
    Mortgage loans                                        $    97,855          111,231        86,849        92,285
    Investment securities available-for-sale                  300,171          300,171       188,434       188,434
    Investment securities held-to-maturity                    133,986          184,840       116,226       153,517

Liabilities
     Mortgage notes and other debts payable               $ 1,017,199        1,007,069       391,171       391,171


         The following methods and assumptions were used by the Company in estimating fair values:

         Mortgage loans: The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by the Company on the basis of financial or other information.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


         Investment securities available-for-sale and held-to-maturity: The fair values are based on quoted market prices, if available. The fair values for instruments which do not have quoted market prices are estimated by the Company based on the acquisition price paid. The Company believes, however, that for instruments which do not have quoted market prices, higher fair values would be derived, for both 1998 and 1997, if the valuation was based on discounted expected future cash flows. The gross unrealized gains and losses for available-for-sale securities were (in thousands): $29,402 and $12,381 for 1998 and $33,918 and $218 for 1997, respectively. These unrealized gains and losses are included in the carrying amounts above. The gross unrealized gains and losses for held-to-maturity securities were (in thousands): $50,854 and $0 for 1998 and $37,291 and $0 for 1997, respectively.

         Mortgage notes and other debts payable: The fair value of fixed rate borrowings is based on discounting future cash flows using the Company's incremental borrowing rate. Variable rate borrowings are tied to market indices and thereby, approximate fair value.

12.  CAPITAL STOCK

PREFERRED STOCK
         The Company has 500,000 shares of authorized preferred stock, $10 par value. At November 30, 1998 and 1997, no shares of preferred stock were issued or outstanding. The preferred stock may be issued in series with any rights, powers and preferences which may be authorized by the Company's Board of Directors.

COMMON STOCK
         The Company has two classes of common stock. The common stockholders have one vote for each share owned in matters requiring stockholder approval and during the year ended 1998 received quarterly dividends of $.0125 per share. Class B common stockholders have ten votes for each share owned and during the year ended 1998 received quarterly dividends of $.01125 per share. Class B common stock can be converted into common stock at any time. Common stock cannot be converted into Class B common stock. As of November 30, 1998, Mr. Leonard Miller, a member of the Board of Directors, owned or controlled 9.9 million shares of Class B common stock, which represented approximately 75% of the voting power.

         During the year, the Company's Board of Directors approved a stock repurchase plan authorizing the Company to buy back up to 2,000,000 shares of its stock. As of November 30, 1998, the Company had purchased 550,900 shares.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


STOCK OPTION PLAN
         In connection with the Spin-off, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the granting of options to certain officers, employees and directors of the Company to purchase shares at prices not less than market value on the date of the grant. Options granted under the 1997 Plan will expire not more than 10 years after the date of grant, except that options granted to a key employee who is a 10% stockholder will expire not more than five years after the date of grant. The exercise price of each stock option granted under the 1997 Plan will be 100% of the fair market value of the common stock on the date the stock option is granted, except in the case of a key employee who is a 10% stockholder, in which case the option price may not be less than 110% of the fair market value of the common stock on the date the stock option is granted, and except as to stock options granted to replace Lennar stock options held by Lennar employees who became employees of the Company as a result of the Spin-off.

         A summary of the Company's stock option activity for the years ended November 30, 1998 and 1997 is as follows:

                                                         1998                                     1997
                                            -------------------------------          -------------------------------
                                                               Weighted                                Weighted
                                                               Average                                  Average
                                                Stock          Exercise                  Stock         Exercise
                                               Options          Price                   Options         Price
                                            --------------- ---------------          -------------- ----------------
Outstanding, beginning of year                   1,478,647          $20.06                       -                -
   Assumed at Spin-off                                   -               -                 409,647            $7.64
   Granted                                          86,000          $22.35               1,069,000           $24.82
   Forfeited                                        (8,000)         $26.04                       -                -
   Exercised                                          (986)         $11.97                       -                -
                                            ---------------                          --------------
Outstanding, end of year                         1,555,661          $20.19               1,478,647           $20.06
Exercisable, end of year                           217,129          $15.77                  61,203            $6.59
Weighted average fair value of
 options granted during the
 year under SFAS No. 123                             $7.93                                  $14.78


                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996



         The following table summarizes information about fixed stock options outstanding at November 30, 1998:

                                    Options Outstanding                                  Options Exercisable
                     ---------------------------------------------------          -----------------------------------
                                           Weighted
                          Number            Average        Weighted                    Number              Weighted
     Range of         Outstanding at       Remaining        Average                Outstanding at           Average
     Exercise          November 30,       Contractual      Exercise                 November 30,           Exercise
      Prices              1998               Life            Price                      1998                 Price
-------------------- ------------------ --------------- ----------------          ----------------- -----------------
    $3.98-$9.92                303,023            3.67            $5.45                     86,068             $5.29
   $11.97-$13.73                69,533            4.80           $12.56                     18,907            $12.24
   $15.31-$18.81                56,105            6.17           $16.06                      5,754            $16.10
   $23.09-$29.13             1,127,000            8.06           $24.83                    106,400            $24.86


         The Company has elected to account for its employee stock options under Accounting Principles Board ("APB") Opinion No. 25 and related Interpretations. No compensation expense is recorded under APB 25 because the exercise price of the Company's employee common stock options equaled the market price for the underlying common stock on the grant date.

         Under the terms of the Lennar 1991 Stock Option Plan (the "Lennar Option Plan"), participants in the Lennar Option Plan who exercise their options after the Spin-off (and who did not amend the terms of their options prior to the Spin-off to provide otherwise) will receive upon exercise of Lennar stock options both shares of Lennar common stock and LNR common stock. In connection with the Spin-off, the Company agreed to deliver shares of its common stock to participants in the Lennar Option Plan who exercise options and are entitled to LNR common stock. There were Lennar stock options outstanding at the time of the Spin-off which could entitle the holders to purchase up to 615,600 shares of LNR common stock. Of these options, 22,000 had been exercised as of November 30, 1998 and none had been exercised as of November 30, 1997. The Company does not receive any portion of the exercise price of the Lennar stock options.

         SFAS 123 requires "as adjusted" information regarding net earnings and net earnings per share to be disclosed for new options granted after fiscal year 1996. The Company determined this information using the fair value method of that statement. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model. The significant weighted average assumptions used were as follows for the years ended November 30, 1998 and 1997: expected dividend yield, .20%; calculated volatility rate, .45%; risk-free interest rate, 5.50%; and expected life of the option in years, 2-7 years.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996



         The estimated fair value of the options is recognized in expense over the options' vesting period for "as adjusted" disclosures. The net income per share "as adjusted" for the effects of SFAS No. 123 is not indicative of the effects on reported net income/loss for future years. For purposes of these calculations, the Company has excluded shares subject to options which are held by participants in the Lennar Option Plan, who are not employees and do not otherwise receive compensation from the Company. The Company's reported "as adjusted" information for the years ended November 30, 1998 and 1997 is as follows:



                                                                            Years Ended November 30,
                                                                           ---------------------------
                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      1998            1997
                                                                           -----------     -----------
                Net earnings                                               $   73,323          44,218
                Net earnings "As adjusted"                                 $   71,782          43,042

                Net earnings per share as reported - basic                      $2.04            1.22
                Net earnings per share "As adjusted"- basic                     $1.99            1.19

                Net earnings per share as reported - diluted                    $2.02            1.22
                Net earnings per share  "As adjusted" - diluted                 $1.98            1.19

         In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility.

         In December 1998, the Company provided employees with the opportunity to surrender some or all of their stock options in exchange for 70% of the number of options surrendered. Of the approximately 1,556,000 employee options outstanding in December 1998, 481,000 options which were exercisable at $24.73 per share were surrendered, in exchange for 336,700 shares at $17.31 per share. Had this exercise occurred at November 30, 1998, it would not have changed reported basic or diluted earnings per share.

EMPLOYEE STOCK OWNERSHIP PLAN /401(K) PLAN
         The Employee Stock Ownership Plan/401(k) Plan (the "Plan") provides shares of stock to employees who have completed one year of continuous service with the Company. All contributions for employees with five years or more of service are fully vested. Under the 401(k) portion of the Plan, employees may make contributions which are invested on their behalf, and the Company may also make contributions for the benefit of employees. The Company records as compensation expense an amount which approximates the vesting of the contributions to the Employee Stock Ownership portion of the Plan, as well as the Company's contribution to the 401(k) portion of the Plan. Amounts contributed by the Company to the Plan during 1998, 1997 and 1996 were immaterial.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


         Effective January 1, 1999, the Plan was amended and renamed the LNR Property Corporation Savings Plan (the "Savings Plan"). The Savings Plan differs from the Plan in that it provides (1) staggered vesting in the 401(k) portion of the plan to 100% vested after 5 years; (2) Company matching contributions made bi-weekly and based on a new formula; (3) employees with the opportunity to invest in Company stock through the 401(k) portion of the plan; and (4) immediate distribution of vested account balance upon leaving the Company.

 RESTRICTIONS ON PAYMENTS OF DIVIDENDS

         Other than as required to maintain the financial ratios and net worth requirements under certain revolving credit agreements, there are no restrictions on the payment of dividends on common stock by the Company. The cash dividends paid with regard to a share of Class B common stock in a calendar year may not be more than 90% of the cash dividends paid with regard to a share of common stock in that calendar year. One of the Company's major subsidiaries is also restricted on the payment of dividends to its parent company, LNR Property Corporation, under certain revolving credit and loan agreements.

13. RELATED PARTY TRANSACTIONS

         A member of the LNR Board of Directors has voting control of both LNR and Lennar. The Company leases office space to Lennar and its subsidiaries, and during the year ended November 30, 1998 recorded $1.0 million in rental revenue. Prior to the Spin-off, for the period December 1, 1996 through October 31, 1997 and for the year ended November 30, 1996, the Company provided a portion of Lennar's facilities on a rent-free basis. Lennar provides data processing services to the Company under an agreement which currently extends through July 1999. Costs for these services aggregated $204,000 for the year ended November 30, 1998 and $16,000 for the one month ended November 30, 1997.

         During the period December 1, 1996 through October 31, 1997, and for the year ended November 30, 1996, Lennar provided various general and administrative services to the Company including: data processing, treasury, legal, human resources, payroll, accounting, risk management and others. Costs for these services are designed to approximate the actual costs incurred by Lennar to render these services. Management believes the methods used to determine these costs are reasonable, however, such costs may not be representative of those which would be incurred if the Company had operated as an independent entity during the periods presented. Charges for these costs are included in general and administrative expenses and amounted to $3.3 million and $3.1 million for the period December 1, 1996 through October 31, 1997 and for the year ended November 30, 1996, respectively.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


14.  COMMITMENTS AND CONTINGENT LIABILITIES

         The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

         The Company is subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate as well as the management of partnerships and special servicing of CMBS in the routine conduct of its business.

         The Company is committed, under various letters of credit or other agreements, to provide certain guarantees. Outstanding letters of credit and guarantees under these arrangements totaled approximately $61.3 million and $56.2 million at November 30, 1998 and 1997, respectively.

         The Company leases certain premises and equipment under various noncancellable operating leases with terms expiring through 2003, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows (in thousands): 1999 - $637; 2000 - $562; 2001 - $365; 2002 - $326; and 2003 - $135.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


15.  QUARTERLY DATA (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)                        First           Second          Third          Fourth
                                                          ------------    ------------    ------------   -------------
1998

    Revenues                                              $    51,838           54,901          69,163         74,855

    Operating earnings                                    $    34,304           35,784          43,818         47,490

    Earnings before income taxes                          $    27,246           25,859          26,541         27,900

    Net earnings                                          $    16,620           16,954          19,098         20,651

    Net earnings per share - basic                        $      0.46             0.47            0.53           0.58

    Net earnings per share - diluted                      $      0.46             0.46            0.52           0.57


1997

    Revenues                                              $    44,760           44,411          43,368         34,944

    Operating earnings                                    $    27,166           29,150          26,689         16,067

    Earnings before income taxes                          $    20,357           22,758          19,168         10,205

    Net earnings                                          $    12,418           13,882          11,693          6,225


         Quarterly and year to date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


16.      SUPPLEMENTAL PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

         As described in Note 2, the Company acquired AHG during 1998. The following pro forma financial information has been prepared to provide additional information regarding financial results as if AHG had been acquired on December 1, 1997. The Company's historical financial information for 1998 includes $10.0 million in revenues, $2.1 million in operating losses and $4.0 million in net earnings for AHG. The pro forma information does not purport to be indicative of the results of operations which would actually have been reported if the transaction had occurred on the dates or for the periods indicated:

                                                          1998                                                   1998
                                                         Company            AHG             Pro Forma             Pro
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                Historical     Historical (g)      Adjustments           Forma
                                                      --------------- ----------------- ---------------       -----------
Revenues
  Rental income                                       $       73,200            12,678           (4,714)  (a)      81,164
  Equity in earnings of  partnerships                         62,348                             (1,078)  (a)      61,270
  Interest income                                             76,850               307                             77,157
  Gains on sales of:
      Real estate                                             26,818                                               26,818
      Investment securities                                    1,386                                                1,386
  Management and servicing fees                                9,260                                                9,260
  Other, net                                                     895             1,762              (84)  (a)       1,181
                                                                                                 (1,392)  (e)
                                                      --------------- ----------------- ---------------       -----------
        Total revenues                                       250,757            14,747           (7,268)          258,236

Costs and expenses
  Cost of rental operations                                   45,285             6,768           (2,284)  (a)      49,769
  General and administrative                                  29,240             1,648              250   (d)      31,138
  Depreciation                                                13,014             4,580           (1,682)  (a)      16,212
                                                                                                    300   (e)

  Minority interests                                           1,822              (828)             160   (a)       1,154
                                                      --------------- ----------------- ---------------       -----------
        Total costs and expenses                              89,361            12,168           (3,256)           98,273
                                                      --------------- ----------------- ---------------       -----------

Operating earnings                                           161,396             2,579           (4,012)          159,963
Interest expense                                              53,850             6,560           (2,042)  (a)      59,492
                                                                                                  2,337   (b)
                                                                                                 (1,137)  (c)
                                                                                                    (76)  (e)
                                                      --------------- ----------------- ---------------       -----------
Earnings before income taxes                                 107,546            (3,981)          (3,094)          100,471

Income tax benefit / (expense)                               (34,223)            9,005             (579)  (a)     (24,590)
                                                                                                  1,207   (f)
                                                      --------------- ----------------- ---------------       -----------
Net earnings                                          $       73,323             5,024           (2,466)           75,881
                                                      =============== ================= ===============       ===========
Net earnings per share - basic                        $         2.04                                                 2.11
                                                      ===============                                         ===========
Net earnings per share - diluted                      $         2.02                                                 2.09
                                                      ===============                                         ===========


                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1998, 1997 AND 1996


         Adjustments to the historical results to arrive at the pro forma results are as follows:

(a) Represents adjustments to reflect the interests in ten properties which are accounted for by the equity method that were consolidated in the AHG financial statements. This also includes the removal of one property which was part of AHG's historical financial statements which was not acquired by the Company.

(b) Represents interest expense on debt incurred in connection with the acquisition of AHG.

(c) Represents the elimination of interest expense from AHG's former parent company on intercompany balances.

(d) Represents incremental costs associated with establishing certain administrative and support activities that were previously provided by AHG's former parent company.

(e) Represents the income statement effect of adjustment of the carrying value of AHG's assets and liabilities to fair market value on the acquisition date.

(f) Represents the estimated income tax effect of the pro forma adjustments at the Company's effective tax rate of 39%, before consideration of the tax credits.

(g) The AHG historical column includes the results of operations from the 42 properties for the period during 1998 which was prior to their acquisition by the Company. For the 36 properties acquired on May 1, 1998, this column includes financial results through April 30, 1998. In the case of the properties acquired effective June 1, 1998, this column includes financial results through May 31, 1998. For the two properties acquired effective September 1, 1998, this column includes financial results through August 31, 1998.