Form 10-K, Exhibit 13
period 1999-11-30
LNR PROPERTY CORP
filed 2000-02-28
CIK 1043044

EXHIBIT 13.1

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The Company's common stock currently is listed on the New York Stock Exchange under the symbol LNR. The following table sets forth the range of the high and low closing prices reported on the New York Stock Exchange composite tape for each period indicated.

                                HIGH                LOW
                          -------------------------------------
                                          1999
                          -------------------------------------
           First Quarter       $22 1/2            $16 7/8
          Second Quarter       $20 5/8            $18 1/16
           Third Quarter       $23 15/16          $18 9/16
          Fourth Quarter       $20 3/8            $17 5/8

                                          1998
                          -------------------------------------
           First Quarter       $26 11/16          $21 1/4
          Second Quarter       $29 7/8            $24 1/4
           Third Quarter       $26 1/8            $15 1/2
          Fourth Quarter       $19 1/2            $12 1/2

At January 28, 2000, there were approximately 4,100 stockholders of record of the Company's common stock. During each of the four quarters in 1999 and 1998, the Company declared and paid cash dividends of $.0125 per common share and $.01125 per Class B common share.

ITEM 6.  SELECTED FINANCIAL DATA

The following table contains selected consolidated financial information about the Company. The selected financial data should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Annual Report.

                                                                   Years Ended November 30,
                                           --------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)          1999             1998           1997            1996          1995
                                           --------------    -----------     ----------     -----------    ----------
RESULTS OF OPERATIONS (1)
      Revenues
         Real estate properties         $        194,527        148,205         76,371          63,565        67,214
         Real estate securities                  107,315         58,273         39,540          25,194        15,358
         Real estate loans                        46,158         44,279         51,572          74,677        50,243
                                           --------------    -----------     ----------      ----------    ----------
             Total revenues             $        348,000        250,757        167,483         163,436       132,815
                                           ==============    ===========     ==========      ==========    ==========

      EBITDA (2)                        $        235,635        179,286        126,282         114,013        91,662
      Interest expense                            83,909         53,850         26,584          20,513        14,692
      Net earnings                                95,560         73,323         44,218          47,255        40,508

      Per share amounts
        Net earnings -  basic           $           2.68           2.04           1.22           -             -
        Net earnings  - diluted                     2.63           2.02           1.22           -             -
        Cash dividends                              0.05           0.05         0.0125  (3)      -             -

                                                                         November 30,
                                         ----------------------------------------------------------------------------
                                            1999             1998             1997             1996          1995
                                         ------------     ------------     ------------     -----------    ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL POSITION (1)
      Total assets                    $    2,283,001        1,743,805        1,023,337         752,968       652,400
      Assets by business segment
         Real estate properties            1,264,191          985,678          424,610         304,279       280,862
         Real estate securities              628,750          443,564          319,517         263,842       163,292
         Real estate loans                   272,648          206,449          178,395         153,426       161,652

      Total debt                           1,403,401        1,017,199          391,171         354,406       252,256
      Parent Company investment               -                -                -              367,048       370,903
      Stockholders' equity                   710,332          618,979          569,088          -              -
      Stockholders' equity per share           20.18            17.39            15.75          -              -

      Shares outstanding
         Common stock                         25,142           24,852           25,144          -              -
         Class B common stock                 10,058           10,748           10,984          -              -
                                         ------------     ------------     ------------     -----------    ----------
             Total                            35,200           35,600           36,128          -              -
                                         ============     ============     ============     ===========    ==========

------------
(1) LNR Property Corporation was formed in June 1997 and spun-off from Lennar Corporation on October 31, 1997. The above information has been prepared and presented to reflect the Company as a separate consolidated group for the periods presented. Results of operations for periods prior to October 31, 1997 and historical cost bases of assets and liabilities have been extracted from Lennar Corporation's financial statements.

(2) EBITDA is defined as earnings before interest, taxes, depreciation, amortization and cash interest received on CMBS in excess of interest income recognized.

(3) 1997 dividends reflect only the dividend declared and paid in the fourth quarter.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS INFORMATION WHICH CONSTITUTES FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES. THE FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD LOOKING STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDE
(I) CHANGES IN INTEREST RATES, (II) CHANGES IN DEMAND FOR COMMERCIAL REAL ESTATE NATIONALLY, IN AREAS IN WHICH THE COMPANY OWNS PROPERTIES, OR IN AREAS IN WHICH PROPERTIES SECURING MORTGAGES DIRECTLY OR INDIRECTLY OWNED BY THE COMPANY ARE LOCATED, (III) INTERNATIONAL, NATIONAL OR REGIONAL BUSINESS CONDITIONS WHICH AFFECT THE ABILITY OF MORTGAGE OBLIGORS TO PAY PRINCIPAL OR INTEREST WHEN IT IS DUE, AND (IV) THE CYCLICAL NATURE OF THE COMMERCIAL REAL ESTATE BUSINESS.

OVERVIEW

LNR Property Corporation (the "Company") is engaged primarily in (i) acquiring, developing, managing and repositioning commercial and multi-family residential real estate properties, (ii) acquiring (often in partnership with financial institutions or real estate funds) and managing portfolios of mortgage loans and other real estate related assets, (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS") as to which the Company has the right to be special servicer, and (iv) making high yielding real estate related loans and equity investments. For the following discussion, these businesses are grouped as follows: (a) real estate properties, (b) real estate securities and (c) real estate loans.

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

During 1998, the Company entered the business of owning, developing and syndicating multi-family and senior housing residential rental communities, which qualify for Low-Income Housing Tax Credits, by acquiring from Pacific Harbor Capital, Inc., a wholly-owned subsidiary of PacifiCorp, controlling interests in a group of entities, as well as certain direct partnership interests, known as the Affordable Housing Group ("AHG"). As of November 30, 1999, AHG had ownership interests in approximately 8,300 multi-family and senior housing rental communities (60 properties), many of which qualify for Low-Income Housing Tax Credits under Federal tax laws. These tax credits can be used to increase the Company's after-tax income or may be sold to others.

The following is a summary of the Company's results of operations for the years ended November 30, 1999, 1998 and 1997 after allocating among the core business segments certain non-corporate general and administrative expenses. The Company's business segment reporting has been modified effective with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" on November 30, 1999. Prior year numbers have been restated to conform to the modified business segment reporting.

(IN THOUSANDS)                   1999           1998           1997
                              ---------      ---------      ---------
Revenues
   Real estate properties     $ 194,527        148,205         76,371
   Real estate securities       107,315         58,273         39,540
   Real estate loans             46,158         44,279         51,572
                              ---------      ---------      ---------
Total revenues                  348,000        250,757        167,483
                              ---------      ---------      ---------

Operating expenses
   Real estate properties       100,772         66,049         45,024
   Real estate securities         8,183          3,476          1,619
   Real estate loans              7,638          8,139          3,671
   Corporate and other           16,598         11,697         18,097
                              ---------      ---------      ---------
Total operating expenses        133,191         89,361         68,411
                              ---------      ---------      ---------

Operating earnings
   Real estate properties        93,755         82,156         31,347
   Real estate securities        99,132         54,797         37,921
   Real estate loans             38,520         36,140         47,901
   Corporate and other          (16,598)       (11,697)       (18,097)
                              ---------      ---------      ---------
Total operating earnings        214,809        161,396         99,072
                              ---------      ---------      ---------

Interest expense                 83,909         53,850         26,584
Income tax expense               35,340         34,223         28,270
                              ---------      ---------      ---------
Net earnings                  $  95,560         73,323         44,218
                              =========      =========      =========

RESULTS OF OPERATIONS

YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

Net earnings for the year ended November 30, 1999 were $95.6 million, or $2.68 per share ($2.63 per share diluted), a 30% increase over prior year net earnings of $73.3 million, or $2.04 per share ($2.02 per share diluted). The increase in earnings was primarily due to (i) higher gains on sales of real estate properties, (ii) an increase in interest income and servicing fees derived from the Company's growing CMBS portfolio, which continues to perform above original expectations, (iii) increased net operating income from a larger portfolio of stabilized properties and (iv) a lower effective tax rate due to the AHG acquisition. These increases were partially offset by (i) lower earnings from Lennar Land Partners ("LLP") due to fewer land sales in the fourth quarter of 1999, (ii) an increase in depreciation expense due to the growth of the Company's real estate portfolio and (iii) an increase in interest expense due to increased borrowing levels to finance purchases of real estate, CMBS and loans.

Operating earnings were generated from the Company's three main business lines in the following proportions: 40% from real estate properties, 43% from real estate securities and 17% from real estate loans. This compares with 47%, 32% and 21%, respectively, for the prior year. The shift in these percentages from 1998 to 1999 is primarily the result of higher earnings from the Company's growing CMBS portfolio.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Net earnings for the year ended November 30, 1998 were $73.3 million, or $2.04 per share ($2.02 per share diluted), a 66% increase over prior year net earnings of $44.2 million, or $1.22 per share ($1.22 per share diluted). The increase in earnings was primarily due to (i) an increase in the equity in earnings from LLP which contributed $44.6 million to operating earnings in 1998, (ii) an increase in interest income and servicing fees derived from the Company's growing CMBS portfolio, (iii) higher gains on sales of real estate properties and (iv) a lower effective tax rate due to the AHG acquisition. These increases were partially offset by (i) lower earnings from older partnership investments which were winding down and (ii) an increase in interest expense due to increased borrowing levels to finance purchases of real estate, CMBS and the AHG acquisition.

Operating earnings were generated from the Company's three main business lines in the following proportions: 47% from real estate properties, 32% from real estate securities and 21% from real estate loans. This compares with 27%, 32% and 41%, respectively, for the prior year. The shift in these percentages from 1997 to 1998 is primarily the result of higher gains on property sales, including the Company's share of joint venture gains and lower earnings from older partnership investments in non-performing real estate loans.

REAL ESTATE PROPERTIES

(IN THOUSANDS)                                 1999            1998            1997
                                            ----------     ----------      ----------
Rental income                               $   95,391         73,200          56,334
Gains on sales of real estate                   67,187         26,818          18,076
Equity in earnings of partnerships              31,281         47,822           1,558
Management fees                                    668            365             403
                                            ----------     ----------      ----------
   Total revenues                              194,527        148,205          76,371
                                            ----------     ----------      ----------

Cost of rental operations                       53,881         45,285          35,767
Other operating expenses                        16,685          8,106           2,955
Minority interests                               2,813           (356)            242
Depreciation                                    27,393         13,014           6,060
                                            ----------     ----------      ----------
   Total operating expenses                    100,772         66,049          45,024
                                            ----------     ----------      ----------
   Operating earnings                       $   93,755         82,156          31,347
                                            ==========     ==========      ==========

Balance sheet data:

Operating properties and equipment, net     $  982,230        712,419         228,598
Land held for investment                       126,047        140,048          83,297
Investments in and advances to
   partnerships                                155,914        133,211         112,715
                                            ----------     ----------      ----------
   Total segment assets                     $1,264,191        985,678         424,610
                                            ==========     ==========      ==========

Real estate properties include apartments, office buildings, shopping centers, hotels, industrial facilities and land that the Company acquires and develops, redevelops or repositions. It also includes the Company's 50% interest in LLP, a partnership engaged in the acquisition, development and sale of land. Total revenues from real estate properties include rental income from operating properties, gains on sales of those properties, equity in earnings of partnerships that own and operate real estate properties and fees earned from managing those partnerships. Operating expenses include the direct costs of operating the real estate properties, the related depreciation and the overhead associated with managing the properties and partnerships.

YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

Overall, operating earnings from real estate properties increased to $93.8 million for the year ended November 30, 1999 from $82.2 million in 1998. Earnings were higher primarily due to higher gains on sales of real estate and increased net operating income from stabilized properties, offset to some degree by greater depreciation expense and other operating expenses. Continued strength in the real estate economy in 1999 contributed to strong demand for, and high prices achieved from, the sale of the Company's real estate properties.

Total rental income increased to $95.4 million for the year ended November 30, 1999 from $73.2 million in 1998. In 1999 and 1998, respectively, rental income consisted of $42.7 million and $29.2 million from commercial properties (office, retail and industrial), $14.1 million and $19.9 million from market-rate multi-family residential properties, $20.7 million and $10.6 million from low-income multi-family residential communities, and $17.9 million and $13.5 million from hotels and other properties. The increases were primarily due to continued acquisitions of real estate properties and the inclusion of the AHG properties for a full year in 1999. Overall average occupancy and rental rates were similar in the two years for stabilized operating properties. Cost of rental operations increased to $53.9 million for the year ended November 30, 1999 from $45.3 million in 1998 due to the inclusion of the AHG properties for a full year in 1999 and acquisitions of other new properties.

Net rental income increased by $13.6 million, or 49%, for the year ended November 30, 1999 over the prior year. Of this increase, 68% was due to net rental income increases from stabilized market-rate properties and the rest of the increase was due to the affordable housing business.

The net book value of operating properties and equipment at November 30, 1999 and the net operating income for the year then ended with regard to various types of property owned by the Company, were as follows:

                                                                                      Net
                                                                                   Operating     NOI as a %
                                                    Net Book        Occupancy       Income      of Net Book
(IN THOUSANDS, EXCEPT PERCENTAGES)                    Value           Rate         (NOI) (1)        Value
                                                  -------------- --------------- -------------- --------------
Stabilized operating properties
         Commercial                                   $ 245,138       92%             $ 34,110       14%
         Multi-family                                     2,703       99%                  387       14%
         Hotel and other                                 33,347       64%                3,579       11%
                                                  --------------                 -------------- --------------
                                                        281,188                         38,076       14%

Under development or repositioning
         Commercial                                     186,582                          3,913
         Multi-family                                   195,613                            647
         Hotel                                           47,785                              -
                                                  --------------                 --------------
                                                        429,980                          4,560
                                                  --------------                 --------------
Total market-rate operating properties                  711,168                         42,636

AHG multi-family properties
         Stabilized (2)                                 158,075       96%               10,024        6%
         Development                                    102,300                              -
                                                  --------------                 --------------
Total AHG multi-family properties                       260,375                         10,024

Furniture, fixtures and equipment                        10,687                              -
                                                  --------------                 --------------
Total operating properties and equipment, net         $ 982,230                       $ 52,660
                                                  ==============                 ==============

-------------------
(1) Annualized NOI for purposes of this schedule is rental income less cost of rental operations before commissions, repairs and maintenance and non-operating expenses.

(2) NOI and NOI as a percentage of net book value excludes the annualized effect of tax credits and other related tax deductions; if included, NOI and NOI as a percentage of net book value would have been $23,625 and 15%, respectively, on a pre-tax basis.

As of November 30, 1999, approximately 40% of the Company's market-rate operating properties, based on net book value, had reached stabilized occupancy levels and were yielding in total 14% on net book cost. The decrease in NOI as a percentage of net book value from 18% in 1998 to 14% in 1999 is primarily due to the sale of four older, more mature stabilized multi-family properties in 1999, which are discussed below, and the acquisition of several commercial properties in 1999 where the Company believes it can further improve operating income. The anticipated improvements in the earnings of the unstabilized market-rate operating properties are not expected to be recognized until future periods.

Pre-tax operating margins for the AHG communities, which qualify for Low-Income Housing Tax Credits, are generally lower than for market-rate rentals. However, the Company receives its desired yield from these investments after adding in the impact of lower income taxes as a result of the tax credits and other related tax deductions.

During the year, the Company completed several real estate sales resulting in gains of $67.2 million, compared with $26.8 million during 1998. The most significant sale involved a $61 million cash sale of four stabilized multi-family communities in Florida, consisting of 1,520 apartments.

Although the Company sold real estate with carrying values of $182.5 million during 1999 ($72.2 million of which relates to the syndication of certain AHG communities), the total book value of operating properties and equipment and land held for investment increased by $255.8 million during the year, primarily as a result of approximately $483.4 million in acquisitions and property development expenditures. A majority of those acquisitions were for operating properties which were being developed or where the Company believed it could improve net operating earnings and/or ultimate sales value, although there can be no assurance that it will be successful.

Equity in earnings of partnerships decreased to $31.3 million for the year ended November 30, 1999 from $47.8 million in 1998. The decrease was primarily due to lower equity in earnings of real estate property partnerships, primarily LLP, as a result of decreased sales of the partnerships' underlying real estate. The Company's equity in LLP earnings was $31.6 million for the year ended 1999, compared with $44.6 million in 1998.

Other operating expenses, which represent an allocation of salary, professional and other administrative expenses, increased to $16.7 million for the year ended November 30, 1999, compared to $8.1 million in 1998. These increases were due to additional personnel and administrative costs necessary to support the growth in the Company's real estate property portfolio.

Depreciation expense increased to $27.4 million for the year ended November 30, 1999 from $13.0 million in 1998. This increase was due to growth in the operating property portfolio, with approximately 35% of the increase resulting from the affordable housing business.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Overall, operating earnings from real estate properties increased to $82.2 million for the year ended November 30, 1998 from $31.3 million in 1997. Earnings were higher primarily due to gains on sales of real estate properties, higher equity in earnings of real estate partnerships and increases in net rental income. The strong real estate economy and liquid capital markets, particularly during the first three quarters of 1998, contributed to the strong demand for, and high prices achieved from, the Company's real estate properties.

Total rental income increased to $73.2 million for the year ended November 30, 1998 from $56.3 million in 1997. In 1998 and 1997, respectively, rental income consisted of $29.2 million and $27.0 million from commercial properties (office, retail and industrial), $19.9 million and $19.5 million from market-rate multi-family residential properties, $10.6 million and zero from low-income multi-family residential communities, and $13.5 million and $9.8 million from hotels and other properties. The increases were primarily due to acquisitions of new properties in the latter part of 1997 and during 1998 and the AHG acquisition. Overall average occupancy and rental rates were similar in the two years for stabilized operating properties. Cost of rental operations increased to $45.3 million for the year ended November 30, 1998 from $35.8 million in 1997 due to the AHG acquisition and acquisitions of other new properties. Net rental income increased by 36% over the prior year as the net rental income increases from newly acquired, developed or repositioned properties more than offset the net rental income from the properties sold.

Results for the year ended November 30, 1998 include $4.9 million of net rental income from operations on the AHG properties that closed during the year. Pre-tax operating margins for properties, such as the AHG properties, that qualify for Low-Income Housing Tax Credits are generally lower than for market-rate rentals. However, the Company receives its desired yield from these investments after adding in the impact of lower income taxes as a result of the tax credits and other related tax deductions.

The net book value of operating properties and equipment at November 30, 1998 and the net operating income for the year then ended with regard to various types of property owned by the Company, were as follows:

                                                                                      Net
                                                                                   Operating     NOI as a %
                                                    Net Book        Occupancy       Income      of Net Book
(IN THOUSANDS, EXCEPT PERCENTAGES)                    Value           Rate         (NOI) (1)        Value
                                                  -------------- --------------- -------------- --------------
Stabilized operating properties
         Commercial                                   $ 128,361       99%             $ 19,317       15%
         Multi-family                                    28,164       92%                7,586       27%
         Hotel and other                                 32,815       71%                6,249       19%
                                                  --------------                 -------------- --------------
                                                        189,340                         33,152       18%
Under development or repositioning
         Commercial                                     144,653                          2,688
         Multi-family                                   111,811                          5,509
         Hotel                                           31,872                              -
                                                  --------------                 --------------
                                                        288,336                          8,197
                                                  --------------                 --------------
Total market-rate operating properties                  477,676                         41,349

AHG multi-family properties
         Stabilized (2)                                 174,120       96%                8,220        5%
         Development                                     55,009                              -
                                                  --------------                 --------------
Total AHG multi-family properties                       229,129                          8,220

Furniture, fixtures and equipment                         5,614                              -
                                                  --------------                 --------------
Total operating properties and equipment, net         $ 712,419                       $ 49,569
                                                  ==============                 ==============

---------------------
(1) Annualized NOI for purposes of this schedule is rental income less cost of rental operations before commissions, repairs and maintenance and non-operating expenses.

(2) NOI and NOI as a percentage of net book value excludes the annualized effect of tax credits and other related tax deductions; if included, NOI and NOI as a percentage of net book value would have been $20,591 and 12%, respectively, on a pre-tax basis.

As of November 30, 1998, approximately 40% of the Company's market-rate operating properties, based on net book value, had reached stabilized occupancy levels and were yielding in total 18% on net book cost.

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

Equity in earnings of partnerships increased to $47.8 million for the year ended November 30, 1998 from $1.6 million in 1997. This increase was almost entirely attributable to the results of LLP, which contributed $44.6 million to equity in earnings in 1998.

Other operating expenses increased to $8.1 million for 1998 from $3.0 million for 1997 primarily due to the increase in personnel and administrative costs associated with increasing the real estate portfolio, which grew 132% during 1998.

Depreciation expense increased to $13.0 million for the year ended November 30, 1998 from $6.1 million in 1997. This increase is directly attributable to the increase in the Company's operating property portfolio, 47% of which is related to the acquisition of the affordable housing business.

REAL ESTATE SECURITIES

(IN THOUSANDS)                                    1999         1998          1997
                                                --------     --------      --------
Interest income                                 $ 87,590       56,160        29,919
Equity in earnings (losses) of partnerships        4,077       (5,450)           --
Gains on sales of investment securities            6,056        1,386         5,359
Management and servicing fees                      9,592        6,177         4,262
                                                --------     --------      --------
   Total revenues                                107,315       58,273        39,540
                                                --------     --------      --------
Operating expenses                                 7,502        3,476         1,619
Minority interest                                    681           --            --
                                                --------     --------      --------
   Total operating expenses                        8,183        3,476         1,619
                                                --------     --------      --------
   Operating earnings                           $ 99,132       54,797        37,921
                                                ========     ========      ========
Balance sheet data:

Investment securities                           $510,920      434,157       304,660
Investments in and advances to partnerships       90,148           --            --
Other investments                                 27,682        9,407        14,857
                                                --------     --------      --------
   Total segment assets                         $628,750      443,564       319,517
                                                ========     ========      ========

Real estate securities include unrated and non-investment grade rated subordinated CMBS which are collateralized by pools of mortgage loans on commercial and multi-family residential real estate properties. It also includes the Company's investment in a partnership that invests in CMBS, as well as several small investments in entities in related businesses. Total revenues from real estate securities include interest income, equity in the earnings of the partnership that owns real estate securities, gains on sales of those securities, servicing fees from acting as special servicer for CMBS transactions and fees earned from managing the partnership. Operating expenses include the overhead associated with managing the investments and partnership and costs of the special servicing responsibilities.

YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

Overall operating earnings from real estate securities increased to $99.1 million for the year ended November 30, 1999 from $54.8 million in 1998. Earnings were higher primarily due to the growth of the Company's CMBS portfolio to a book value of $510.9 million (face amount of $1.2 billion) at November 30, 1999 from a book value of $434.2 million (face amount of $1.0 billion) at November 30, 1998 and greater recognition of earnings due to actual CMBS performance exceeding original expectations.

In recording CMBS interest income, the Company records interest received plus the amortization of the difference between the carrying value and the face amount of the securities to achieve a level yield. To date, this has resulted in less recognition of interest income than interest received. The excess interest received is applied to reduce the Company's investment. The Company's initial and ongoing estimates of its returns on CMBS investments are based on a number of assumptions that are subject to certain business and economic conditions, the most significant of which is the timing and magnitude of credit losses on the underlying mortgages.

Actual loss experience to date, particularly for older transactions (3 to 6 years in age) is significantly lower than originally underwritten by the Company. Therefore, changes to original estimated yields have resulted, and the Company believes should continue to result, in improved earnings from these transactions. The Company believes these improvements resulted from (i) its having conservatively underwritten these transactions, (ii) its loan workout and real estate expertise and (iii) a strong real estate economy. However, the positive experience on these older transactions will not necessarily translate into yield improvements on newer investments.

During the year ended November 30, 1999, the Company acquired $421.0 million face amount of CMBS for $192.8 million, increasing the book value of its portfolio to $510.9 million from $434.2 million at November 30, 1998. The following is a summary of the CMBS portfolio held by the Company at November 30, 1999:

                                            Weighted                                 Weighted     Weighted
                                             Average                       % of       Average      Average
                                 Face       Interest                       Face        Cash          Book
                                Amount        Rate        Book Value      Amount     Yield (1)    Yield (2)
                            -------------- ------------ --------------- ----------- ------------ ----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
BB rated or above              $240,053        7.22%       $185,071        77.1%        9.5%        12.4%
B rated                         268,321        6.62%        159,520        59.5%       11.1%        12.4%
Unrated                         712,298        7.32%        167,828        23.6%       29.9%        23.7%
Unrealized losses on
  securities and other                -                      (1,499)
                            --------------              ---------------
Total CMBS
  portfolio (3)              $1,220,672        7.20%       $510,920        41.9%       16.7%        16.1%
                            ==============              ===============

--------------------
(1) Cash yield is determined by annualizing the actual cash received during the month of November 1999, and dividing the result by the book value at November 30, 1999.

(2) Book yield is determined by annualizing the interest income for the month of November 1999, and dividing the result by the book value at November 30, 1999.

(3)  This table excludes CMBS owned through non-consolidated partnerships.

Equity in earnings of partnerships primarily represents the Company's participation in a venture, Madison Square Company LLC ("Madison"), which was formed in April 1999. The Company's investment in Madison continued to increase as the venture grew its CMBS portfolio throughout 1999. Since formation, the venture has acquired approximately $1.7 billion of assets. The Company's investment in the venture as of the end of the year was approximately $90 million out of a total commitment by the Company of $125 million. In addition to its investment in the venture the Company also maintains a significant ongoing role in the venture, for which it earns fees, both as the special servicer for the purchased CMBS transactions and as the provider of management services for the venture. Madison contributed approximately $6.6 million of equity in earnings of partnerships to the real estate securities line of business for the year ended November 30, 1999.

The $6.1 million of gains on sales of investment securities in 1999 represents the sale of 200,000 shares of common stock in Bank United Corporation ("BNKU"). Early in 1999, the Company received approximately 617,000 shares of BNKU stock in the form of a distribution from one of its partnerships. At November 30, 1999, the Company had a remaining investment of approximately 417,000 shares of BNKU stock which had a market value in excess of book cost on that date of approximately $13.2 million.

Management and servicing fees increased to $9.6 million from $6.2 million in 1998. These fees increased because of an increased number of CMBS mortgage pools (55 at November 30, 1999 versus 44 at November 30, 1998) for which the Company acts as special servicer.

Operating expenses increased to $7.5 million in 1999 from $3.5 million for the year ended November 30, 1998 primarily due to increases in personnel and out-of-pocket expenses directly related to the growth of the CMBS business.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Overall operating earnings from real estate securities increased to $54.8 million for the year ended November 30, 1998 from $37.9 million in 1997. Earnings were higher primarily due to the growth of the Company's CMBS portfolio and greater recognition of earnings due to actual CMBS performance exceeding original expectations.

During the twelve months ended November 30, 1998, the Company purchased $308.0 million face amount of securities for approximately $159.8 million, increasing the book value of its portfolio to $434.2 million from $304.7 million at November 30, 1997. The following is a summary of the CMBS portfolio held by the Company at November 30, 1998:

                                            Weighted                                 Weighted     Weighted
                                             Average                       % of       Average      Average
                                 Face       Interest                       Face        Cash          Book
                                Amount        Rate        Book Value      Amount     Yield (1)    Yield (2)
                            -------------- ------------ --------------- ----------- ------------ ----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
BB rated or above              $ 120,275       8.40%       $ 103,134       85.7%        9.9%        13.7%
B rated                          219,927       7.26%         156,191       71.0%       10.2%        13.0%
Unrated                          644,115       6.86%         158,606       24.6%       29.0%        23.2%
Unrealized gains on
securities and other                   -                      16,226
                             -------------              ---------------
Total CMBS
portfolio                      $ 984,317       7.11%       $ 434,157       44.1%       17.3%        17.0%
                             =============              ===============

-----------------
(1) Cash yield is determined by annualizing the actual cash received during the month ended November 30, 1998, and dividing the result by the book value at November 30, 1998.
(2) Book yield is determined by annualizing the interest income for the month of November 30, 1998, and dividing the result by the book value at November 30, 1998.

Equity in losses of partnerships of $5.5 million represents an adjustment in basis of one of the Company's non-CMBS investments.

Gains on sales of investment securities decreased from the prior year. In 1997 the Company recognized $5.4 million in gains from sales of CMBS primarily as a result of a Re-REMIC securitization transaction. The Re-REMIC transaction was the securitization of the cash flows from pre-existing CMBS bonds. The Company had no comparable transaction in 1998.

Management and servicing fees increased to $6.2 million from $4.3 million in 1997. These fees increased because of an increased number of CMBS mortgage pools (44 at November 30, 1998 versus 36 at November 30, 1997) for which the Company acts as special servicer.

Operating expenses increased to $3.5 million in 1998 from $1.6 million for the year ended November 30, 1997 primarily due to increases in personnel and out-of-pocket expenses related to the growth of the CMBS business.

REAL ESTATE LOANS

(IN THOUSANDS)                                    1999         1998         1997
                                                --------     --------     --------
Interest income                                 $ 18,874       20,690       11,527
Equity in earnings of partnerships                21,700       19,976       28,591
Management fees                                    5,080        2,718        8,720
Other income                                         504          895        2,734
                                                --------     --------     --------
   Total revenues                                 46,158       44,279       51,572
                                                --------     --------     --------
Operating expenses                                 5,492        5,961        3,671
Minority interest                                  2,146        2,178           --
                                                --------     --------     --------
   Total operating expenses                        7,638        8,139        3,671
                                                --------     --------     --------
   Operating earnings                           $ 38,520       36,140       47,901
                                                ========     ========     ========
Balance sheet data:

Mortgage loans, net                             $152,827       97,855       86,849
Investments in and advances to partnerships       69,830       61,279       46,644
Other investments                                 49,991       47,315       44,902
                                                --------     --------     --------
   Total segment assets                         $272,648      206,449      178,395
                                                ========     ========     ========

Real estate loans include the Company's domestic and foreign discount loan portfolio investments, owned primarily through partnerships, and related loan workout operations, as well as its direct lending activities in unique high yielding situations. Total revenues include interest income, equity in earnings of partnerships and management fees earned from those partnerships. Operating expenses include the overhead associated with servicing the loans and managing the partnerships.

YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

Operating earnings from real estate loans increased to $38.5 million for the year ended November 30, 1999 from $36.1 million in 1998.

Interest income declined to $18.9 million for the year ended November 30, 1999 from $20.7 million in 1998. The decrease was primarily due to the inclusion in 1998 of approximately $3.0 million of interest income on a $105 million participation in a $255 million first mortgage loan collateralized by a hotel portfolio that the Company had acquired late in the third quarter and subsequently sold at par in the fourth quarter of 1998. Additionally, during the fourth quarter, the Company began investing in structured junior loan participations in high-quality short- to medium-term variable rate first mortgage real estate loans. As of November 30, 1999, the Company had four of these investments funded with a net book value of $75.2 million. These investments contributed just under $1.0 million to earnings in the fourth quarter of 1999 and are expected to have a more significant impact on earnings in 2000.

For the year ended November 30, 1999 equity in earnings of partnerships increased to $21.7 million from $20.0 million in 1998. Most of the increase is related to domestic discount loan portfolio resolutions. The Company anticipates that the earnings from the domestic discount loan portfolios will be much less significant in future periods as the majority of the assets remaining in the partnerships were resolved in 1999.

As of the end of the year, the Company had invested in 15 portfolios of non-performing real estate loans in Japan through partnerships with a total net investment of approximately $49.6 million at November 30, 1999. As a result of its loan workout activities, the Company has received cash equity distributions from its Japan investments of approximately $29.6 million during 1999, bringing the inception-to-date distributions (including return of capital) to approximately $32.7 million. The majority of the funds were utilized to invest in additional Japan portfolios.

At this point, there can be no assurance that the Company's investments in non-performing real estate loans in Japan will achieve the same level of results as the distressed U.S. portfolio business has.

Management fees increased to $5.1 million for the year ended November 30, 1999 from $2.7 million in 1998, due to increased disposition fees on the domestic loan portfolio resolutions.

Operating expenses decreased to $5.5 million for the year ended November 30, 1999 from $6.0 million in 1998, primarily due to the decrease in expenses associated with managing the diminishing domestic discount loan portfolios, offset somewhat by the increased general and administrative expenses to support the Japan operations.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

Operating earnings from real estate loans decreased to $36.1 million for the year ended November 30, 1998 from $47.9 million in 1997.

Interest income grew to $20.7 million for the year ended November 30, 1998 from $11.5 million in 1997. The increase was primarily due to new investments in mortgage loans as the average balance of mortgage loans outstanding increased over 1997. Interest income for 1998 included approximately $3.0 million in interest income and fees on the $105 million participation in a $255 million first mortgage loan collateralized by a hotel portfolio that was purchased in the third quarter and sold at par during the fourth quarter.

For the year ended November 30, 1998, equity in earnings of partnerships decreased to $20.0 million from $28.6 million in 1997. Overall, the Company's earnings from the domestic discount loan portfolios declined as the assets in the partnerships have been resolved and sold or paid down.

During 1998, the Company entered into several partnerships to acquire portfolios of non-performing commercial mortgage loans in Japan, where it has opened an office to oversee its loan workout and real estate asset management operations. As of November 30, 1998, the total investment in these partnerships was $28.1 million.

Management fees decreased to $2.7 million in 1998 from $8.7 million in 1997 due to a reduction in assets and earnings from distressed U.S. portfolio partnerships. These fees are typically based on the amount of assets managed, the performance of assets or partnerships, or both and may continue to decline as the distressed U.S. portfolios mature.

CORPORATE, OTHER, INTEREST AND INCOME TAX EXPENSES

YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

Corporate and other operating expenses increased to $16.6 million in 1999 from $11.7 million in 1998 primarily due to overall Company growth.

Interest expense increased to $83.9 million in 1999 from $53.9 million in 1998. This increase was primarily attributable to the Company's increased borrowing levels. The Company's mortgage notes and other debts payable increased to $1,403 million at November 30, 1999 from $1,017 million at November 30, 1998, as the Company increased its investments in all three of its core business lines. The increase in interest expense was also due to an increase in interest rates on new debt, and to some extent, an increase in the indices on variable rate debt due to rising interest rates. See further detail below under "Financial Condition, Liquidity and Capital Resources."

Income tax expense increased to $35.3 million in 1999 from $34.2 million in 1998 due to an increase in operating earnings. However, the effective tax rate decreased to 27.0% in 1999 from 31.8% in 1998 as a direct result of tax credits and other related tax deductions from the affordable housing business acquired during 1998.

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

Income tax expense increased to $34.2 million in 1998 from $28.3 million in 1997 due to an increase in operating earnings. However, the effective tax rate decreased to 31.8% in 1998 from 39.0% in 1997 as a direct result of tax credits and other related tax deductions from the affordable housing business acquired during 1998.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Operating activities provided $14.6 million of cash in 1999 compared with $31.9 million in 1998. The decrease in cash flow from operating activities during 1999 is primarily due to an increase in restricted cash of $63.7 million, resulting from funds held in trust for asset purchases and development, and a decrease in cash flow from net earnings of $16.6 million, after adjusting for the effects of non-cash items, whose contribution to cash flow is reflected in cash from investing activities below. These decreases in cash flow from operating activities were offset to some extent by $26.9 million of cash flow provided from a decrease in mortgage loans held for sale, primarily as a result of higher principal payments received in 1999, and an increase in accounts payable and accrued liabilities of $34.1 million.

The Company used $368.5 million in investing activities in 1999 compared with $460.8 million in 1998. Although the Company increased its investment in operating properties and equipment by $136.9 million, in partnerships by $76.3 million, and in loans held for investment by $70.7 million, these increases were offset primarily by (1) $134.9 million more in cash provided by sales of operating properties, land and AHG interests, (2) a $69.6 million decline in purchases of land, (3) $41.4 million more in proceeds from principal collections on and sales of investment securities, (4) a $32.3 million decline in new purchases of CMBS without seller financing and (5) $80.5 million of cash used in the prior year for the acquisition of AHG.

Financing activities provided $334.1 million of cash in 1999 compared with $423.3 million in 1998. The overall decrease in cash flow provided by financing activities was primarily due to pay-downs under repurchase agreements and revolving credit lines and mortgage notes and other debts payable of $261.6 million, offset by $159.7 million of new borrowing activity under the Company's mortgage notes and other debts payable.

The Company has various secured revolving lines of credit with an aggregate commitment of $345.0 million of which $252.9 million was outstanding at November 30, 1999. The lines are collateralized by CMBS and mortgage loans. The lines mature through September 2003. The Company also has a $200 million unsecured revolving credit agreement which, if the one-year extension option is exercised, expires on December 31, 2001. At November 30, 1999, approximately $2.0 million was outstanding under this line.

The Company has entered into two reverse repurchase obligation facilities ("repos") through which it finances selected CMBS. The first facility had $106.5 million outstanding at November 30, 1999 and is required to be reduced to $79.9 million at December 2001, $53.3 million at December 2002, $26.6 million at June 2003 and paid in full in December 2003. The second facility had a total commitment of $50.0 million, of which $16.8 million was outstanding at November 30, 1999. This facility matures in June 2000 but at that time gets converted to a revolving line of credit available to finance mortgage loans, with a maturity date of September 2003.

Additionally, the Company has received seller financing in the form of term repos for five specific CMBS transactions. These agreements had an outstanding balance of $89.0 million at November 30, 1999 and expire through February 2002.

Each of these repo agreements contain provisions which may require the Company to repay amounts or post additional collateral prior to the scheduled maturity dates if the market value of the bonds which collateralize them significantly decline.

Approximately 61% of the Company's existing indebtedness bears interest at variable rates. However, most of the Company's investments generate interest or rental income at essentially fixed rates. Therefore, a material increase in interest rates could increase the Company's interest expense without a corresponding increase in income.

During the first quarter of 1999, the Company issued $100 million of long-term unsecured senior subordinated notes, bringing the Company's total unsecured senior subordinated notes to $300 million, or 21% of the Company's total outstanding debt balance. The $100 million notes bear interest at a fixed rate of 10.5% and have a 10-year term. The Company used the proceeds from the issuance to pay down short-term floating rate debt and for general corporate purposes.

The Company has scheduled maturities on existing debt of $247.3 million in 2000, assuming extensions which are exercisable solely at the Company's option. Subsequent to year end, the Company obtained commitments to extend the maturities of $37.9 million of this debt through September 2003. The Company's ability to make scheduled debt payments of principal or interest on, or to refinance, this indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond the Company's control. The Company believes its availability under existing credit facilities, operating cash flow, unencumbered assets, and its ability to obtain new borrowings and/or raise new capital, should provide the funds necessary to enable it to meet its working capital requirements, debt service and maturities, and short- and long-term needs based upon currently anticipated levels of growth.

In December 1999, the Company's Board of Directors authorized the repurchase of up to an additional 3,500,000 shares of its common stock. These shares were in addition to the 1998 authorization to repurchase 2,000,000 shares. For the years ended November 30, 1999 and 1998, the Company purchased and retired 500,000 and 550,900 shares, respectively, under these programs. During the quarter ended February 29, 2000, the Company purchased and retired an additional 1,893,200 shares, bringing the inception-to-date total under the Company's buy-back program to 2,944,100 shares.

YEAR 2000

The Company has successfully transitioned into the Year 2000 ("Y2K"). It did not encounter significant problems due to the fact that many computer programs had been written with date fields using two digits, instead of four and then might have treated the year "00" as being earlier than the year "99."

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards regarding derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recorded as either an asset or liability on the balance sheet at their fair value, and that changes in the fair value be recognized currently in earnings unless specified criteria are met. This statement was effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" extended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. Management is still in the process of assessing the impact of implementing SFAS No. 133 on the Company's results of operations and financial position.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of LNR Property Corporation:

We have audited the accompanying consolidated balance sheets of LNR Property Corporation and subsidiaries (the "Company") as of November 30, 1999 and 1998 and the related consolidated statements of earnings, comprehensive earnings, cash flows and Parent Company investment and stockholders' equity for each of the three years in the period ended November 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNR Property Corporation and subsidiaries at November 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective December 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
January 20, 2000

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                As of November 30,
                                                                                            -------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                       1999           1998
                                                                                            ----------     ----------
                                     ASSETS
Cash and cash equivalents                                                                   $    8,587         28,417
Restricted cash                                                                                 95,682         56,264
Investment securities                                                                          510,920        434,157
Mortgage loans, net                                                                            152,827         97,855
Operating properties and equipment, net                                                        982,230        712,419
Land held for investment                                                                       126,047        140,048
Investments in and advances to partnerships                                                    315,892        194,490
Deferred income taxes                                                                            7,936         12,401
Other assets                                                                                    82,880         67,754
                                                                                            ----------     ----------
          Total assets                                                                      $2,283,001      1,743,805
                                                                                            ==========     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Accounts payable                                                                      $   39,780         16,173
      Accrued expenses and other liabilities                                                    91,562         56,894
      Mortgage notes and other debts payable                                                 1,403,401      1,017,199
                                                                                            ----------     ----------
          Total liabilities                                                                  1,534,743      1,090,266
                                                                                            ----------     ----------
Minority interests                                                                              37,926         34,560
                                                                                            ----------     ----------
Commitments and contingent liabilities (Note 14)

Stockholders' equity
      Common stock, $.10 par value, 150,000 shares authorized, 25,142 and 24,852 shares
      issued and outstanding in 1999 and 1998, respectively                                      2,514          2,485
      Class B common stock, $.10 par value, 40,000 shares authorized, 10,058 and 10,748
      shares issued and outstanding in 1999 and 1998, respectively                               1,006          1,075
      Additional paid-in capital                                                               529,042        536,259
      Retained earnings                                                                        163,974         71,452
      Accumulated other comprehensive earnings                                                  13,796          7,708
                                                                                            ----------     ----------
          Total stockholders' equity                                                           710,332        618,979
                                                                                            ----------     ----------
          Total liabilities and stockholders' equity                                        $2,283,001      1,743,805
                                                                                            ==========     ==========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                           Years Ended November 30,
                                                                      ----------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                1999         1998         1997
                                                                      --------     --------     --------
Revenues
      Rental income                                                   $ 95,391       73,200       56,334
      Equity in earnings of partnerships                                57,058       62,348       30,149
      Interest income                                                  106,464       76,850       41,446
      Gains on sales of:
         Real estate                                                    67,187       26,818       18,076
         Investment securities                                           6,056        1,386        5,359
      Management and servicing fees                                     15,340        9,260       13,385
      Other, net                                                           504          895        2,734
                                                                      --------     --------     --------
          Total revenues                                               348,000      250,757      167,483
                                                                      --------     --------     --------

Costs and expenses
      Cost of rental operations                                         53,881       45,285       35,767
      General and administrative                                        46,277       29,240       26,342
      Depreciation                                                      27,393       13,014        6,060
      Minority interests                                                 5,640        1,822          242
                                                                      --------     --------     --------
          Total costs and expenses                                     133,191       89,361       68,411
                                                                      --------     --------     --------
Operating earnings                                                     214,809      161,396       99,072
Interest expense                                                        83,909       53,850       26,584
                                                                      --------     --------     --------
Earnings before income taxes                                           130,900      107,546       72,488
Income taxes                                                            35,340       34,223       28,270
                                                                      --------     --------     --------
Net earnings                                                          $ 95,560       73,323       44,218
                                                                      ========     ========     ========
Net earnings per share:
   Basic                                                              $   2.68         2.04         1.22
                                                                      ========     ========     ========
   Diluted                                                            $   2.63         2.02         1.22
                                                                      ========     ========     ========

Weighted average common and common equivalent shares outstanding:
    Basic                                                               35,626       36,006       36,128
                                                                      ========     ========     ========
    Diluted                                                             36,279       36,343       36,298
                                                                      ========     ========     ========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                                                                                   Years Ended November 30,
                                                                           ----------------------------------------
(IN THOUSANDS)                                                                1999           1998           1997
                                                                           ---------      ---------      ---------
Net earnings                                                               $  95,560         73,323         44,218
Other comprehensive earnings, net of tax:
Unrealized gain (loss) on available-for-sale securities, net and other        10,551        (12,877)        12,657
Less:  reclassification adjustment for (gains) losses  included in
    net earnings                                                              (4,463)            28             --
                                                                           ---------      ---------      ---------
Other comprehensive earnings                                                   6,088        (12,849)        12,657
                                                                           ---------      ---------      ---------
Comprehensive earnings                                                     $ 101,648         60,474         56,875
                                                                           =========      =========      =========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF PARENT COMPANY INVESTMENT
                            AND STOCKHOLDERS' EQUITY

                                                                                         Years Ended November 30,
                                                                                ---------------------------------------
                                                                                  1999           1998            1997
                                                                                ---------      ---------      ---------
(IN THOUSANDS)
PARENT COMPANY INVESTMENT
Beginning balance                                                               $      --             --        367,048
Net earnings through October 31, 1997                                                  --             --         43,848
Advances from Parent Company                                                           --             --        145,617
Change in unrealized gain on available-for-sale securities, net                        --             --         10,874
Spin-off of LNR from Lennar Corporation                                                --             --       (567,387)
                                                                                ---------      ---------      ---------
       Balance at November 30                                                          --             --             --
                                                                                ---------      ---------      ---------
COMMON STOCK
Beginning balance                                                                   2,485          2,515             --
Spin-off of LNR from Lennar Corporation                                                --             --          3,613
Purchase and retirement of treasury stock                                             (50)           (55)            --
Stock option exercises                                                                  9              2             --
Stock issued by employee stock ownership plan                                           1             --             --
Conversion of common stock (to) from Class B common stock                              69             23         (1,098)
                                                                                ---------      ---------      ---------
        Balance at November 30                                                      2,514          2,485          2,515
                                                                                ---------      ---------      ---------
CLASS B COMMON STOCK
Beginning balance                                                                   1,075          1,098             --
Conversion of common stock to (from) Class B common stock                             (69)           (23)         1,098
                                                                                ---------      ---------      ---------
        Balance at November 30                                                      1,006          1,075          1,098
                                                                                ---------      ---------      ---------
ADDITIONAL PAID-IN CAPITAL
Beginning balance                                                                 536,259        544,548             --
Spin-off of LNR from Lennar Corporation                                                --             --        545,000
Purchase and retirement of treasury stock                                          (7,515)        (8,299)            --
Stock option exercises                                                                135             10             --
Stock issued by employee stock ownership plan                                         163             --             --
Cash dividends - common stock                                                          --             --           (452)
                                                                                ---------      ---------      ---------
        Balance at November 30                                                    529,042        536,259        544,548
                                                                                ---------      ---------      ---------
RETAINED EARNINGS
Beginning balance                                                                  71,452            370             --
Net earnings  (for 1997 - November 1 through November 30)                          95,560         73,323            370
Purchase and retirement of treasury stock                                          (1,310)          (495)            --
Cash dividends - common stock                                                      (1,268)        (1,260)            --
Cash dividends - Class B common stock                                                (460)          (486)            --
                                                                                ---------      ---------      ---------
       Balance at November 30                                                     163,974         71,452            370
                                                                                ---------      ---------      ---------
ACCUMULATED OTHER COMPREHENSIVE EARNINGS
Beginning balance                                                                   7,708         20,557             --
Spin-off of LNR from Lennar Corporation                                                --             --         18,774
Change in accumulated other comprehensive earnings, net
   (for 1997 - November 1 through November 30)                                      6,088        (12,849)         1,783
                                                                                ---------      ---------      ---------
        Balance at November 30                                                     13,796          7,708         20,557
                                                                                ---------      ---------      ---------
        Total Parent Company investment and stockholders' equity                $ 710,332        618,979        569,088
                                                                                =========      =========      =========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  Years Ended November 30,
                                                                                          ---------------------------------------
(IN THOUSANDS)                                                                               1999           1998           1997
                                                                                          ---------      ---------      ---------
Cash flows from operating activities:
      Net earnings                                                                        $  95,560         73,323         44,218
      Adjustments to reconcile net earnings to net cash provided by (used in)
       operating activities:
          Depreciation                                                                       27,393         13,014          6,060
          Minority interests                                                                  5,640          1,822            242
          Amortization of discount on mortgage loans, CMBS and other                        (24,232)        (6,932)           (91)
          Gains on sales of real estate                                                     (67,187)       (26,818)       (18,076)
          Equity in earnings of partnerships                                                (57,058)       (62,348)       (30,149)
          Gains on sales of investment securities                                            (6,056)        (1,386)        (5,359)
          Changes in assets and liabilities:
              (Increase) decrease in restricted cash                                        (39,647)        24,076        (10,182)
              Increase in other assets and deferred taxes                                    (1,292)        (3,311)       (39,897)
              (Increase) decrease in mortgage loans held for sale                            15,950        (10,967)       (14,910)
              Increase in accounts payable and accrued liabilities                           65,486         31,392         11,882
                                                                                          ---------      ---------      ---------
                     Net cash provided by (used in) operating activities                     14,557         31,865        (56,262)
                                                                                          ---------      ---------      ---------
Cash flows from investing activities:
      Operating properties and equipment
         Additions                                                                         (453,279)      (316,425)       (79,830)
         Sales                                                                              123,081         45,153         71,664
      Land held for investment
         Additions                                                                          (30,124)       (99,695)       (21,435)
         Sales                                                                               50,579         31,825         10,733
      Investments in and advances to partnerships                                          (125,594)       (49,256)        (5,342)
      Proceeds from the sale of partnership interest                                          8,023             --             --
      Distributions from partnerships                                                        95,593         93,583         79,693
      Purchases of other investments                                                             --             --        (21,857)
      Purchase of mortgage loans held for investment                                        (76,740)        (6,076)          (349)
      Proceeds from mortgage loans held for investment                                        7,774          6,336          1,116
      Purchase of investment securities                                                     (73,762)      (106,041)       (96,386)
      Proceeds from principal collections on and sales of investment securities              49,832          8,387        110,714
      Interest received on CMBS in excess of income recognized                               17,834         11,906         21,241
      Acquisition of AHG, net of cash acquired                                                   --        (80,538)            --
      Syndication of AHG properties                                                          38,260             --             --
                                                                                          ---------      ---------      ---------
                   Net cash provided by (used in) investing activities                     (368,523)      (460,841)        69,962
                                                                                          ---------      ---------      ---------
Cash flows from financing activities:
      Proceeds from stock option exercises                                                      145             --             --
      Purchase and retirement of treasury stock                                              (8,875)        (8,849)            --
      Payment of dividends                                                                   (1,728)        (1,746)          (452)
      Net (repayments) borrowings under repurchase agreements and revolving credit lines    (50,559)       130,838            240
      Mortgage notes and other debts payable
        Proceeds from borrowings                                                            482,613        322,902         35,377
        Principal payments                                                                  (87,460)        (7,285)       (17,101)
      Repayment of unsecured note payable to Lennar Corporation                                  --        (12,526)            --
                                                                                          ---------      ---------      ---------
                    Net cash provided by financing activities                               334,136        423,334         18,064
                                                                                          ---------      ---------      ---------
      Net increase (decrease) in cash and cash equivalents                                  (19,830)        (5,642)        31,764
      Cash and cash equivalents at beginning of year                                         28,417         34,059          2,295
                                                                                          ---------      ---------      ---------
      Cash and cash equivalents at end of year                                            $   8,587         28,417         34,059
                                                                                          =========      =========      =========
                                                                                                         CONTINUED

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                                                                              Years Ended November 30,
                                                                                      ---------------------------------------
                                                                                        1999           1998           1997
                                                                                      ---------      ---------      ---------
                                                                                                  (IN THOUSANDS)
Supplemental disclosures of cash flow information:
    Cash paid for interest, net of amounts capitalized                                $  83,494         48,611         25,341
    Cash paid for taxes                                                               $  21,286         29,349          3,660

Supplemental disclosures of non-cash investing and financing activities:
    Purchases of investment securities financed by seller                             $ 119,136         53,412         50,280
    Purchase of a mortgage loan financed by revolving credit line                     $      --             --         33,092
    Investment in partnership                                                         $  20,788             --             --

Spin-off of LNR from Lennar Corporation:
    Increase in Lennar Corporation's investment due to transfer of assets
    and liabilities from Lennar Corporation, prior to Spin-off                        $      --             --        156,491

Supplemental disclosure of non-cash transfers:
    Transfer of land held for investment to operating properties                      $  24,564         15,484             --
    Transfer of operating properties to land held for investment                      $  20,871             --             --
    Transfer of operating properties to investment in partnership                     $  17,962             --             --
    Transfer of Lennar Corporation's investment to additional paid-in capital         $      --             --        545,000

Purchase of interests in the Affordable Housing Group:
    Restricted cash and other assets                                                  $      --         26,246             --
    Operating properties                                                                     --        187,626             --
    Investments in and advances to partnerships                                              --         10,749             --
    Accounts payable, accrued expenses and other liabilities                                 --         (5,465)            --
    Mortgage notes and other debts payable                                                   --       (138,618)            --
                                                                                      ---------      ---------      ---------
    Cash paid                                                                         $      --         80,538             --
                                                                                      =========      =========      =========
Syndication of AHG properties:
    Proceeds from sale of partnership interests                                       $  38,260             --             --
    Basis in partnership interests                                                      (30,033)            --             --
                                                                                      ---------      ---------      ---------
    Net gain reflected in gains on sales of real estate                               $   8,227             --             --
                                                                                      =========      =========      =========

See accompanying notes to consolidated financial statements

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

1.   SUMMARY OF ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     LNR Property Corporation ("LNR") and subsidiaries (collectively the "Company"), a Delaware corporation, was formed in June 1997. The Company operates a real estate investment and management business which engages principally in (i) acquiring, developing, managing and repositioning commercial and multi-family residential real estate properties, (ii) acquiring (often in partnership with financial institutions and real estate funds) and managing portfolios of mortgage loans and other real estate related assets, (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS") as to which the Company has the right to be the special servicer (i.e., to oversee workouts of underperforming and non-performing loans) and (iv) making high yielding real estate related loans and equity investments.

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

     For the period prior to the Spin-off, the operating results of the Company are presented as if the Company had been a separate combined group. Expenses which related both to the businesses operated by the Company and the businesses retained by Lennar have been allocated on a basis which the Company believes is reasonable. However, the expenses allocated to the Company are not necessarily the same as those the Company would have incurred if it had operated independently, and in general, the results of operations, financial position and cash flows reflected in the consolidated financial statements of the Company are not necessarily the same as those which would have been realized if the Company had been operated independently of Lennar during the periods to which those financial statements relate.

     The Company began accumulating retained earnings immediately following the Spin-off on October 31, 1997.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

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

COMPREHENSIVE EARNINGS

     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" beginning in the first quarter of 1999. This statement establishes standards for reporting and display of comprehensive earnings in a full set of general-purpose financial statements. This statement requires that an entity classify all components of other comprehensive earnings by their nature in a financial statement that is displayed with the same prominence as other financial statements. Other comprehensive earnings for the Company primarily includes unrealized gains and losses on marketable securities classified as available-for-sale and the change in cumulative translation adjustment resulting from the changes in exchange rates and the effect of those changes upon translation of the Company's foreign investments reported in stockholders' equity. Comprehensive earnings are presented separately in the Company's consolidated statements of comprehensive earnings, net of taxes. The change in accumulated other comprehensive earnings is reflected in the consolidated statements of Parent Company investment and stockholders' equity.

BUSINESS SEGMENTS

     The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" on November 30, 1999. This statement establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. Adoption of this statement did not impact the Company's results of operations or financial position. See
Note 15 which provides further information.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

INVESTMENT SECURITIES

     Investment securities, which consist principally of CMBS, are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that debt and equity securities that have determinable fair values are classified as available-for-sale unless they are classified as held-to-maturity or trading. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity. At November 30, 1999 and 1998, no securities were held for trading purposes.

     Securities classified as available-for-sale are recorded at fair value in the consolidated balance sheet, with unrealized holding gains or losses, net of tax effects, reported in stockholders' equity as a component of accumulated other comprehensive earnings. Realized gains and losses, as well as unrealized losses that are other than temporary, are recognized in earnings. The cost of securities sold is based on the specific identification method.

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

OPERATING PROPERTIES AND EQUIPMENT, NET AND LAND HELD FOR INVESTMENT

     Operating properties and equipment and land held for investment are recorded at cost. Depreciation for operating properties and equipment is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. The range of estimated useful lives for operating properties is 15 to 30 years and for equipment is 2 to 5 years.

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

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

DERIVATIVE FINANCIAL INSTRUMENTS

     From time to time, the Company enters into interest rate swap agreements to manage its costs and hedge against risks associated with changing interest rates on specific debt instruments and recognizes interest differentials as adjustments to interest expense as the differentials occur. Additionally, the Company periodically utilizes treasury securities as a hedge to offset the impact of interest rate movements on the market value of a portion of its available-for-sale CMBS portfolio. Derivative financial instruments are not leveraged or held for trading purposes.

FOREIGN CURRENCY

     The Company's foreign equity investments with a functional currency other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Foreign entity revenue and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in stockholders' equity as a component of accumulated other comprehensive earnings.

REVENUE RECOGNITION

     Interest income is comprised of interest received plus amortization of the discount between the carrying value of each investment security or mortgage loan held for investment and its unpaid principal balance using a methodology which results in a level yield.

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

INCOME TAXES

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

STOCK OPTION PLAN

     At November 30, 1999 and 1998, the Company had one stock option plan, which is described in Note 12. The Company grants stock options to certain employees for fixed numbers of shares with exercise prices not less than the fair value of the shares at the dates of grant. The Company accounts for the stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company applies the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards regarding derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recorded as either an asset or liability on the balance sheet at their fair value, and that changes in the fair value be recognized currently in earnings unless specified criteria are met. This statement was effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" extended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. Management is still in the process of assessing the impact of implementing SFAS No. 133 on the Company's results of operations and financial position.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

2.   ACQUISITION

     On February 18, 1998, the Company entered into an agreement to purchase from Pacific Harbor Capital, Inc., a wholly-owned subsidiary of PacifiCorp, controlling interests in a group of entities as well as certain direct partnership interests, known as the Affordable Housing Group ("AHG"), which own multi-family and senior housing rental communities, many of which qualify for Low-Income Housing Tax Credits under Section 42 of the Internal Revenue Code.

     On May 1, 1998, the Company completed the purchase of certain interests representing 36 of the properties. In June and September 1998, the Company completed the purchase of the remaining interests representing four and two properties, respectively. The aggregate amount of consideration was $81 million, plus the assumption of approximately $45 million of future equity commitments, and was financed primarily utilizing the Company's unsecured revolving credit facility. The acquisition has been accounted for under the purchase method of accounting and the cost of the acquisition has been allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. There was no goodwill associated with the transaction. For the year ended November 30, 1998, the consolidated results of operations include the operations associated with the Company's interests in the 42 properties since their respective acquisition dates. Revenues and net earnings on an unaudited pro forma basis would have increased by $7.5 million and $2.6 million, respectively, during 1998 had the acquisition occurred on December 1, 1997. The pro forma earnings per share would have been $2.11 per share ($2.09 per share diluted) in 1998.

3.   RESTRICTED CASH

                                                                          November 30,
                                                                      -------------------
          (IN THOUSANDS)                                                1999        1998
                                                                      -------     -------
          Short-term investment securities                            $49,991      47,315
          Funds held in trust for asset purchases and development      45,271       7,582
          Tenant security deposits                                        420       1,367
                                                                      -------     -------
                                                                      $95,682      56,264
                                                                      =======     =======

     The majority of the short-term investment securities at November 30, 1999 and 1998 are collateral for a letter of credit, which provides credit enhancement to $277.3 million of tax-exempt bonds. The bonds are secured by five high-rise Class A apartment buildings in New York City. The Company receives interest on the short-term investment as well as 600 basis points per year for providing the credit enhancement.

     Funds held in trust for asset purchases and development primarily represent monies resulting from exchange transactions under Section 1031 of the Internal Revenue Code and funding from municipal bonds used to finance the development of affordable housing communities.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

4.   INVESTMENT SECURITIES

     Investment securities consist of investments in rated and unrated portions of various issues of CMBS. The Company classifies its CMBS as available-for-sale or held-to-maturity. Most rated CMBS are classified as available-for-sale. Most unrated CMBS are classified as held-to-maturity, as the Company has the ability and intent to hold these securities until maturity. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. Each security is, in effect, subordinate to other securities of classes with earlier maturities. The principal repayments on a particular class are dependent upon collections on the underlying mortgages, affected by prepayments and extensions, and as a result, the actual maturity of any class of securities may differ from its stated maturity. The Company has already begun to receive principal payments from some of its securities and has stated maturities on the others through 2040. The Company's investment securities have weighted average coupon rates ranging from 5.00% to 11.38%.

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

     The Company's investment securities consisted of the following:

                                              November 30,
                                         ---------------------
                  (IN THOUSANDS)           1999         1998
                                         --------     --------
                  Available-for-sale     $343,092      300,171
                  Held-to-maturity        167,828      133,986
                                         --------     --------
                                         $510,920      434,157
                                         ========     ========

     The Company periodically sells treasury securities short to hedge a portion of its available-for-sale CMBS portfolio. At November 30, 1999, the Company was obligated to deliver $62.5 million of securities it had sold short. This offsets the impact of interest rate movements on the market value of a portion of the Company's available-for-sale CMBS portfolio.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

5.   MORTGAGE LOANS, NET

                                      November 30,
                                ------------------------
      (IN THOUSANDS)               1999           1998
                                ---------      ---------
      Mortgage loans            $ 160,225        107,254
      Allowance for losses         (2,038)        (2,948)
      Unamortized discounts        (5,360)        (6,451)
                                ---------      ---------
                                $ 152,827         97,855
                                =========      =========

     At November 30, 1999 and 1998, the balance of mortgage loans classified as held for sale were $60.2 million and $75.7 million, respectively, and classified as held for investment were $92.6 million and $22.2 million, respectively.

6.   OPERATING PROPERTIES AND EQUIPMENT, NET

                                                     November 30,
                                            ----------------------------
      (IN THOUSANDS)                            1999             1998
                                            -----------      -----------
      Rental apartments                     $   471,220          391,742
      Office buildings                          329,780          198,885
      Retail centers                             69,400           47,279
      Hotels                                     85,894           67,833
      Industrial buildings                       44,026           24,535
      Other                                      13,362           16,474
                                            -----------      -----------
         Total land and buildings             1,013,682          746,748
      Furniture, fixtures and equipment          17,812           10,358
                                            -----------      -----------
                                              1,031,494          757,106
      Accumulated depreciation                  (49,264)         (44,687)
                                            -----------      -----------
                                            $   982,230          712,419
                                            ===========      ===========

     The Company leases as lessor its retail, office and other facilities under non-cancelable operating leases with terms in excess of twelve months. The future minimum rental revenues under these leases subsequent to November 30, 1999 are as follows (in thousands): 2000 - $49,619; 2001 - $44,423; 2002 -
$40,472; 2003 - $34,610; 2004 - $29,992 and thereafter - $198,738.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

7.   INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

     Summarized financial information on a combined 100% basis related to the Company's significant partnerships accounted for by the equity method at November 30, 1999 and 1998 follows:

                                                      November 30,
                                                -------------------------
(IN THOUSANDS)                                     1999           1998
                                                ----------     ----------
ASSETS
     Cash                                       $  200,970         92,070
     Portfolio investments                       2,547,235        781,680
     Other assets                                   93,124         45,703
                                                ----------     ----------
                                                $2,841,329        919,453
                                                ==========     ==========
LIABILITIES AND EQUITY
     Accounts payable and other liabilities     $   66,458         89,339
     Notes and mortgages payable                 1,668,886        204,854
     Equity of:
         The Company                               328,768        199,328
         Others                                    777,217        425,932
                                                ----------     ----------
                                                $2,841,329        919,453
                                                ==========     ==========

     The equity of the Company in the partnerships' financial statements shown above exceeds the Company's recorded investment in and advances to the partnerships by $12.9 million and $4.8 million at November 30, 1999 and 1998, respectively, primarily due to unrealized earnings and purchase discounts in 1999 and purchase discounts in 1998. Portfolio investments consist primarily of CMBS, commercial and multi-family residential real estate, mortgage loans collateralized by commercial and multi-family residential real estate and other investments.

                                        Years Ended November 30,
                                    ----------------------------------
(IN THOUSANDS)                        1999         1998         1997
                                    --------     --------     --------
Revenues                            $545,219      410,938      213,238
Costs and expenses                   313,818      246,285      125,693
                                    --------     --------     --------
Earnings of partnerships            $231,401      164,653       87,545
                                    ========     ========     ========
The Company's share of earnings     $ 57,058       62,348       30,149
                                    ========     ========     ========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     In connection with the Spin-off, Lennar transferred parcels of land to the Company and the Company transferred these parcels to a general partnership in exchange for a 50% partnership interest in this partnership. In 1999, certain assets and liabilities of this land partnership were contributed at net book value to a second general partnership and Lennar and the Company each received 50% general partnership interests in the second partnership. The two partnerships are collectively referred to as Lennar Land Partners. At November 30, 1999 and 1998, the Company's investment in Lennar Land Partners was $114.9 million and $99.7 million, respectively. Lennar Land Partners is engaged in the acquisition, development and sale of land. LNR and Lennar have equal say on all major decisions with respect to Lennar Land Partners. LNR's by-laws require that a committee of LNR directors who have no relationship with Lennar approve all significant decisions with respect to Lennar Land Partners. Lennar manages the day-to-day activities of Lennar Land Partners under a management agreement. A portion of the outstanding debt of Lennar Land Partners and the debt of one second tier partnership within Lennar Land Partners, amounting to $49.8 million at November 30, 1999, is guaranteed by the Company and Lennar.

     At November 30, 1999 and 1998, the Company's equity interests in all other significant partnerships ranged from 10% to 50%. These partnerships are involved in the acquisition and management of portfolios of real estate loans, properties and CMBS. The Company shares in the profits and losses of these partnerships and, in many instances, receives fees for the management, servicing and disposition of the assets.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

8.   MORTGAGE NOTES AND OTHER DEBTS PAYABLE

                                                                                           November 30,
                                                                                  --------------------------------
(IN THOUSANDS)                                                                        1999               1998
                                                                                  ------------       -------------
SECURED DEBT WITHOUT RECOURSE TO THE COMPANY
  Mortgage notes on operating properties and land with fixed interest rates
      from 5.0% to 11.3% at November 30, 1999, due through January 2046           $    124,400             131,387
  Mortgage notes on operating properties and land with floating interest
       rates (4.5% to 10.4% at November 30, 1999), due through November 2033           313,018             109,259
  Mortgage warehouse facility with a floating interest rate of 7.2%
      at November 30, 1999, secured by mortgage loans, due June 2000                    96,455              78,950
  Repurchase agreements with floating interest rates (7.7% to 8.0% at
      November 30, 1999), secured by CMBS, due through February 2002                    72,956                  --
  Term loans with floating interest rates (6.7% to 7.3% at November 30,
      1999), secured by CMBS, due through October 2002                                  39,232               4,016
SECURED DEBT WITH RECOURSE TO THE COMPANY
  Mortgage notes on operating properties and land with fixed interest rates
      from 7.4% to 8.1% at November 30, 1999, due through March 2004                    18,469              26,574
  Mortgage notes on operating properties and land with floating interest
      rates (7.6% to 9.1% at November 30, 1999), due through February 2004             143,288              74,172
  Mortgage warehouse facility with a floating interest rate of 7.2% at
      November 30, 1999, secured by mortgage loans, due September 2003                  56,430                  --
  Repurchase agreements with floating interest rates (7.5% to 8.1% at
      November 30, 1999), secured by CMBS, due through December 2003                   139,274             215,676
  Revolving credit lines with floating interest rates (7.5% to 8.0% at
      November 30, 1999), secured by CMBS and mortgage loans, due through
      November 2001                                                                    100,000              83,000
UNSECURED DEBT WITH RECOURSE TO THE COMPANY
  Revolving credit line with a floating interest rate of 7.7% at November
       30, 1999, due December 2000                                                       2,000              95,000
  Senior subordinated debt with a fixed interest rate of 9.4%, due March
      2008                                                                             199,255             199,165
  Senior subordinated debt with a fixed interest rate of 10.5%, due January
      2009                                                                              98,624                  --
                                                                                  ------------       -------------
                                                                                  $  1,403,401           1,017,199
                                                                                  ============       =============

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     Information concerning the Company's more significant debt instruments is as follows:

REPURCHASE AGREEMENTS ("REPOS") AND  TERM LOANS

       The Company, through certain subsidiaries, has entered into two reverse repurchase obligation facilities through which it finances selected CMBS. The first facility had $106.5 million outstanding at November 30, 1999 and is required to be reduced to $79.9 million at December 2001, $53.3 million at December 2002, $26.6 million at June 2003 and paid in full in December 2003. The second facility had a total commitment of $50.0 million, of which $16.8 million was outstanding at November 30, 1999 and matures in June 2000. Interest on these two facilities is variable, corresponds to the rating assigned to the CMBS and is based on a range of LIBOR plus 75 - LIBOR plus 150.

      The Company, through certain subsidiaries, received seller financing in the form of term repurchase agreements for five specific CMBS transactions. These agreements had an outstanding balance of $89.0 million at November 30, 1999 and expire through February 2002. The interest on these term repurchase agreements is variable and ranges from LIBOR plus 90 - LIBOR plus 165. The Company has guaranteed the obligations of its subsidiaries under three of these agreements and all of the agreements are collateralized by CMBS.

      The Company, through certain subsidiaries, also received seller financing in the form of term loans for three specific CMBS transactions. These agreements had an outstanding balance of $39.2 million at November 30, 1999 and expire through October 2002. Interest on these term loans is variable and ranges from LIBOR plus 25 - LIBOR plus 87.5.

      The Company expects to refinance or extend these facilities on substantially the same terms as the existing agreements. If the Company is not able to fully replace these repos and/or term loans, it can repay them using availability under other existing facilities, cash flow generated from operations or asset sales.

SECURED BANK LINES

       The Company, through certain subsidiaries, has four secured revolving credit lines, including a mortgage warehouse facility, with an aggregate commitment of $345.0 million of which $252.9 million was outstanding at November 30, 1999. Interest is variable and is based on a range of LIBOR plus 75 - LIBOR plus 150. The lines are collateralized by CMBS and mortgage loans. The lines mature through September 2003 and are expected to be refinanced or extended on substantially the same terms as the existing lines. The agreements contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities. The Company has guaranteed the obligations of its subsidiaries under certain of these agreements, representing $249.0 million of the $345.0 million commitment.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

UNSECURED REVOLVING CREDIT NOTES PAYABLE

     The Company and certain of its subsidiaries have a $200 million unsecured revolving credit agreement which, if the one-year extension option is exercised, expires on December 31, 2001. At November 30, 1999, $2.0 million was outstanding. Interest is calculated using a range of LIBOR plus 110 - LIBOR plus 175, which varies based on the Company's leverage and debt ratings. Interest is currently at LIBOR plus 125. The agreement contains certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities.

UNSECURED SENIOR SUBORDINATED NOTES

     On March 19, 1998, the Company issued $200 million principal amount of unsecured senior subordinated notes due March 15, 2008. The notes were issued at a discount and had an effective interest rate of 9.445%. At November 30, 1999, the discount on the notes was $745,000. The stated interest rate is fixed at 9.375% and is payable semi-annually. The subordinated notes contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities.

     On January 20, 1999, the Company issued an additional $100 million principal amount of unsecured senior subordinated notes due January 15, 2009. The notes were issued at a discount and had an effective interest rate of 10.75%. At November 30, 1999, the discount on the notes was $1,376,000. The stated interest rate is fixed at 10.5% and is payable semi-annually. The subordinated notes also contain substantially the same financial tests and restrictive covenants as the $200 million of unsecured senior subordinated notes.

     At November 30, 1999, the Company had eight interest rate swap agreements outstanding with a total notional amount of $111.1 million, which will mature through 2013. These agreements fixed the variable rates to a weighted average rate of approximately 6.4%. The effect of the interest rate swap agreements on interest incurred during 1999 and on the average cost of borrowings was approximately a decrease of $1.0 million and 0.08% for the year ended November 30, 1999.

     The aggregate principal maturities of mortgage notes and other debts payable subsequent to November 30, 1999, assuming extensions which are exercisable solely at the Company's option, are as follows (in thousands): 2000
- $247,296; 2001 - $151,986; 2002 - $283,023; 2003 - $164,011; 2004 - $95,162
and thereafter - $461,923. All of the notes secured by land contain collateral release provisions.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

9.  MINORITY INTERESTS

      Minority interests relate to the third party ownership interests in entities (both corporations and partnerships) in which the Company has a controlling interest. For financial reporting purposes the entities' assets, liabilities and earnings are consolidated with those of the Company, and the third parties' interests in the entities are included in the Company's consolidated financial statements as minority interests. The primary component of minority interests at November 30, 1999 and 1998, representing $21.2 million and $20.0 million, respectively, relates to the Company's interest in a partnership which provides credit enhancement to $49.4 million in 1999 and $46.8 million in 1998 of a $277.3 million issue of tax-exempt bonds collateralized by commercial real estate. See Note 3.

10.  INCOME TAXES

     The provisions for income taxes consisted of the following for the years ended November 30, 1999, 1998 and 1997:


                                   Years Ended November 30,
                             ------------------------------------
(IN THOUSANDS)                 1999          1998          1997
                             --------      --------      --------
CURRENT
   Federal                   $ 40,632        22,205        43,802
   Federal Low-Income
     Housing Tax Credits      (14,097)       (8,058)           --
   State                        4,887         2,497         6,467
                             --------      --------      --------
                               31,422        16,644        50,269
                             --------      --------      --------
DEFERRED
   Federal                      2,109        15,774       (18,432)
   State                        1,809         1,805        (3,567)
                             --------      --------      --------
                                3,918        17,579       (21,999)
                             --------      --------      --------
          Total expense      $ 35,340        34,223        28,270
                             ========      ========      ========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences of the Company's deferred tax assets and liabilities at November 30, 1999 and 1998 are as follows:

                                             November 30,
                                          -------------------
(IN THOUSANDS)                              1999        1998
                                          -------     -------
DEFERRED TAX ASSETS
    Reserves and accruals                 $23,414      15,401
    Investment securities income           41,378      25,524
    Investments in partnerships             8,105       9,423
    Acquisition adjustments                 5,112       5,112
    Tax credit carryforwards                1,607         709
    Depreciation                            3,331          --
    Other                                      --         325
                                          -------     -------
      Total deferred tax assets            82,947      56,494
                                          -------     -------
DEFERRED TAX LIABILITIES
    Capitalized expenses                    1,404       1,403
    Deferred income                        52,096      18,723
    Acquisition adjustments                16,574      16,575
    Unrealized gain on
      available-for-sale securities         4,890       6,638
    Depreciation                               --         754
    Other                                      47          --
                                          -------     -------
      Total deferred tax liabilities       75,011      44,093
                                          -------     -------
               Net deferred tax asset     $ 7,936      12,401
                                          =======     =======

     Based on management's assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

     A reconciliation of the statutory rate to the effective tax rate for the years ended November 30, 1999, 1998 and 1997 follows:

                                                   % of Pre-tax Income
                                              ------------------------------
                                                1999        1998        1997
                                              ------      ------      ------
Federal statutory rate                          35.0        35.0        35.0
Low-Income Housing Tax
    Credits                                    (11.3)       (8.2)         --
State income taxes, net of
    federal income tax benefit                   3.3         4.0         4.0
Permanent differences and other, net              --         1.0          --
                                              ------      ------      ------
         Effective rate                         27.0        31.8        39.0
                                              ======      ======      ======

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

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

11.  FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 1999 and 1998, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash and accounts payable, which had fair values approximating their carrying values.

                                                                           November 30,
                                                     ------------------------------------------------------
                                                              1999                            1998
                                                     -----------------------        -----------------------
                                                     Carrying         Fair          Carrying         Fair
(IN THOUSANDS)                                        Amount          Value          Amount          Value
                                                     --------        -------        --------        -------
ASSETS
     Mortgage loans                                $  152,827        166,567         97,855        111,231
     Investment securities available-for-sale         343,092        343,092        300,171        300,171
     Investment securities held-to-maturity           167,828        229,423        133,986        184,840

LIABILITIES
     Mortgage notes and other debts payable        $1,403,401      1,377,016      1,017,199      1,007,069


     The following methods and assumptions were used by the Company in estimating fair values:

     Mortgage loans: The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by the Company on the basis of financial or other information.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     Investment securities available-for-sale and held-to-maturity: The fair values are based on quoted market prices, if available. The fair values for instruments which do not have quoted market prices are estimated by the Company based on the acquisition price paid. The Company believes, however, that for instruments which do not have quoted market prices, higher fair values would be derived, for both 1999 and 1998, if the valuation was based on discounted expected future cash flows. The gross unrealized gains and losses for available-for-sale securities were (in thousands): $18,641 and $19,347 for 1999 and $29,402 and $12,381 for 1998, respectively. These unrealized gains and losses are included in the carrying amounts above. The gross unrealized gains and losses for held-to-maturity securities were (in thousands): $61,595 and $0 for 1999 and $50,854 and $0 for 1998, respectively.

     Mortgage notes and other debts payable: The fair value of fixed rate borrowings is based on discounting future cash flows using the Company's incremental borrowing rate. Variable rate borrowings are tied to market indices and thereby, approximate fair value.

12.  CAPITAL STOCK

PREFERRED STOCK

     The Company has 500,000 shares of authorized preferred stock, $10 par value. At November 30, 1999 and 1998, no shares of preferred stock were issued or outstanding. The preferred stock may be issued in series with any rights, powers and preferences which may be authorized by the Company's Board of Directors.

COMMON STOCK

     The Company has two classes of common stock. The common stockholders have one vote for each share owned in matters requiring stockholder approval and during the years ended 1999 and 1998 received quarterly dividends of $.0125 per share. Class B common stockholders have ten votes for each share owned and during the years ended 1999 and 1998 received quarterly dividends of $.01125 per share. Class B common stock can be converted into common stock at any time. Common stock cannot be converted into Class B common stock. As of November 30, 1999, Mr. Leonard Miller, a member of the Board of Directors, owned or controlled 9.9 million shares of Class B common stock, which represented approximately 79% of the voting power.

   During 1998, the Company's Board of Directors approved a stock repurchase plan authorizing the Company to buy back up to 2,000,000 shares of its common stock. On December 7, 1999, the Company's Board of Directors authorized the Company to buy back up to an additional 3,500,000 shares. During the years ended November 30, 1999 and 1998, the Company purchased and retired 500,000 shares and 550,900 shares, respectively, under this program. During the quarter ended February 29, 2000, the Company purchased and retired an additional 1,893,200 shares, bringing the inception-to-date total under the Company's buy-back program to 2,944,100 shares.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

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

     A summary of the Company's stock option activity under the 1997 Plan for the years ended November 30, 1999, 1998 and 1997 is as follows:

                                              1999                        1998                       1997
                                    ------------------------   ------------------------   -----------------------
                                                   Weighted                   Weighted                  Weighted
                                                   Average                    Average                   Average
                                      Stock        Exercise      Stock        Exercise      Stock       Exercise
                                     Options         Price      Options        Price       Options        Price
                                    ------------------------   ------------------------   -----------------------

Outstanding, beginning of year      1,555,661      $   20.19   1,478,647      $   20.06          --     $      --
   Assumed at Spin-off                     --      $      --          --      $      --     409,647     $    7.64
   Granted                            464,240      $   18.09      86,000      $   22.35   1,069,000     $   24.82
   Forfeited                         (487,300)     $   24.63      (8,000)     $   26.04          --     $      --
   Exercised                          (11,798)     $   12.29        (986)     $   11.97          --     $      --
                                    ---------                  ---------                  ---------
Outstanding, end of year            1,520,803      $   18.19   1,555,661      $   20.19   1,478,647     $   20.06
Exercisable, end of year              348,619      $   15.74     217,129      $   15.77      61,203     $    6.59
Weighted average fair value of
 options granted during the
 year under SFAS No. 123            $    8.79                 $     7.93                  $   14.78


                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     The following table summarizes information about fixed stock options outstanding at November 30, 1999:

                                   Options Outstanding                       Options Exercisable
                    ------------------------------------------------- ----------------------------------
                                         Weighted
                         Number          Average        Weighted           Number         Weighted
   Range of          Outstanding at     Remaining        Average       Outstanding at      Average
   Exercise            November 30,    Contractual      Exercise        November 30,      Exercise
    Prices                1999             Life           Price             1999            Price
--------------------------------------------------------------------- ----------------------------------
    $3.98-$9.92          303,023           2.67           $5.45           134,740            $5.16
   $11.97-$13.73          58,435           4.52          $12.67            14,517           $12.65
   $15.31-$20.28         505,345           7.53          $17.80            46,762           $16.99
   $22.59-$29.13         654,000           7.11          $24.87           152,600           $25.00


     The Company has elected to account for its employee stock options under Accounting Principles Board ("APB") Opinion No. 25 and related Interpretations. No compensation expense is recorded under APB 25 because the exercise price of the Company's employee common stock options equaled the market price for the underlying common stock on the grant date.

       Under the terms of the Lennar 1991 Stock Option Plan (the "Lennar Option Plan"), participants in the Lennar Option Plan who exercise their options after the Spin-off (and who did not amend the terms of their options prior to the Spin-off to provide otherwise) will receive upon exercise of Lennar stock options both shares of Lennar common stock and LNR common stock. In connection with the Spin-off, the Company agreed to deliver shares of its common stock to participants in the Lennar Option Plan who exercise options and are entitled to LNR common stock. There were Lennar stock options outstanding at the time of the Spin-off which could entitle the holders to purchase up to 615,600 shares of LNR common stock. Of these options, 79,475 and 22,000 had been exercised during the years ended November 30, 1999 and 1998, respectively. The Company does not receive any portion of the exercise price of the Lennar stock options.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     SFAS No. 123 requires "as adjusted" information regarding net earnings and net earnings per share to be disclosed for new options granted after fiscal year 1996. The Company determined this information using the fair value method of that statement. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model. The significant weighted average assumptions used for the years ended November 30, 1999, 1998 and 1997 were as follows:

                                          Years Ended November 30,
                                      ---------------------------------
                                       1999         1998         1997
                                      -------      -------      -------
Dividend yield                         0.20%        0.20%        0.20%
Volatility rate                        0.50         0.45         0.45
Risk-free interest rate                5.69%        5.50%        5.50%
Expected option life (years)           2-7          2-7          2-7

     The estimated fair value of the options is recognized in expense over the options' vesting period for "as adjusted" disclosures. The net earnings per share "as adjusted" for the effects of SFAS No. 123 is not indicative of the effects on reported net earnings/loss for future years. For purposes of these calculations, the Company has excluded shares subject to options which are held by participants in the Lennar Option Plan, who are not employees and do not otherwise receive compensation from the Company. The Company's reported "as adjusted" information for the years ended November 30, 1999, 1998 and 1997 is as follows:

                                                            Years Ended November 30,
                                                    --------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)               1999          1998          1997
                                                    ----------     ---------     ---------
Net earnings                                        $   95,560        73,323        44,218
Net earnings "As adjusted"                          $   94,407        71,782        43,042

Net earnings per share as reported - basic          $     2.68          2.04          1.22
Net earnings per share "As adjusted"- basic         $     2.65          1.99          1.19

Net earnings per share as reported - diluted        $     2.63          2.02          1.22
Net earnings per share  "As adjusted" - diluted     $     2.60          1.98          1.19


     In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

SAVINGS PLAN

      The LNR Property Corporation Savings Plan (the "Savings Plan") allows employees to participate and make contributions to the Savings Plan which are invested on their behalf and the Company may also make contributions for the benefit of employees. The Company records as compensation expense its contributions to the Savings Plan. Amounts contributed by the Company to the Savings Plan during 1999, 1998 and 1997 were immaterial.

 RESTRICTIONS ON PAYMENTS OF DIVIDENDS

     Other than as necessary to maintain the financial ratios and net worth requirements under certain revolving credit agreements, there are no restrictions on the payment of dividends on common stock by the Company. The cash dividends paid with regard to a share of Class B common stock in a calendar year may not be more than 90% of the cash dividends paid with regard to a share of common stock in that calendar year. One of the Company's major subsidiaries is also restricted on the payment of dividends to its parent company, LNR Property Corporation, under certain revolving credit and loan agreements.

13.  RELATED PARTY TRANSACTIONS

     A member of the LNR Board of Directors has voting control of both LNR and Lennar.

     The Company leases office space to Lennar and its subsidiaries, and during the years ended November 30, 1999 and 1998 recorded $1.2 million and $1.0 million, respectively, in rental revenue. Prior to the Spin-off, for the period December 1, 1996 through October 31, 1997, the Company provided a portion of Lennar's facilities on a rent-free basis.

     Lennar provided data processing services to the Company under an agreement to perform such services. The agreement expired in late 1999 and was not renewed. Costs for these services aggregated $196,000 and $204,000 for the years ended November 30, 1999 and 1998, respectively, and $16,000 for the one month ended November 30, 1997.

     During the period December 1, 1996 through October 31, 1997, Lennar provided various general and administrative services to the Company including: data processing, treasury, legal, human resources, payroll, accounting, risk management and others. Costs for these services were designed to approximate the actual costs incurred by Lennar to render these services. Management believes the methods used to determine these costs were reasonable, however, such costs may not have been the same as those which would have been incurred if the Company had operated as an independent entity during that period. Charges for these costs are included in general and administrative expenses and amounted to $3.3 million for the period December 1, 1996 through October 31, 1997.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

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

     The Company is committed, under various letters of credit or other agreements, to provide certain guarantees. Outstanding letters of credit and guarantees under these arrangements totaled approximately $78.1 million and $61.3 million at November 30, 1999 and 1998, respectively. Additionally, the Company has guaranteed a portion of the outstanding debt of Lennar Land Partners and the debt of one second tier partnership within Lennar Land Partners, amounting to $49.8 million at November 30, 1999. See Note 7.

     The Company leases certain premises and equipment under various non-cancelable operating leases with terms expiring through 2003, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows (in thousands): 2000 - $704; 2001 - $458; 2002 - $364; and 2003 - $135.

15.  SEGMENT REPORTING

     During 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and related disclosures about products and services, geographical areas and major customers. Management assesses Company performance and allocates capital principally on the basis of three lines of business: (1) real estate properties, (2) real estate securities and (3) real estate loans.

     Real estate properties include apartments, office buildings, shopping centers, hotels, industrial facilities and land that the Company acquires, develops, redevelops or repositions. The Company's primary source of earnings from real estate properties is its rental revenue and gains on sales of those properties that have reached optimal value. Additionally, the Company recognizes equity in earnings of partnerships that own, manage and sell real estate properties and in some cases, earns fees from managing those partnerships. Operating expenses include the direct costs of operating the real estate properties, the related depreciation and the overhead associated with managing the properties and partnerships.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     Real estate securities include unrated and non-investment grade rated subordinated CMBS which are collateralized by pools of mortgage loans on commercial and multi-family residential real estate properties. The Company performs "special servicing" for the loans underlying such investments. Special servicing is the business of managing and working out the problem assets in a pool of commercial mortgage loans or other assets. The Company's primary source of earnings from real estate securities is the interest income earned on its investments in these CMBS. Additionally, the Company recognizes equity in earnings of partnerships that own CMBS. The Company also earns special servicing fees with respect to the mortgage loans underlying the Company's CMBS, as well as the CMBS owned by the partnerships and earns management fees for managing the partnerships. Operating expenses include the overhead associated with managing the investments and partnerships and costs of the servicing responsibilities.

     Real estate loans include domestic and foreign discount loan portfolio investments, owned primarily through partnerships, and related loan workout operations, as well as direct lending activities in unique high yielding situations. The Company's primary source of earnings from real estate loans include interest income on loan investments, equity in earnings of partnerships and management fees earned from those partnerships. Operating expenses include the overhead associated with servicing the loans and managing the partnerships.

     Revenues, expenses and assets are accounted for in accordance with the accounting policies set forth in Note 1. Revenues and non-overhead expenses for each business line are those that relate directly to those operations. Overhead expenses, such as administrative expenses, are allocated directly to each business line based on management's best estimates of the resources utilized in the management and operations of each business line. Total assets are those assets directly used in the Company's operations in each line of business. Corporate assets consist principally of cash and cash equivalents and other assets. There are no significant transfers between business lines.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     The following tables detail the Company's financial performance by these three lines of business for the years ended November 30, 1999, 1998 and 1997:

                                            For the Year Ended November 30, 1999
                          -----------------------------------------------------------------------
                          Real Estate    Real Estate    Real Estate    Corporate
(IN THOUSANDS)            Properties     Securities        Loans       and Other          Total
Rental income             $   95,391             --             --             --          95,391
Equity in earnings of
   partnerships               31,281          4,077         21,700             --          57,058
Interest income                   --         87,590         18,874             --         106,464
Gains on sales                67,187          6,056             --             --          73,243
Management and
   servicing fees                668          9,592          5,080             --          15,340
Other, net                        --             --            504             --             504
                          ----------     ----------     ----------     ----------      ----------
   Total revenues            194,527        107,315         46,158             --         348,000
Cost of rental
   operations                 53,881             --             --             --          53,881
Other operating
   expenses                   16,685          7,502          5,492         16,598          46,277
Depreciation                  27,393             --             --             --          27,393
Minority interests             2,813            681          2,146             --           5,640
                          ----------     ----------     ----------     ----------      ----------
   Total costs and
     expenses                100,772          8,183          7,638         16,598         133,191
                          ----------     ----------     ----------     ----------      ----------
Operating earnings/(loss) $   93,755         99,132         38,520        (16,598)        214,809
                          ==========     ==========     ==========     ==========      ==========
Total assets              $1,264,191        628,750        272,648        117,412       2,283,001
                          ==========     ==========     ==========     ==========      ==========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

                                                For the Year Ended November 30, 1998
                                 ---------------------------------------------------------------------
                                 Real Estate    Real Estate    Real Estate    Corporate
(IN THOUSANDS)                    Properties    Securities        Loans       and Other         Total
Rental income                     $  73,200             --             --            --         73,200
Equity in earnings
   (losses) of partnerships          47,822         (5,450)        19,976            --         62,348
Interest income                          --         56,160         20,690            --         76,850
Gains on sales                       26,818          1,386             --            --         28,204
Management and servicing fees           365          6,177          2,718            --          9,260
Other, net                               --             --            895            --            895
                                  ---------      ---------      ---------     ---------      ---------
    Total revenues                  148,205         58,273         44,279            --        250,757
Cost of rental operations            45,285             --             --            --         45,285
Other operating expenses              8,106          3,476          5,961        11,697         29,240
Depreciation                         13,014             --             --            --         13,014
Minority interests                     (356)            --          2,178            --          1,822
                                  ---------      ---------      ---------     ---------      ---------
     Total costs and
      expenses                       66,049          3,476          8,139        11,697         89,361
                                  ---------      ---------      ---------     ---------      ---------
Operating earnings/(loss)         $  82,156         54,797         36,140       (11,697)       161,396
                                  =========      =========      =========     =========      =========
Total assets                      $ 985,678        443,564        206,449       108,114      1,743,805
                                  =========      =========      =========     =========      =========

                                             For the Year Ended November 30, 1997
                             -------------------------------------------------------------------
                             Real Estate    Real Estate  Real Estate    Corporate
(IN THOUSANDS)               Properties     Securities      Loans       and Other        Total
Rental income                 $  56,334            --            --            --         56,334
Equity in earnings of
   partnerships                   1,558            --        28,591            --         30,149
Interest income                      --        29,919        11,527            --         41,446
Gains on sales                   18,076         5,359            --            --         23,435
Management and servicing
   fees                             403         4,262         8,720            --         13,385
Other, net                           --            --         2,734            --          2,734
                              ---------     ---------     ---------     ---------      ---------
    Total revenues               76,371        39,540        51,572            --        167,483
Cost of rental operations        35,767            --            --            --         35,767
Other operating expenses          2,955         1,619         3,671        18,097         26,342
Depreciation                      6,060            --            --            --          6,060
Minority interests                  242            --            --            --            242
                              ---------     ---------     ---------     ---------      ---------
     Total costs and
      expenses                   45,024         1,619         3,671        18,097         68,411
                              ---------     ---------     ---------     ---------      ---------
Operating earnings/(loss)     $  31,347        37,921        47,901       (18,097)        99,072
                              =========     =========     =========     =========      =========
Total assets                  $ 424,610       319,517       178,395       100,815      1,023,337
                              =========     =========     =========     =========      =========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1999, 1998 AND 1997

     All of the Company's operations and long-lived assets are geographically located within the United States, with the exception of its equity investments in portfolios of Japanese non-performing real estate loans, amounting to $49.6 million, $28.1 million and zero at November 30, 1999, 1998 and 1997, respectively.

16.  QUARTERLY DATA (UNAUDITED)


(IN THOUSANDS, EXCEPT PER SHARE DATA)                    First       Second     Third      Fourth
                                                        --------     ------     ------     ------
1999

    Revenues                                            $ 76,192     97,887     85,121     88,800

    Operating earnings                                  $ 46,667     65,911     50,201     52,030

    Earnings before income taxes                        $ 27,192     45,529     29,364     28,815

    Net earnings                                        $ 20,403     32,687     21,436     21,034

    Net earnings per share - basic                      $   0.57       0.92       0.60       0.59

    Net earnings per share - diluted                    $   0.57       0.90       0.59       0.58

1998

    Revenues                                            $ 51,838     54,901     69,163     74,855

    Operating earnings                                  $ 34,304     35,784     43,818     47,490

    Earnings before income taxes                        $ 27,246     25,859     26,541     27,900

    Net earnings                                        $ 16,620     16,954     19,098     20,651

    Net earnings per share - basic                      $   0.46       0.47       0.53       0.58

    Net earnings per share - diluted                    $   0.46       0.46       0.52       0.57


     Quarterly and year to date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.