Form 10-K, Exhibit 13
period 2000-11-30
LNR PROPERTY CORP
filed 2001-02-28
CIK 1043044

EXHIBIT 13.1


Item 5. Market for the Registrant's Common Stock and Related Security Holder Matters

The Company's common stock currently is listed on the New York Stock Exchange under the symbol LNR. The following table sets forth the range of the high and low closing prices reported on the New York Stock Exchange composite tape for each period indicated.

                                          High               Low
                                  -------------------------------------
                                                  2000
                                  -------------------------------------
                   First Quarter       $20 11/16          $16 7/8
                  Second Quarter       $21 5/8            $18
                   Third Quarter       $21 9/16           $19 5/16
                  Fourth Quarter       $22 7/16           $20 3/8

                                                  1999
                                  -------------------------------------
                   First Quarter       $22 1/2            $16 7/8
                  Second Quarter       $20 5/8            $18 1/16
                   Third Quarter       $23 15/16          $18 9/16
                  Fourth Quarter       $20 3/8            $17 5/8

At February 14, 2001, there were approximately 4,500 holders of record of the Company's common stock. During each of the four quarters in 2000 and 1999, the Company declared and paid cash dividends of $.0125 per common share and $.01125 per Class B common share.

Item 6.  Selected Financial Data

The following table contains selected consolidated financial information about the Company. The selected financial data should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Annual Report.

                                                                      Years Ended November 30,
                                                 ------------------------------------------------------------
(In thousands, except per share amounts)           2000         1999         1998         1997         1996
                                                 --------     --------     --------     --------     --------
Results of Operations (1)
      Revenues
         Real estate properties                  $214,778      194,527      148,205       76,371       63,565
         Real estate loans                         81,557       46,158       44,279       51,572       74,677
         Real estate securities                   176,435      107,315       58,273       39,540       25,194
                                                 --------     --------     --------     --------     --------
             Total revenues                      $472,770      348,000      250,757      167,483      163,436
                                                 ========     ========     ========     ========     ========

      EBITDA (2)                                 $314,163      235,635      179,286      126,282      114,013
      Interest expense                           $121,487       83,909       53,850       26,584       20,513
      Net earnings                               $115,871       95,560       73,323       44,218       47,255

      Per share amounts
        Earnings -  basic                        $   3.46         2.68         2.04         1.22           --
        Earnings - diluted                       $   3.32         2.63         2.02         1.22           --
        Cash dividends - common stock            $   0.05         0.05         0.05       0.0125 (3)       --
        Cash dividends - Class B common stock    $   0.045        0.045        0.045     0.01125 (3)       --

                                                                       November 30,
                                         ----------------------------------------------------------------------
                                            2000           1999           1998           1997           1996
                                         ----------     ----------     ----------     ----------     ----------
                                                          (In thousands, except per share data)
Financial Position (1)
      Total assets                       $2,348,856      2,283,001      1,743,805      1,023,337        752,968
      Assets by business segment
         Real estate properties          $1,105,674      1,264,191        985,678        424,610        304,279
         Real estate loans               $  310,445        272,648        206,449        178,395        153,426
         Real estate securities          $  809,974        628,750        443,564        319,517        263,842

      Total debt                         $1,404,374      1,403,401      1,017,199        391,171        354,406
      Parent Company investment          $       --             --             --             --        367,048
      Stockholders' equity               $  778,444        710,332        618,979        569,088             --
      Stockholders' equity per share     $    22.75          20.18          17.39          15.75             --

      Shares outstanding
         Common stock                        24,215         25,142         24,852         25,144             --
         Class B common stock                 9,999         10,058         10,748         10,984             --
                                         ----------     ----------     ----------     ----------     ----------
             Total                           34,214         35,200         35,600         36,128             --
                                         ==========     ==========     ==========     ==========     ==========

---------------------
(1) LNR Property Corporation was formed in June 1997 and spun-off from Lennar Corporation (the "Parent Company" or "Lennar") on October 31, 1997. The above information has been prepared to reflect the Company as a separate consolidated group for the periods presented. Results of operations for periods prior to October 31, 1997 and historical cost bases of assets and liabilities have been extracted from Lennar Corporation's financial statements.
(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, plus cash interest received on CMBS in excess of interest income recognized.
(3) 1997 dividends reflect only the dividend declared and paid in the fourth quarter.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS INFORMATION WHICH CONSTITUTES FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES. THE FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD LOOKING STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDE
(I) CHANGES IN DEMAND FOR COMMERCIAL REAL ESTATE NATIONALLY, IN AREAS IN WHICH THE COMPANY OWNS PROPERTIES, OR IN AREAS IN WHICH PROPERTIES SECURING MORTGAGES DIRECTLY OR INDIRECTLY OWNED BY THE COMPANY ARE LOCATED, (II) INTERNATIONAL, NATIONAL OR REGIONAL BUSINESS CONDITIONS WHICH AFFECT THE ABILITY OF MORTGAGE OBLIGORS TO PAY PRINCIPAL OR INTEREST WHEN IT IS DUE, (III) THE CYCLICAL NATURE OF THE COMMERCIAL REAL ESTATE BUSINESS, (IV) CHANGES IN INTEREST RATES AND (V) CHANGES IN THE MARKET FOR VARIOUS TYPES OF REAL ESTATE BASED SECURITIES.

OVERVIEW

LNR Property Corporation (the "Company") is a real estate investment, finance and management company. The Company engages primarily in (i) acquiring, developing, managing and repositioning commercial and multi-family residential real estate properties, (ii) investing in high yielding real estate loans and purchasing at a discount portfolios of loans backed by real estate, and (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS") as to which the Company has the right to be special servicer (i.e., to oversee workouts of underperforming and non-performing loans). For the following discussion, these businesses are grouped as follows: (a) real estate properties, (b) real estate loans, and (c) real estate securities.

Prior to October 31, 1997, Lennar Corporation (the "Parent Company" or "Lennar") transferred its real estate investment, finance and management business to the Company. On October 31, 1997, Lennar effected a spin-off of the Company to Lennar's stockholders by distributing to Lennar's stockholders one share of the Company's stock for each share of Lennar stock they held.

During 1998, the Company entered the business of owning, developing and syndicating multi-family and senior housing residential rental communities which qualify for Low-Income Housing Tax Credits ("affordable housing communities"). The Company acquired controlling interests in a group of entities, as well as certain direct partnership interests, known as the Affordable Housing Group ("AHG"). As of November 30, 2000, AHG had ownership interests in approximately 10,300 affordable housing apartment units (80 communities), substantially of which qualify for Low-Income Housing Tax Credits under Federal tax laws. These tax credits can be used to increase the Company's after-tax income by reducing income taxes or by selling tax credits through the syndication of partnership interests.

The following is a summary of the Company's results of operations for the years ended November 30, 2000, 1999 and 1998 after allocating among the core business segments certain non-corporate general and administrative expenses:

(In thousands)                        2000          1999          1998
                                   ---------     ---------      ---------

Revenues
   Real estate properties          $ 214,778       194,527        148,205
   Real estate loans                  81,557        46,158         44,279
   Real estate securities            176,435       107,315         58,273
                                   ---------     ---------      ---------
Total revenues                       472,770       348,000        250,757
                                   ---------     ---------      ---------
Operating expenses
   Real estate properties            137,296       100,772         66,049
   Real estate loans                   9,060         7,638          8,139
   Real estate securities             11,777         8,183          3,476
   Corporate and other                25,222        16,598         11,697
                                   ---------     ---------      ---------
Total operating expenses             183,355       133,191         89,361
                                   ---------     ---------      ---------

Operating earnings
   Real estate properties             77,482        93,755         82,156
   Real estate loans                  72,497        38,520         36,140
   Real estate securities            164,658        99,132         54,797
   Corporate and other               (25,222)      (16,598)       (11,697)
                                   ---------     ---------      ---------
Total operating earnings             289,415       214,809        161,396
                                   ---------     ---------      ---------

Interest expense                     121,487        83,909         53,850
Income tax expense                    52,057        35,340         34,223
                                   ---------     ---------      ---------
Net earnings                       $ 115,871        95,560         73,323
                                   =========     =========      =========

RESULTS OF OPERATIONS

Year ended November 30, 2000 compared to year ended November 30, 1999

Net earnings for the year ended November 30, 2000 were $115.9 million, a 21% increase over prior year net earnings of $95.6 million. Earnings per share for the year ended November 30, 2000 were $3.46 per share ($3.32 per share diluted), a 29% increase over prior year earnings of $2.68 per share ($2.63 per share diluted). The increase in earnings was primarily due to (i) an increase in interest income and servicing fees derived from the Company's growing CMBS portfolio, which continues to perform above original expectations, (ii) greater earnings from the Company's participation in Madison Square Company LLC ("Madison"), a partnership that invests in CMBS, (iii) a gain on sale of the Company's interests in Japanese real estate loan portfolios, and (iv) an increase in net operating income (rental income less cost of rental operations) from a larger portfolio of stabilized properties. These increases were partially offset by (i) fewer gains on sales of real estate properties, (ii) an increase in interest expense, due to the Company's increased borrowing levels throughout most of the year and higher interest rates, and (iii) increased depreciation and other operating expenses from the Company's growing business segments.

Operating earnings were generated from the Company's three main business segments in the following proportions: 25% from real estate properties, 23% from real estate loans and 52% from real estate securities. This compares with 40%, 17% and 43%, respectively, for the prior year. The shift in these percentages from 1999 to 2000 is primarily the result of fewer gains on sale of real estate, the gain on sale of the Company's interests in Japanese real estate loan portfolios, higher earnings from the Company's increased investments in structured junior first mortgage loan participations and higher earnings from the Company's growing CMBS portfolio.

Year ended November 30, 1999 compared to year ended November 30, 1998

Net earnings for the year ended November 30, 1999 were $95.6 million, or $2.68 per share ($2.63 per share diluted), a 30% increase over prior year net earnings of $73.3 million, or $2.04 per share ($2.02 per share diluted). The increase in earnings was primarily due to (i) higher gains on sales of real estate properties, (ii) an increase in interest income and servicing fees derived from the Company's growing CMBS portfolio, (iii) increased net operating income from a larger portfolio of stabilized properties, and (iv) a lower effective tax rate due to the utilization of tax credits from the AHG acquisition. These increases were partially offset by (i) lower earnings from Lennar Land Partners ("LLP") due to fewer land sales, (ii) an increase in depreciation expense due to the growth of the Company's real estate property portfolio, and (iii) an increase in interest expense due to increased borrowing levels to finance purchases of real estate properties, loans and securities.

Operating earnings were generated from the Company's three main business lines in the following proportions: 40% from real estate properties, 17% from real estate loans and 43% from real estate securities. This compares with 47%, 21% and 32%, respectively, for the prior year. The shift in these percentages from 1998 to 1999 is primarily the result of higher earnings from the Company's growing CMBS portfolio.

Real Estate Properties

(In thousands)                                      2000          1999           1998
                                                 ----------    ----------     ----------
Rental income                                    $  139,264        95,391         73,200
Equity in earnings of partnerships                   30,810        31,281         47,822
Gains on sales of real estate                        38,522        67,187         26,818
Gains on sales of partnership interests               3,335            --             --
Management fees                                       2,847           668            365
                                                 ----------    ----------     ----------
   Total revenues                                   214,778       194,527        148,205
                                                 ----------    ----------     ----------

Cost of rental operations                            78,682        53,881         45,285
Other operating expenses(1)                          22,052        16,685          8,106
Minority interests                                      424         2,813           (356)
Depreciation                                         36,138        27,393         13,014
                                                 ----------    ----------     ----------
   Total operating expenses(1)                      137,296       100,772         66,049
                                                 ----------    ----------     ----------
   Operating earnings                            $   77,482        93,755         82,156
                                                 ==========    ==========     ==========
Balance sheet data:

Operating properties and equipment, net          $  818,486       982,230        712,419
Land held for investment                             52,969       126,047        140,048
Investments in and advances to
   partnerships                                     234,219       155,914        133,211
                                                 ----------    ----------     ----------
   Total segment assets                          $1,105,674     1,264,191        985,678
                                                 ==========    ==========     ==========

----------
(1) Operating expenses do not include interest expense.

Real estate properties include rental apartment communities (market-rate and affordable housing communities), office buildings, industrial/warehouse facilities, hotels, retail centers and land that the Company acquires and develops, redevelops or repositions. It also includes the Company's 50% interest in LLP, a partnership engaged in the acquisition, development and sale of land. Total revenues from real estate properties include rental income from operating properties, gains on sales of those properties, equity in earnings of partnerships that own and operate real estate properties and fees earned from managing those partnerships. Operating expenses include the direct costs of operating the real estate properties, the related depreciation and the overhead associated with managing the properties and partnerships.

Year ended November 30, 2000 compared to year ended November 30, 1999

Overall, operating earnings from real estate properties were $77.5 million for the year ended November 30, 2000 compared to $93.8 million in 1999. Net operating income from the Company's operating properties increased 46% to $60.6 million in 2000 from $41.5 million in 1999. This increase was more than offset by lower gains on sales of real estate of $28.7 million and an increase in depreciation and other operating expenses. Gains on sales of real estate may fluctuate from period to period based on the timing of sales.

Total rental income increased to $139.3 million for the year ended November 30, 2000 from $95.4 million in 1999. In 2000 and 1999, respectively, rental income consisted of $75.8 million and $42.7 million from commercial properties (office, industrial/warehouse and retail), $15.6 million and $14.1 million from market-rate rental apartment communities, $20.2 million and $20.7 million from affordable housing communities, and $27.7 million and $17.9 million from hotels and other properties. The increases were primarily due to the Company's growing stabilized operating property portfolio. Overall occupancy and rental rates were similar in the two years for stabilized operating properties. Cost of rental operations increased to $78.7 million for the year ended November 30, 2000 from $53.9 million in 1999 due to the Company's growing stabilized operating property portfolio.

Gains on sales of real estate decreased to $38.5 million in 2000 from $67.2 million in the prior year. The higher gains in 1999 include a $27.6 million gain on the sale of four market-rate apartment communities.

Management fees increased to $2.8 million in 2000 from $0.7 million in 1999. This increase is primarily due to fees related to the affordable housing business.

Other operating expenses, which represent an allocation of salary, professional and other administrative expenses, increased to $22.1 million for the year ended November 30, 2000, compared to $16.7 million in 1999. These increases were due to additional personnel and administrative costs necessary to support the growth in the real estate property portfolio the Company manages.

Depreciation expense increased to $36.1 million for the year ended November 30, 2000 from $27.4 million in 1999. This increase was due to the growth in stabilized operating property portfolio.

The net book value of market-rate operating properties and equipment, excluding affordable housing communities, at November 30, 2000 and the net operating income for the year then ended with regard to various types of property owned by the Company were as follows:

                                                                                     Net
                                                    Net Book      Occupancy       Operating        NOI as a %
(In thousands, except percentages)                    Value          Rate           Income        of Net Book
                                                                                   (NOI)(1)          Value
                                                  ------------------------------------------------------------
Stabilized operating properties
         Commercial                                    $343,990       92%              $45,927       13%
         Multi-family                                     2,536       98%                  397       16%
         Hotel                                           15,661       59%                2,047       13%
                                                  --------------                 -----------------------------
                                                        362,187                         48,371       13%
Under development or repositioning
              Commercial                                253,014                          5,625
              Multi-family                               57,364                              -
              Hotel                                      29,877                          1,175
                                                  --------------                 --------------
                                                        340,255                          6,800
                                                  --------------                 --------------
Furniture, fixtures and equipment                         7,376                              -
                                                  --------------                 --------------
Total (2)                                              $709,818                        $55,171
                                                  ==============                 ==============

------------------
(1) NOI for purposes of this schedule is rental income less cost of rental operations before commissions and non-operating expenses.
(2) Total market-rate operating properties and equipment, net, excluding affordable housing communities.

As of November 30, 2000, approximately 52% of the Company's market-rate operating properties, based on net book value, had reached stabilized occupancy levels and were yielding in total 13% on net book cost. The anticipated improvements in the earnings of the not yet stabilized market-rate operating properties are not expected to be recognized until future periods.

Pre-tax operating margins for the affordable housing communities, which qualify for Low-Income Housing Tax Credits, are generally lower than for market-rate rentals. However, the Company receives its desired yield from these investments after adding in (1) the impact of lower income taxes as a result of the tax credits and other related tax deductions and (2) profits from sales of credits to others. The net investment in the Company's affordable housing communities at November 30, 2000 and the yield on the stabilized affordable housing communities for the year then ended, were as follows:

(In thousands, except percentages)

Net book value of apartment communities                             $    48,794
Investments in partnerships                                              44,461
Debt and other                                                          (35,684)
                                                                    ------------
  Net investment in stabilized apartment communities                     57,571

  Net investment in apartment communities under development              50,803
                                                                    ------------
          Net investment in affordable housing communities          $   108,374
                                                                    ============

Stabilized apartment communities
  NOI as a % of  net book value                                              11%
  Adjusted NOI as a % of net book value (1)                                  16%

-------------
(1) Adjusted NOI includes the effect of tax credits and other related tax deductions.

As of November 30, 2000, the Company had been awarded and held rights to over $198 million in gross tax credits, with approximately 61% relating to apartment communities that have not yet reached stabilized occupancy levels.

At the time of the acquisition of AHG in 1998, the Company's strategy was to retain the tax credits generated through owning the partnership interests in the affordable housing communities and then using those credits to reduce the Company's overall effective tax rate. However, the demand for credits has since increased significantly and the Company found it could generate higher returns on its investment by selling the credits rather than by using them. The Company began to shift its strategy away from owning the partnership interests in the affordable housing communities toward syndicating such interests. The Company expects to generate fee income and gains in future years from such syndications. As a result, the Company expects its investment in affordable housing communities, as well as the amount of tax credits it holds and utilizes to reduce its tax rate, to decline after 2000.

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

Total rental income increased to $95.4 million for the year ended November 30, 1999 from $73.2 million in 1998. In 1999 and 1998, respectively, rental income consisted of $42.7 million and $29.2 million from commercial properties (office, industrial/warehouse and retail), $14.1 million and $19.9 million from market-rate rental apartment communities, $20.7 million and $10.6 million from affordable housing communities, and $17.9 million and $13.5 million from hotels and other properties. The increases were primarily due to continued acquisitions of real estate properties and the inclusion of affordable housing communities for a full year in 1999. Overall occupancy and rental rates were similar in the two years for stabilized operating properties. Cost of rental operations increased to $53.9 million for the year ended November 30, 1999 from $45.3 million in 1998 due to the inclusion of affordable housing communities for a full year in 1999 and acquisitions of other new properties.

Net rental income increased by $13.6 million, or 49%, for the year ended November 30, 1999 over the prior year. Of this increase, 68% was due to net rental income increases from stabilized market-rate properties and the rest was due to affordable housing communities.

During the year, the Company completed several real estate sales resulting in gains of $67.2 million, compared with $26.8 million during 1998. The most significant sale involved a $61 million cash sale of four stabilized market-rate apartment communities in Florida, consisting of 1,520 apartments.

Although the Company sold real estate with carrying values of $182.5 million during 1999 ($72.2 million of which related to the syndication of certain affordable housing communities), the total book value of operating properties and equipment and land held for investment increased by $255.8 million during the year, primarily as a result of approximately $483.4 million in acquisitions and property development expenditures.

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

The net book value of market-rate operating properties and equipment, excluding affordable housing communities, at November 30, 1999 and the net operating income for the year then ended with regard to various types of property owned by the Company were as follows:

                                                                                     Net
                                                    Net Book      Occupancy       Operating        NOI as a %
(In thousands, except percentages)                    Value          Rate           Income        of Net Book
                                                                                   (NOI)(1)          Value
                                                  ------------------------------------------------------------
Stabilized operating properties
         Commercial                                   $ 245,138       92%             $ 34,110       14%
         Multi-family                                     2,703       99%                  387       14%
         Hotel and other                                 33,347       64%                3,579       11%
                                                  --------------                 -----------------------------
                                                        281,188                         38,076       14%
Under development or repositioning
         Commercial                                     186,582                          3,913
         Multi-family                                   195,613                            647
         Hotel                                           47,785                              -
                                                  --------------                 --------------
                                                        429,980                          4,560
                                                  --------------                 --------------
Furniture, fixtures and equipment                        10,687                              -
                                                  --------------                 --------------
Total(2)                                              $ 721,855                       $ 42,636
                                                  ==============                 ==============

-------------------
(1) NOI for purposes of this schedule is rental income less cost of rental operations before commissions and non-operating expenses.
(2) Total market-rate operating properties and equipment, net, excluding affordable housing communities.

As of November 30, 1999, approximately 40% of the Company's market-rate operating properties, based on net book value, had reached stabilized occupancy levels and were yielding in total 14% on net book cost.

The net investment in the Company's affordable housing communities at November 30, 1999 and the yield on the stabilized affordable housing communities for the year then ended, were as follows:

(In thousands, except percentages)

Net book value of apartment communities                             $   158,075
Investments in partnerships                                              12,272
Debt and other                                                         (103,120)
                                                                    ------------
  Net investment in stabilized apartment communities                     67,227

  Net investment in apartment communities under development              35,301
                                                                    ------------
          Net investment in affordable housing communities          $   102,528
                                                                    ============
Stabilized apartment communities
  NOI as a % of net book value                                                6%
  Adjusted NOI as a % of net book value (1)                                  15%

-------------
(1) Adjusted NOI includes the effect of tax credits and other related tax deductions.

As of November 30, 1999, the Company had been awarded and held rights to over $165 million in gross tax credits, with approximately 58% relating to apartment communities that had not yet reached stabilized occupancy levels.

Real Estate Loans

(In thousands)                                    2000        1999        1998
                                                --------    --------    --------
Interest income                                 $ 36,758      18,874      20,690
Equity in earnings of partnerships                19,370      21,700      19,976
Gains on sales of partnership interests           20,336          --          --
Management fees                                    4,656       5,080       2,718
Other income                                         437         504         895
                                                --------    --------    --------
   Total revenues                                 81,557      46,158      44,279
                                                --------    --------    --------

Operating expenses(1)                              6,665       5,492       5,961
Minority interests                                 2,395       2,146       2,178
                                                --------    --------    --------
   Total operating expenses(1)                     9,060       7,638       8,139
                                                --------    --------    --------
   Operating earnings                           $ 72,497      38,520      36,140
                                                ========    ========    ========
Balance sheet data:

Mortgage loans, net                             $243,987     152,827      97,855
Investments in and advances to partnerships       14,184      69,830      61,279
Other investments                                 52,274      49,991      47,315
                                                --------    --------    --------
   Total segment assets                         $310,445     272,648     206,449
                                                ========    ========    ========
----------
(1) Operating expenses do not include interest expense.

Real estate loans include the Company's investments in unique high-yielding loans, as well as its domestic and foreign discount loan portfolio investments, owned primarily through partnerships, and related loan workout operations. Total revenues include interest income, equity in earnings of partnerships and management fees earned from those partnerships. Operating expenses include the overhead associated with servicing the loans and managing the partnerships.

Year ended November 30, 2000 compared to year ended November 30, 1999

Operating earnings from real estate loans increased to $72.5 million for the year ended November 30, 2000 from $38.5 million in 1999. This increase is primarily due to the gain on sale of the Company's interests in Japanese real estate loan portfolios and an increase in interest income.

Interest income increased to $36.8 million for the year ended November 30, 2000 from $18.9 million in 1999. This increase was primarily due to additional investments in structured junior first mortgage loan participations discussed below. During the year ended November 30, 2000, the Company funded six investments for $150.6 million, bringing the total investment in structured junior first mortgage loan participations as of November 30, 2000 to $216.4 million. These investments contributed $22.2 million to interest income for the year ended November 30, 2000.

For the year ended November 30, 2000, equity in earnings of partnerships decreased to $19.4 million from $21.7 million in 1999. As expected, earnings from the Company's domestic discount loan portfolios decreased $11.3 million, contributing only $9.5 million during the year, because of the liquidation of most of the assets in the portfolios in prior years. The Company does not expect these domestic loan portfolios to contribute materially to earnings after fiscal 2000. This decrease was partially offset by an increase in earnings from the Company's investments in and workout of distressed Japanese discount loan portfolios prior to their sale.

In April 2000, the Company sold its investment interests in 16 Japanese real estate loan portfolios for $66.4 million. The sale of these investment interests resulted in a pre-tax gain of $20.3 million.

Management fees decreased to $4.7 million for the year ended November 30, 2000 from $5.1 million in 1999, due to fewer domestic loan portfolio resolutions.

Operating expenses increased to $6.7 million for the year ended November 30, 2000 from $5.5 million in 1999, primarily due to increased general and administrative expenses to support the growth in the Company's mortgage loan portfolio.

Year ended November 30, 1999 compared to year ended November 30, 1998

Operating earnings from real estate loans increased to $38.5 million for the year ended November 30, 1999 from $36.1 million in 1998.

Interest income declined to $18.9 million for the year ended November 30, 1999 from $20.7 million in 1998. The decrease was primarily due to the inclusion in 1998 of approximately $3.0 million of interest income on a $105 million participation in a $255 million first mortgage loan collateralized by a hotel portfolio. The Company acquired the loan late in the third quarter and subsequently sold it at par in the fourth quarter of 1998. Additionally, during the fourth quarter of 1999, the Company began investing in structured junior loan participations in high-quality short- to medium-term variable rate first mortgage real estate loans. As of November 30, 1999, the Company had four of these investments funded with a net book value of $75.2 million. These investments contributed just under $1.0 million to earnings in the fourth quarter of 1999.

For the year ended November 30, 1999 equity in earnings of partnerships increased to $21.7 million from $20.0 million in 1998. Most of the increase was related to domestic discount loan portfolio resolutions.

As of the end of the year, the Company had invested through partnerships in 15 portfolios of non-performing real estate loans in Japan with a total net investment of approximately $49.6 million at November 30, 1999. As a result of its loan workout activities, the Company received cash equity distributions from its Japan investments of approximately $29.6 million during 1999, bringing the inception-to-date distributions (including return of capital) to approximately $32.7 million. The majority of the funds were utilized to invest in additional Japanese portfolios.

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

Real Estate Securities

(In thousands)                                   2000        1999        1998
                                               --------    --------    --------
Interest income                                $110,988      87,590      56,160
Equity in earnings (losses) of partnerships      36,852       4,077      (5,450)
Gains on sales of investment securities          13,134       6,056       1,386
Management and servicing fees                    15,461       9,592       6,177
                                               --------    --------    --------
   Total revenues                               176,435     107,315      58,273
                                               --------    --------    --------

Operating expenses(1)                            10,797       7,502       3,476

Minority interests                                  980         681          --
                                               --------    --------    --------
   Total operating expenses(1)                   11,777       8,183       3,476
                                               --------    --------    --------
   Operating earnings                           164,658      99,132      54,797
                                               ========    ========    ========
Balance sheet data:

Investment securities                          $696,402     510,920     434,157
Investments in and advances to partnerships     105,572      90,148          --
Other investments                                 8,000      27,682       9,407
                                               --------    --------    --------
   Total segment assets                        $809,974     628,750     443,564
                                               ========    ========    ========
----------
(1) Operating expenses do not include interest expense.

Real estate securities include unrated and non-investment grade rated subordinated CMBS which are collateralized by pools of mortgage loans on commercial and multi-family residential real estate properties. It also includes the Company's investment in Madison, a partnership that invests in CMBS, as well as investments in entities in related businesses. Total revenues from real estate securities include interest income, equity in the earnings of Madison, gains on sales of securities, servicing fees from acting as special servicer for CMBS transactions and fees earned from managing Madison. Operating expenses include the overhead associated with managing the investments and Madison, and costs of the special servicing responsibilities.

Year ended November 30, 2000 compared to year ended November 30, 1999

Overall operating earnings from real estate securities increased to $164.7 million for the year ended November 30, 2000 from $99.1 million in 1999. Earnings were higher primarily due to (i) increased interest income associated with the growth of the Company's CMBS portfolio, (ii) greater recognition of earnings due to actual CMBS performance continuing to exceed original expectations, (iii) increased equity in earnings from the Company's participation in Madison, and (iv) the gain on sale of the Company's remaining investment in the common stock of Bank United Corporation ("BNKU").

In recording CMBS interest income, the Company recognizes interest received plus the amortization of the difference between the carrying value and the face amount of the securities to achieve a level yield. To date, this has resulted in less recognition of interest income than interest received. The excess interest received is applied to reduce the Company's CMBS investment. The Company's initial and ongoing estimates of its returns on CMBS investments are based on a number of assumptions that are subject to certain business and economic conditions, the most significant of which is the timing and magnitude of credit losses on the underlying mortgages.

The Company has already begun to receive principal payments from some of its securities, and some have matured entirely. Actual loss experience to date, particularly for older transactions (3 to 7 years in age) is significantly lower than originally underwritten by the Company. Therefore, changes to original estimated yields have resulted, and the Company believes they should continue to result in improved earnings from these transactions. The Company believes these improvements resulted from its success in managing and working out the underlying loans and a strong real estate economy. However, the positive experience on these older transactions will not necessarily translate into yield improvements on newer investments.

During the year ended November 30, 2000, the Company acquired $479.4 million face amount of CMBS for $239.5 million, increasing the book value of its portfolio to $696.4 million from $510.9 million at November 30, 1999. The following is a summary of the CMBS portfolio held by the Company at November 30, 2000:

                                            Weighted                                   Weighted     Weighted
                                             Average                       % of        Average      Average
                                  Face      Interest                       Face          Cash         Book
                                 Amount       Rate        Book Value      Amount       Yield (1)    Yield (2)
                            ---------------------------------------------------------------------------------
(In thousands, except percentages)
Fixed-rate
  BB rated or above              $314,623        7.16%        $227,065       72.2%        10.0%        12.9%
  B rated                         436,173        6.60%         233,672       53.6%        12.3%        13.0%
  Unrated                         793,645        7.17%         184,256       23.2%        30.3%        30.0%
                            ---------------------------------------------------------------------------------
      Total                     1,544,441        7.01%         644,993       41.8%        16.7%        17.9%

Floating-rate/short-
 term
  BB rated or above                12,789        7.90%         $10,893       85.2%         9.3%         9.3%
  Unrated                          39,697       11.68%          35,489       89.4%        12.6%         8.6%
                            ---------------------------------------------------------------------------------
      Total                        52,486       10.64%          46,382       88.4%        11.8%         8.7%
Unrealized gains on
  securities                            -                        5,027
                            --------------              ---------------
Total CMBS
  portfolio (3)                $1,596,927        7.11%        $696,402       43.6%        16.3%        17.3%
                            ==============              ===============

--------------------
(1) Cash yield is determined by annualizing the actual cash received during the month of November 2000, and dividing the result by the book value at November 30, 2000.
(2) Book yield is determined by annualizing the interest income for the month of November 2000, and dividing the result by the book value at November 30, 2000.
(3) This table excludes CMBS owned through non-consolidated partnerships.

Equity in earnings of partnerships primarily represents the Company's participation in Madison, which was formed in April 1999. The venture owns $1.6 billion of real estate related securities. The Company's investment in the venture as of the end of the year was $105.6 million, representing a 25.8% ownership interest. In addition to its investment in the venture, the Company maintains a significant ongoing role in the venture, for which it earns fees, both as the special servicer for the purchased CMBS transactions and as the provider of management services. Madison contributed $41.7 million of equity in earnings of partnerships to the real estate securities line of business for the year ended November 30, 2000.

The $13.1 million gain on sale of investment securities during the year ended November 30, 2000 resulted from the sale of the Company's remaining 417,000 shares of common stock of BNKU.

Management and servicing fees increased to $15.5 million from $9.6 million in 1999. This increase was primarily attributable to the increase in the number of CMBS mortgage pools (65 at November 30, 2000 versus 55 at November 30, 1999) for which the Company acts as a special servicer.

Operating expenses increased to $10.8 million in 2000 compared to $7.5 million in 1999. This increase is primarily due to increased personnel and out-of-pocket expenses directly related to the growth of the Company's CMBS portfolio.

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

The following is a summary of the CMBS portfolio held by the Company at November 30, 1999:

                                            Weighted                                   Weighted     Weighted
                                             Average                       % of        Average      Average
                                  Face      Interest                       Face          Cash         Book
                                 Amount       Rate        Book Value      Amount       Yield (1)    Yield (2)
                            ---------------------------------------------------------------------------------
                                                   (In thousands, except percentages)
BB rated or above              $  240,053        7.22%     $  185,071       77.1%         9.5%        12.4%
B rated                           268,321        6.62%        159,520       59.5%        11.1%        12.4%
Unrated                           712,298        7.32%        167,828       23.6%        29.9%        23.7%
Unrealized losses on
  securities and other                  -                      (1,499)
                            --------------              ---------------
Total CMBS
  portfolio (3)                $1,220,672        7.20%     $  510,920       41.9%        16.7%        16.1%
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

Equity in earnings of partnerships primarily represents the Company's participation in Madison. The Company's investment in the venture as of November 30, 1999 was approximately $90 million. Madison contributed approximately $6.6 million of equity in earnings of partnerships to the real estate securities segment for the year ended November 30, 1999.

The $6.1 million of gains on sales of investment securities in 1999 represents the sale of 200,000 shares of common stock in BNKU. Early in 1999, the Company received approximately 617,000 shares of BNKU as a distribution from one of its partnerships. As noted above, the remainder of the shares were sold in 2000.

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

Corporate, Other, Interest and Income Tax Expenses

Year ended November 30, 2000 compared to year ended November 30, 1999

Corporate and other operating expenses increased to $25.2 million in 2000 from $16.6 million in 1999 primarily due to overall Company growth.

Interest expense increased to $121.5 million in 2000 from $83.9 million in 1999. This increase was primarily attributable to the Company's increased borrowing levels throughout most of the year and, to a lesser extent, higher interest rates. The increased borrowing levels were to support larger real estate loans and CMBS portfolios. The Company's mortgage notes and other debts payable remained relatively flat at November 30, 2000 compared to November 30, 1999 primarily due to the sale of several properties near the end of 2000. See further detail below under "Financial Condition, Liquidity and Capital Resources."

Income tax expense increased to $52.1 million in 2000 from $35.3 million in 1999 due to an increase in pre-tax earnings. The Company's effective tax rate was 31% in 2000 compared to 27% for 1999. The Company utilized tax credits of $14.6 million and $14.8 million in 2000 and 1999, respectively, to reduce tax expense. Because the level of tax credits remained essentially the same but the pre-tax earnings increased by 28%, the effective tax rate in 2000 was higher than in 1999.

Year ended November 30, 1999 compared to year ended November 30, 1998

Corporate and other operating expenses increased to $16.6 million in 1999 from $11.7 million in 1998 primarily due to overall Company growth.

Interest expense increased to $83.9 million in 1999 from $53.9 million in 1998. This increase was primarily attributable to the Company's increased borrowing levels. The Company's mortgage notes and other debts payable increased to $1,403 million at November 30, 1999 from $1,017 million at November 30, 1998, as the Company increased its investments in all three of its core business lines. The increase in interest expense was also due to an increase in interest rates on new debt.

Income tax expense increased to $35.3 million in 1999 from $34.2 million in 1998 due to an increase in operating earnings. However, the effective tax rate decreased to 27% in 1999 from 32% in 1998 as a result of tax credits and other related tax deductions from the affordable housing business acquired during 1998.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Operating activities provided $14.0 million of cash in 2000 compared with $14.6 million in 1999. Cash provided by operating activities decreased in 2000 primarily due to a decrease in accounts payable and accrued liabilities of $21.6 million and an increase in other assets and deferred taxes of $38.0 million. These decreases were offset primarily by lower restricted cash balances of $34.0 million and more proceeds from mortgage loans held for sale of $33.3 million.

The Company used $54.0 million in investing activities in 2000 compared with $312.1 million in 1999. The decrease in net cash used in investing activities was primarily due to less spending on operating properties of $113.4 million, more proceeds received from principal collections on CMBS of $34.3 million, more proceeds received from sales of operating properties and land of $20.4 million, and more net proceeds received from partnership activities of $170.2 million. The higher proceeds received from partnership activities derived from $70.0 million more in cash from sales of partnership interests, $25.9 million more in cash from partnership distributions and $74.3 million less in cash used for partnership advances. These increases in cash were somewhat offset by more investment spending on CMBS of $67.3 million.

Financing activities provided $33.4 million of cash in 2000 compared with $277.7 million in 1999. The overall decrease in cash flow provided by financing activities was primarily due to less net borrowing activity under the Company's mortgage notes and other debts payable of $237.4 million and the purchase of $25.2 million more of the Company's common stock. These decreases in cash flow provided by financing activities were partially offset by $18.1 million of higher net borrowing activity under the Company's repurchase agreements and revolving credit lines.

The Company continues to diversify its capital structure and to manage its debt position with a combination of short-, medium- and long-term financings with a goal of properly matching the maturities of its debt with the expected lives of its assets.

At November 30, 2000, the Company had approximately $600 million of available liquidity, which included approximately $460 million from existing or committed lines of credit and cash, and approximately $140 million under committed project level term financing.

The Company has various secured revolving lines of credit with an aggregate commitment of $357.5 million, of which $254.6 million was outstanding at November 30, 2000. These lines are collateralized by CMBS and mortgage loans and mature through November 2003.

The Company has financed some of its purchases of CMBS under reverse repurchase obligation facilities ("repos"). These repo agreements contain provisions which may require the Company to repay amounts or post additional collateral prior to the scheduled maturity dates if the market value of the bonds which collateralize them significantly decline. At November 30, 2000, the Company had three repo lines through which it financed selected CMBS. The first facility had $82.0 million outstanding and is required to be paid in full by June 2004. The second facility had a commitment of $50.0 million of which $21.6 million was outstanding. This facility matures in June 2001. The third facility is a $150 million non-recourse agreement which matures in March 2003 and had an outstanding balance of $103.4 million at November 30, 2000. Additionally, the Company has received seller financing in the form of term repos for six specific CMBS transactions. These agreements had an outstanding balance of $110.1 million at November 30, 2000 and expire through August 2004.

During the third quarter of 2000, the Company amended its $200 million unsecured revolving credit facility, increasing the lenders' commitment to $330 million and extending its term to 2004, assuming a one-year extension option is exercised. At November 30, 2000, $19.4 million was outstanding under this facility. In addition, the Company had issued and outstanding $31.3 million of standby letters of credit utilizing the facility.

Because the Company borrows significant sums in connection with its activities, the Company could be adversely affected by reluctance of lenders to make loans to companies in real estate related businesses. Difficulty obtaining financing can reduce the Company's ability to take advantage of investment opportunities.

The weighted average interest rate on outstanding debt was 8.6% at November 30, 2000.

In February 2001, the Company issued $150 million of long-term unsecured senior subordinated notes, bringing the Company's total long-term unsecured senior subordinated notes to $450 million. The $150 million notes bear interest at 10.5% and are due in January 2009. The Company used the proceeds from this issuance to pay down debt, primarily secured credit facilities, and for general corporate purposes.

At November 30, 2000, the Company had scheduled maturities on existing debt of $54.6 million through November 30, 2001, assuming the Company takes advantage of extensions which are exercisable at the Company's option. The Company's ability to make scheduled payments of principal or interest on or to refinance this indebtedness depends on its future performance, which to a certain extent, is subject to general economic, financial, competitive and other factors beyond the Company's control. The Company believes its availability under existing credit facilities, operating cash flow, unencumbered assets, and its ability to obtain new borrowings and/or raise new capital, should provide the funds necessary to meet its working capital requirements, debt service and maturities and short- and long-term needs based upon currently anticipated levels of growth.

Approximately 70% of the Company's existing indebtedness bears interest at variable rates. However, most of the Company's investments generate interest or rental income at essentially fixed rates. The Company has entered into derivative financial instruments to manage its interest costs and hedge against risks associated with changing interest rates on its debt portfolio. At November 30, 2000, 15% of the Company's variable rate debt had been swapped to fixed rates and 35% was match-funded against floating rate assets. At November 30, 2000, a 100 basis point change in LIBOR would have impacted the Company's net earnings by 2.6%. Subsequent to November 30, 2000, the Company entered into additional interest rate swap agreements which fixed the interest rates on an additional 21% of variable rate debt that was outstanding at November 30, 2000. Including the impact of these swaps, a 100 basis point change in LIBOR would have impacted the Company's net earnings by 1.5%.

In December 1999, the Company's Board of Directors authorized the repurchase of up to 3,500,000 shares of its common stock. These shares were in addition to the 1998 authorization to repurchase 2,000,000 shares. For the years ended November 30, 2000 and 1999, the Company purchased 1,893,200 and 500,000 shares, respectively, under these programs, bringing the total to 2,944,100 through November 30, 2000. In December 2000, the Company purchased an additional 300,000 shares, bringing the inception-to-date total under the Company's buy-back program to 3,244,100 shares.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded as either an asset or liability on the balance sheet at their fair value, and that changes in the fair value be recognized currently in earnings unless specified criteria are met. This statement was effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" extended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." This statement amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company will adopt the provisions of these standards in the first quarter of 2001. The adoption of this standard will not have a material impact on the Company's results of operations or financial position.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 is applicable to the Company beginning no later than the fourth quarter of the year ended November 30, 2001. The adoption of this standard is not expected to have a material impact on the Company's results of operations or financial position.

SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued in September 2000, and replaces SFAS No. 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. SFAS No. 140 is effective for recognition and reclassification of collateral for fiscal year ended November 30, 2001 with restatement required for previous periods presented for comparative purposes. Management is still in the process of assessing the impact of implementing SFAS No. 140 on the Company's results of operations and financial position.

REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of LNR Property Corporation:

We have audited the accompanying consolidated balance sheets of LNR Property Corporation and subsidiaries (the "Company") as of November 30, 2000 and 1999 and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders' equity for each of the three years in the period ended November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNR Property Corporation and subsidiaries at November 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
January 16, 2001
except for Note 18
as to which the date
is February 26, 2001

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                                  As of November 30,
                                                                                            ----------------------------
(In thousands, except per share amounts)                                                        2000             1999
                                                                                            -----------      -----------
                                     Assets
                                     ------

Cash and cash equivalents                                                                   $     1,986            8,587
Restricted cash                                                                                  85,282           95,682
Investment securities                                                                           696,402          510,920
Mortgage loans, net                                                                             243,987          152,827
Operating properties and equipment, net                                                         818,486          982,230
Land held for investment                                                                         52,969          126,047
Investments in and advances to partnerships                                                     353,975          315,892
Deferred income taxes                                                                             7,651            7,936
Other assets                                                                                     88,118           82,880
                                                                                            -----------      -----------
          Total assets                                                                      $ 2,348,856        2,283,001
                                                                                            ===========      ===========

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Liabilities
      Accounts payable                                                                      $    15,432           39,780
      Accrued expenses and other liabilities                                                    121,114           91,562
      Mortgage notes and other debts payable                                                  1,404,374        1,403,401
                                                                                            -----------      -----------
          Total liabilities                                                                   1,540,920        1,534,743
                                                                                            -----------      -----------

Minority interests                                                                               29,492           37,926

Commitments and contingent liabilities (Note 16)

Stockholders' equity
      Common stock, $.10 par value, 150,000 shares authorized, 24,215 and 25,142 shares
      issued and outstanding in 2000 and 1999, respectively                                       2,422            2,514
      Class B common stock, $.10 par value, 40,000 shares authorized, 9,999 and 10,058
      shares issued and outstanding in 2000 and 1999, respectively                                1,000            1,006
      Additional paid-in capital                                                                516,516          529,042
      Retained earnings                                                                         272,772          163,974
      Unamortized value of restricted stock grants                                              (13,195)              --
      Accumulated other comprehensive earnings (loss)                                            (1,071)          13,796
                                                                                            -----------      -----------
          Total stockholders' equity                                                            778,444          710,332
                                                                                            -----------      -----------
          Total liabilities and stockholders' equity                                        $ 2,348,856        2,283,001
                                                                                            ===========      ===========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                            Years Ended November 30,
                                                                      ----------------------------------
(In thousands, except per share amounts)                                2000         1999         1998
                                                                      --------     --------     --------
Revenues
      Rental income                                                   $139,264       95,391       73,200
      Equity in earnings of partnerships                                87,032       57,058       62,348
      Interest income                                                  147,746      106,464       76,850
      Gains on sales of:
             Real estate                                                38,522       67,187       26,818
             Partnership interests                                      23,671           --           --
             Investment securities                                      13,134        6,056        1,386
      Management and servicing fees                                     22,964       15,340        9,260
      Other, net                                                           437          504          895
                                                                      --------     --------     --------
          Total revenues                                               472,770      348,000      250,757
                                                                      --------     --------     --------
Costs and expenses
      Cost of rental operations                                         78,682       53,881       45,285
      General and administrative                                        64,736       46,277       29,240
      Depreciation                                                      36,138       27,393       13,014
      Minority interests                                                 3,799        5,640        1,822
                                                                      --------     --------     --------
          Total costs and expenses                                     183,355      133,191       89,361
                                                                      --------     --------     --------
Operating earnings                                                     289,415      214,809      161,396
Interest expense                                                       121,487       83,909       53,850
                                                                      --------     --------     --------
Earnings before income taxes                                           167,928      130,900      107,546
Income taxes                                                            52,057       35,340       34,223
                                                                      --------     --------     --------
Net earnings                                                          $115,871       95,560       73,323
                                                                      ========     ========     ========
Earnings per share:
   Basic                                                              $   3.46         2.68         2.04
                                                                      ========     ========     ========
   Diluted                                                            $   3.32         2.63         2.02
                                                                      ========     ========     ========

Weighted average common and common equivalent shares outstanding:
    Basic                                                               33,464       35,626       36,006
                                                                      ========     ========     ========
    Diluted                                                             34,875       36,279       36,343
                                                                      ========     ========     ========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                                                                           Years Ended November 30,
                                                                   ---------------------------------------
(In thousands)                                                        2000           1999           1998
                                                                   ---------      ---------      ---------
Net earnings                                                       $ 115,871         95,560         73,323
Other comprehensive earnings (loss), net of tax:
Unrealized gain (loss) on available-for-sale securities,
  net and other                                                       (1,071)        10,551        (12,877)
  Less: reclassification adjustment for (gains) losses included
        in net earnings                                              (13,796)        (4,463)            28
                                                                   ---------      ---------      ---------
Other comprehensive earnings (loss)                                  (14,867)         6,088        (12,849)
                                                                   ---------      ---------      ---------
Comprehensive earnings                                             $ 101,004        101,648         60,474
                                                                   =========      =========      =========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY

                                                                           Years Ended November 30,
                                                                   ---------------------------------------
                                                                      2000          1999           1998
                                                                   ---------      ---------      ---------
(In thousands)
Common stock
Beginning balance                                                  $   2,514          2,485          2,515
Purchase of treasury stock                                              (189)           (50)           (55)
Issuance of restricted stock                                              87             --             --
Stock option exercises                                                     4              9              2
Stock issued by employee stock ownership plan                             --              1             --
Conversion of Class B common stock to common stock                         6             69             23
                                                                   ---------      ---------      ---------
        Balance at November 30                                         2,422          2,514          2,485
                                                                   ---------      ---------      ---------
Class B common stock
Beginning balance                                                      1,006          1,075          1,098
Conversion of Class B common stock to common stock                        (6)           (69)           (23)
                                                                   ---------      ---------      ---------
        Balance at November 30                                         1,000          1,006          1,075
                                                                   ---------      ---------      ---------
Additional paid-in capital
Beginning balance                                                    529,042        536,259        544,548
Purchase of treasury stock                                           (28,454)        (7,515)        (8,299)
Issuance of restricted stock                                          15,627             --             --
Stock option exercises                                                   301            135             10
Stock issued by employee stock ownership plan                             --            163             --
                                                                   ---------      ---------      ---------
        Balance at November 30                                       516,516        529,042        536,259
                                                                   ---------      ---------      ---------
Retained earnings
Beginning balance                                                    163,974         71,452            370
Net earnings                                                         115,871         95,560         73,323
Purchase of treasury stock                                            (5,421)        (1,310)          (495)
Cash dividends - common stock                                         (1,202)        (1,268)        (1,260)
Cash dividends - Class B common stock                                   (450)          (460)          (486)
                                                                   ---------      ---------      ---------
       Balance at November 30                                        272,772        163,974         71,452
                                                                   ---------      ---------      ---------
Unamortized value of restricted stock grants
Beginning balance                                                         --             --             --
Restricted stock grant                                               (15,714)            --             --
Amortization                                                           2,519             --             --
                                                                   ---------      ---------      ---------
       Balance at November 30                                        (13,195)            --             --
                                                                   ---------      ---------      ---------
Accumulated other comprehensive earnings
Beginning balance                                                     13,796          7,708         20,557
Change in accumulated other comprehensive earnings (loss), net       (14,867)         6,088        (12,849)
                                                                   ---------      ---------      ---------
        Balance at November 30                                        (1,071)        13,796          7,708
                                                                   ---------      ---------      ---------
        Total stockholders' equity                                 $ 778,444        710,332        618,979
                                                                   =========      =========      =========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    Years Ended November 30,
                                                                                            ---------------------------------------
(In thousands)                                                                                2000           1999            1998
                                                                                            ---------      ---------      ---------
Cash flows from operating activities:
      Net earnings                                                                          $ 115,871         95,560         73,323
      Adjustments to reconcile net earnings to net cash provided by operating activities:
          Depreciation                                                                         36,138         27,393         13,014
          Minority interests                                                                    3,799          5,640          1,822
          Amortization of discount on CMBS, mortgage loans and other                          (27,549)       (24,232)        (6,932)
          Equity in earnings of partnerships                                                  (87,032)       (57,058)       (62,348)
          Gains on sales of real estate                                                       (38,522)       (67,187)       (26,818)
          Gains on sales of partnership interests                                             (23,671)            --             --
          Gains on sales of investment securities                                             (13,134)        (6,056)        (1,386)
          Changes in assets and liabilities:
              (Increase) decrease in restricted cash                                           (5,677)       (39,647)        24,076
              (Increase) decrease in other assets and deferred taxes                          (35,348)         2,653         (7,536)
              (Increase) decrease in mortgage loans held for sale                              49,217         15,950        (10,967)
              Increase in accounts payable and accrued liabilities                             39,935         61,541         35,617
                                                                                            ---------      ---------      ---------
                   Net cash provided by operating activities                                   14,027         14,557         31,865
                                                                                            ---------      ---------      ---------
Cash flows from investing activities:
      Operating properties and equipment
         Additions                                                                           (339,856)      (453,279)      (316,425)
         Sales                                                                                117,418        123,081         45,153
      Land held for investment
         Additions                                                                            (27,277)       (30,124)       (99,695)
         Sales                                                                                 76,655         50,579         31,825
      Investments in and advances to partnerships                                             (51,334)      (125,594)       (49,256)
      Proceeds from sales of partnership interests                                             77,990          8,023             --
      Distributions from partnerships                                                         121,472         95,593         93,583
      Purchase of mortgage loans held for investment                                          (36,896)       (20,310)        (6,076)
      Proceeds from mortgage loans held for investment                                         11,495          7,774          6,336
      Purchase of investment securities                                                      (141,012)       (73,762)      (106,041)
      Proceeds from principal collections on and sales of investment securities                84,097         49,832          8,387
      Interest received on CMBS in excess of income recognized                                 19,085         17,834         11,906
      Acquisition of AHG, net of cash acquired                                                     --             --        (80,538)
      Syndications of affordable housing communities                                           34,128         38,260             --
                                                                                            ---------      ---------      ---------
                   Net cash used in investing activities                                      (54,035)      (312,093)      (460,841)
                                                                                            ---------      ---------      ---------
Cash flows from financing activities:
      Proceeds from stock option exercises                                                        304            145             --
      Purchase of treasury stock                                                              (34,064)        (8,875)        (8,849)
      Payment of dividends                                                                     (1,652)        (1,728)        (1,746)
      Net borrowings (repayments) under repurchase agreements and revolving credit lines      (88,924)      (106,989)       130,838
      Mortgage notes and other debts payable
        Proceeds from borrowings                                                              257,210        482,613        322,902
        Principal payments                                                                    (99,467)       (87,460)        (7,285)
      Repayment of unsecured note payable to Lennar Corporation                                    --             --        (12,526)
                                                                                            ---------      ---------      ---------
                   Net cash provided by financing activities                                   33,407        277,706        423,334
                                                                                            ---------      ---------      ---------
      Net decrease in cash and cash equivalents                                                (6,601)       (19,830)        (5,642)
      Cash and cash equivalents at beginning of year                                            8,587         28,417         34,059
                                                                                            ---------      ---------      ---------
      Cash and cash equivalents at end of year                                              $   1,986          8,587         28,417
                                                                                            =========      =========      =========

See accompanying notes to consolidated  financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                                                                                    Years Ended November 30,
                                                                                            ---------------------------------------
(In thousands)                                                                                2000           1999            1998
                                                                                            ---------      ---------      ---------
      Supplemental disclosures of cash flow information:
        Cash paid for interest, net of amounts capitalized                                  $ 120,085         83,494         48,611
        Cash paid for taxes                                                                 $  38,681         21,286         29,349

      Supplemental disclosures of non-cash investing and financing activities:
        Purchases of investment securities financed by seller                               $  98,498        119,136         53,412
        Purchases of mortgage loans financed by seller                                      $ 113,670         56,430             --
        Investment in partnership                                                           $      --         20,788             --

      Supplemental disclosure of non-cash transfers:
        Transfer of land held for investment to operating properties                        $  31,640         24,564         15,484
        Transfer of operating properties to land held for investment                        $      --         20,871             --
        Transfer of certain assets and liabilities to investments in partnerships
          Operating properties                                                              $ 385,711         17,962             --
          Mortgage notes and other debts payable                                             (269,681)            --             --
          Other                                                                               (20,068)            --             --
                                                                                            ---------      ---------      ---------
            Total net transfers to investments in partnerships                              $  95,962         17,962             --
                                                                                            =========      =========      =========
      Purchase of interests in AHG:
        Restricted cash and other assets                                                    $      --             --         26,246
        Operating properties                                                                       --             --        187,626
        Investments in and advances to partnerships                                                --             --         10,749
        Accounts payable, accrued expenses and other liabilities                                   --             --         (5,465)
        Mortgage notes and other debts payable                                                     --             --       (138,618)
                                                                                            ---------      ---------      ---------
        Cash paid                                                                           $      --             --         80,538
                                                                                            =========      =========      =========
      Syndications of affordable housing communities:
        Proceeds from sale of partnership interests                                         $  34,128         38,260             --
        Basis in partnership interests                                                        (26,427)       (28,733)            --
                                                                                            ---------      ---------      ---------
        Cash gain from syndications                                                         $   7,701          9,527             --
                                                                                            ---------      ---------      ---------
        Net gain reflected in gains on sales of real estate                                 $   1,729          8,227             --
                                                                                            =========      =========      =========

See accompanying notes to consolidated financial statements.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


1.   Summary of Organization, Business and Significant Accounting Policies

Description of Business

     LNR Property Corporation ("LNR"), a Delaware corporation, was formed in June 1997. LNR and its subsidiaries, (collectively, the "Company") operate a real estate investment, finance and management business which engages primarily in (i) acquiring, developing, managing and repositioning commercial and multi-family residential real estate properties, (ii) investing in high yielding real estate loans and purchasing at a discount portfolios of loans backed by real estate, and (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS") as to which the Company has the right to be the special servicer (i.e., to oversee workouts of underperforming and non-performing loans).

Spin-off Transaction

     Prior to October 31, 1997, Lennar Corporation ("Lennar") transferred its real estate investment, finance and management business to the Company. On October 31, 1997, Lennar effected a spin-off of the Company to Lennar's stockholders (the "Spin-off") by distributing to Lennar's stockholders one share of LNR stock for each share of Lennar stock they held.

Basis of Presentation and Consolidation

     The accompanying consolidated financial statements include the accounts of LNR and its wholly-owned subsidiaries. The assets, liabilities and results of operations of entities (both corporations and partnerships) in which LNR has a controlling interest have been consolidated. The ownership interests of noncontrolling owners in such entities are reflected as minority interests. LNR's investments in partnerships (and similar entities) in which less than a controlling interest is held or which control is shared are accounted for by the equity method (when significant influence can be exerted by LNR), or the cost method. All significant intercompany transactions and balances have been eliminated.

Earnings Per Share

     The Company reports earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Under SFAS No. 128, basic earnings per share is computed by dividing the earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the Company's earnings available to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares reflect the dilution that could occur if incremental common shares issuable upon the exercise of stock options and unvested restricted common stock resulted in the issuance of common stock that then shared in the earnings of the Company. The dilutive impact of common stock equivalents is determined by applying the treasury stock method. See Note 8 for the reconciliation of the numerator and denominator of the basic and diluted earnings per share calculations for the years ended November 30, 2000, 1999 and 1998.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Comprehensive Earnings

     The Company reports its comprehensive earnings in accordance with SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presenting comprehensive earnings and its components in a full set of financial statements. Comprehensive earnings consist of net income and other comprehensive earnings, which are primarily unrealized gains and losses on available-for-sale securities and deferred hedging gains or losses. Comprehensive earnings are presented separately in the Company's consolidated statements of comprehensive earnings, net of taxes. The change in accumulated other comprehensive earnings is reflected in the Company's consolidated statements of stockholders' equity. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

Business Segments

     The Company reports business segment information under the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about the Company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. See Note 17 which provides further information.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

Investment Securities

     Investment securities, which consist principally of CMBS, are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that debt and equity securities be classified as either trading, available-for-sale or held-to-maturity. At November 30, 2000 and 1999, none of the Company's securities were held for trading purposes. Held-to-maturity securities are those securities the Company has the ability and the intent to hold to maturity. All securities not classified as held-to-maturity are classified by the Company as available-for-sale.

     Securities classified as held-to-maturity are recorded at amortized cost, adjusted for the accretion or amortization of premiums or discounts.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     Securities classified as available-for-sale are recorded at fair value. Unrealized holding gains or losses, net of the related tax effects, on available-for-sale securities are excluded from earnings and are reported in stockholders' equity as a component of accumulated other comprehensive earnings until realized. Realized gains and losses, as well as unrealized losses that are other than temporary for all securities, are recognized in earnings. The cost of securities sold is based on the specific identification method.

Mortgage Loans, Net

     Mortgage loans held for sale are recorded at the lower of cost or market, estimated on a discounted cash flow basis using market interest rates. Purchase discounts recorded on these loans are presented as a reduction of the carrying amount of the loans and are not amortized. Mortgage loans held for investment are carried at cost net of unamortized discounts. These discounts are amortized utilizing a methodology that results in a level yield.

     The Company provides an allowance for credit losses for mortgage loans held for sale and investment that are considered to be impaired. The allowance for losses is based on management's evaluation of various factors, including the Company's historical loss experience, the fair value of collateral and other factors.

Operating Properties and Equipment, Net and Land Held for Investment

     Operating properties and equipment and land held for investment are recorded at cost. Depreciation for operating properties and equipment is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. The range of estimated useful lives for operating properties is 10 to 40 years and for equipment is 2 to 5 years.

      The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the carrying amount of the asset must be reduced to its fair value.

Derivative Financial Instruments

     The Company periodically enters into derivative financial instruments, primarily using interest rate swap agreements or treasury securities, to reduce unpredictable changes in asset values related to movements in interest rates on a portion of the Company's available-for-sale securities. Gains or losses on these derivative instruments are deferred and amortized through earnings over the remaining lives of the securities being hedged. Deferred gains or losses are reported net of the related tax effect in stockholders' equity as a component of accumulated other comprehensive earnings.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     The Company periodically enters into derivative financial instruments, primarily interest rate swap agreements, to manage its interest costs and hedge against risks associated with changing interest rates on certain of its debt instruments. The differentials to be paid or received are recognized in interest expense as the differentials occur.

     The Company's derivative instruments are not leveraged or held-for-trading purposes.

Foreign Currency

     The Company's foreign equity investments with a functional currency other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Foreign entity revenue and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments, net of tax, in stockholders' equity as a component of accumulated other comprehensive earnings.

Revenue Recognition

     Interest income is comprised of interest received plus amortization of the discount between the carrying value of each investment security or mortgage loan held for investment and its unpaid principal balance using a methodology which results in a level yield.

     Revenues from sales of real estate (including the sales of operating properties and land held for investment) are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

     Management fees are recognized in income when they are earned and realization is reasonably assured.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     The Company applies the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in accounting for sales of investment securities and other financial assets. This statement provides accounting and reporting standards for transfers of financial assets and extinguishments of related liabilities based on the consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Income Taxes

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Stock-based Compensation

     The Company grants stock options and restricted stock to certain officers, employees and directors. Stock options are granted for a fixed number of shares with an exercise price not less than the fair value of the shares at the dates of grant. The Company accounts for the stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation expense is recognized because all stock options granted have exercise prices not less than the market value of the Company's stock on the date of grant. The Company applies the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and accordingly, the required pro forma disclosures have been presented in Note 14. Upon the issuance of restricted stock, the Company records deferred compensation expense equal to the number of shares granted multiplied by the weighted average fair value of the stock at the date of grant. The deferred compensation expense is amortized to earnings over the vesting period.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded as either an asset or liability on the balance sheet at their fair value, and that changes in the fair value be recognized

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


currently in earnings unless specified criteria are met. This statement was effective for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" extended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133." This statement amends the accounting and reporting standards of Statement No. 133 for certain derivative instruments and certain hedging activities. The Company will adopt the provisions of these standards in the first quarter of 2001. The adoption of these standards will not have a material impact on the Company's results of operations or financial position.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 is applicable to the Company beginning no later than the fourth quarter of the year ended November 30, 2001. The adoption of this standard is not expected to have a material impact on the Company's results of operations or financial position.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued in September 2000, and replaces SFAS No. 125. It revises the standards for accounting for securitizations and other transfers of financial assets and requires certain disclosures. SFAS No. 140 is effective for fiscal year ended November 30, 2001 with restatement required for previous periods presented for comparative purposes. Management is still in the process of assessing the impact of implementing SFAS No. 140 on the Company's results of operations and financial position.

Reclassifications

     Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


2.   Acquisition

     On February 18, 1998, the Company entered into an agreement to purchase from Pacific Harbor Capital, Inc., a wholly-owned subsidiary of PacifiCorp, controlling interests in a group of entities as well as certain direct partnership interests, known as the Affordable Housing Group ("AHG"), which own multi-family and senior housing residential rental communities, many of which qualify for Low-Income Housing Tax Credits under Section 42 of the Internal Revenue Code.

     On May 1, 1998, the Company completed the purchase of certain interests representing 36 of the properties. In June and September 1998, the Company completed the purchase of the remaining interests representing four and two properties, respectively. The aggregate amount of consideration was $81 million, plus the assumption of approximately $45 million of future equity commitments, and was financed primarily utilizing the Company's unsecured revolving credit facility. The acquisition has been accounted for under the purchase method of accounting and the cost of the acquisition has been allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. There was no goodwill associated with the transaction. For the year ended November 30, 1998, the consolidated results of operations include the operations associated with the Company's interests in the 42 properties only for the portions of the year after their respective acquisition dates. Revenues and net earnings on an unaudited pro forma basis would have increased by $7.5 million and $2.6 million, respectively, during 1998 had the acquisition occurred on December 1, 1997. The pro forma earnings per share would have been $2.11 per share ($2.09 per share diluted) in 1998.

3.   Restricted Cash

                                                                      November 30,
                                                                  -------------------
      (In thousands)                                               2000        1999
                                                                  -------     -------
      Short-term investment securities                            $52,274      49,991
      Funds held in trust for asset purchases and development      32,551      45,271
      Tenant security deposits                                        457         420
                                                                  -------     -------
                                                                  $85,282      95,682
                                                                  =======     =======

     Short-term investment securities at November 30, 2000 and 1999 are primarily collateral for a letter of credit which provides credit enhancement to $277.3 million of tax-exempt bonds. The bonds are secured by five high-rise Class A apartment buildings in New York City. The Company receives interest on the short-term investment as well as 600 basis points per year for providing the credit enhancement.

     Funds held in trust for asset purchases and development primarily represent monies resulting from exchange transactions under Section 1031 of the Internal Revenue Code.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


4.   Investment Securities

                                            November 30,
                                       ---------------------
            (In thousands)               2000         1999
                                       --------     --------
            Available-for-sale         $447,153      343,092
            Held-to-maturity            249,249      167,828
                                       --------     --------
                                       $696,402      510,920
                                       ========     ========

     Investment securities consist of investments in unrated and non-investment grade rated portions of various issues of CMBS. The Company classifies its CMBS as available-for-sale or held-to-maturity. Most rated CMBS are classified as available-for-sale. Most unrated CMBS are classified as held-to-maturity, as the Company has the ability and intent to hold these securities until maturity. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. Each class of security is, in effect, subordinate to other classes with earlier maturities. The principal repayments on a particular class are dependent upon collections on the underlying mortgages, affected by prepayments and extensions, and as a result, the actual maturity of any class of securities may differ from its stated maturity. The Company has already begun to receive principal payments from some of its securities, and some have matured entirely. At November 30, 2000, the stated maturities on the Company's CMBS investments extend through 2040 and their weighted average coupon rates ranged from 5.00% to 12.27%. The Company's potential yield, however, is substantially greater than that, because the Company made its CMBS investments at substantial discounts from face amount.

     The Company's investment securities are collateralized by pools of mortgage loans on commercial real estate assets located across the country. Concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographical areas and diversity among property types. In addition, the Company only invests in securities when it performs significant due diligence analysis on the real estate supporting the underlying loans and when it has the right to select itself as special servicer for the entire securitization. As special servicer, the Company impacts the performance of the securitization by using its loan workout and asset management expertise to resolve non-performing loans.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


5.   Derivative Financial Instruments

     The Company periodically enters into derivative financial instruments to reduce unpredictable changes in asset values related to movements in interest rates on the Company's available-for-sale securities. At November 30, 2000, the Company had an interest rate swap agreement outstanding to hedge the risk for a portion of its available-for-sale CMBS portfolio. This agreement has a current notional amount of $162.5 million and matures in 2011. At November 30, 2000, deferred hedging losses of $4.1 million, net of tax, are recorded in stockholders' equity as a component of accumulated other comprehensive earnings.

     The Company periodically enters into derivative financial instruments to manage its interest costs and hedge against risks associated with changing interest rates on certain of its debt facilities. At November 30, 2000, the Company had six interest rate swap agreements outstanding with a current notional amount of $146.8 million, which mature through February 2004. The agreements entitle the Company to exchange its variable interest obligation for another party's obligation to pay fixed interest. These agreements fixed the variable rates on $146.8 million of the Company's debt to a weighted average rate of approximately 8.85%. The effect of interest rate swap agreements on interest expense incurred during 2000 was a decrease of approximately $0.4 million.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


6.   Mortgage Loans, Net

                                                 November 30,
                                           ------------------------
            (In thousands)                    2000           1999
                                           ---------      ---------
            Mortgage loans                 $ 256,847        160,225
            Allowance for losses              (2,038)        (2,038)
            Unamortized discounts            (10,822)        (5,360)
                                           ---------      ---------
                                           $ 243,987        152,827
                                           =========      =========

     At November 30, 2000 and 1999, the net balance of mortgage loans classified as held for sale were $11.6 million and $60.2 million, respectively, and classified as held for investment were $232.4 million and $92.6 million, respectively.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


7.   Operating Properties and Equipment, Net

                                                            November 30,
                                                   ---------------------------
            (In thousands)                             2000            1999
                                                   -----------     -----------
            Office buildings                       $   478,200         329,780
            Apartment communities                      175,659         463,190
            Retail centers                              67,297          62,538
            Industrial/warehouse facilities             66,978          44,026
            Hotels                                      52,193          85,894
            Other                                       18,940          20,224
                                                   -----------     -----------
               Total operating properties              859,267       1,005,652
            Furniture, fixtures and equipment           18,877          25,842
                                                   -----------     -----------
                                                       878,144       1,031,494
            Accumulated depreciation                   (59,658)        (49,264)
                                                   -----------     -----------
                                                   $   818,486         982,230
                                                   ===========     ===========

     The Company leases as lessor its office, retail, industrial/warehouse and other facilities under non-cancelable operating leases with terms in excess of twelve months. The future minimum rental revenues under these leases subsequent to November 30, 2000 are as follows (in millions): 2001 - $72.8; 2002 - $78.4; 2003 - $73.3; 2004 - $66.1; 2005 - $59.8 and thereafter - $315.5.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


8.   Earnings Per Share

The following reconciles the numerator and denominator of the basic and diluted earnings per share calculations for the years ended November 30, 2000, 1999 and 1998, respectively:

         (In thousands, except per share amounts)

                                                                 2000         1999         1998
                                                               --------     --------     --------
         Numerator
         Numerator for basic and diluted earnings
               per share - net earnings                        $115,871       95,560       73,323
                                                               ========     ========     ========
         Denominator
         Denominator for basic earnings per share -
              weighted average shares                            33,464       35,626       36,006
         Effect of dilutive securities
              Stock option grants                                   720          653          337
              Restricted stock grants                               691           --           --
                                                               --------     --------     --------
         Denominator for diluted earnings per share -
              adjusted weighted average shares and assumed
              conversions                                        34,875       36,279       36,343
                                                               ========     ========     ========
         Basic earnings per share                              $   3.46         2.68         2.04
                                                               ========     ========     ========
         Diluted earnings per share                            $   3.32         2.63         2.02
                                                               ========     ========     ========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


9.   Investments In and Advances To Partnerships

     Summarized financial information on a combined 100% basis related to the Company's significant partnerships accounted for by the equity method at November 30, 2000 and 1999 follows:

                                                               November 30,
                                                        ------------------------
         (In thousands)                                    2000          1999
                                                        ----------    ----------
         Assets
              Cash                                      $   59,160       200,970
              Portfolio investments                      2,652,225     2,547,235
              Other assets                                  55,445        93,124
                                                        ----------    ----------
                                                        $2,766,830     2,841,329
                                                        ==========    ==========
         Liabilities and equity
              Accounts payable and other liabilities    $  146,358        66,458
              Notes and mortgages payable                1,694,287     1,668,886
              Equity of:
                  The Company                              361,724       328,768
                  Others                                   564,461       777,217
                                                        ----------    ----------
                                                        $2,766,830     2,841,329
                                                        ==========    ==========

     The equity of the Company in the partnerships' financial statements shown above exceeds the Company's recorded investments in and advances to the partnerships by $7.8 million and $12.9 million at November 30, 2000 and 1999, respectively, primarily due to unrealized appreciation in certain partnership assets in both 2000 and 1999, and purchase discounts in 1999 only. Portfolio investments consist primarily of CMBS, commercial and multi-family residential real estate, mortgage loans collateralized by real estate, land and other investments.

                                                  Years Ended November 30,
                                             ----------------------------------
         (In thousands)                        2000         1999         1998
                                             --------     --------     --------
         Revenues                            $604,561      545,219      410,938
         Costs and expenses                   360,073      313,818      246,285
                                             --------     --------     --------
         Earnings of partnerships            $244,488      231,401      164,653
                                             ========     ========     ========
         The Company's share of earnings     $ 87,032       57,058       62,348
                                             ========     ========     ========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     In connection with the Spin-off, Lennar transferred parcels of land to the Company and the Company transferred these parcels to a general partnership in exchange for a 50% partnership interest in this partnership. In 1999, certain assets and liabilities of this land partnership were contributed at net book value to a second general partnership and the Company and Lennar each received 50% general partnership interests in the second partnership. The two partnerships are collectively referred to as Lennar Land Partners ("LLP"). At November 30, 2000 and 1999, the Company's investment in LLP was $78.7 million and $114.9 million, respectively. LLP is engaged in the acquisition, development and sale of land. LNR and Lennar have equal say on all major decisions with respect to LLP. LNR's by-laws require that a committee of LNR directors who have no relationship with Lennar approve all significant decisions with respect to LLP. Lennar manages the day-to-day activities of LLP under a management agreement. Other than limited maintenance guarantees provided by the Company on a portion of LLP's debt, the debt of LLP is non-recourse to the Company. The assets, liabilities and earnings of LLP as of and for the year ended November 30, 2000 were $320.2 million, $162.8 million and $69.3 million, respectively.

     Formed in April 1999, Madison Square Company LLC ("Madison") invests in real estate securities, primarily CMBS. The Company's investment in Madison as of November 30, 2000 was $105.6 million, representing a 25.8% ownership interest. The Company maintains a significant ongoing role in the venture for which it earns fees, both as the special servicer for the purchased CMBS transactions and for providing services for the management of the venture. The assets, liabilities and earnings of Madison as of and for the year ended November 30, 2000 were $1.6 billion, $1.1 billion and $145.1 million, respectively. The debt of the partnership is non-recourse to the Company.

     At November 30, 2000 and 1999, the Company's equity interests in all other significant partnerships ranged from 3% to 99%. These partnerships are involved primarily in the acquisition, development and management of commercial and multi-family residential real estate, some of which qualify for Low-Income Housing Tax Credits. Lennar is a partner in some of the partnerships. The Company shares in the profits and losses of these partnerships and, in some instances, receives fees for managing the partnerships.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


10.  Mortgage Notes and Other Debts Payable

                                                                               November 30,
                                                                        -------------------------
(In thousands)                                                             2000           1999
                                                                        ----------     ----------
Secured debt without recourse to the Company
     Mortgage notes on operating properties and land with fixed interest rates (5.83% to 11.26% at November 30, 2000), due
         through February 2036                                          $   97,201        124,400
     Mortgage notes on operating properties and land with floating interest rates (8.30% to 11.25% at November 30, 2000),
         due through September 2012                                        171,226        313,018
     Mortgage warehouse facility with a floating interest rate                  --         96,455
     Repurchase agreements with floating interest rates (8.05% to
         9.30% at November 30, 2000), secured by CMBS, due
         through March 2003                                                147,572         72,956
     Term loans with floating interest rates (7.05% to 7.68% at
         November 30, 2000), secured by CMBS, due through
         October 2002                                                       38,405         39,232
Secured debt with recourse to the Company
     Mortgage notes on operating properties and land with fixed interest rates (7.39% to 8.10% at November 30, 2000), due
         through March 2004                                                 18,233         18,469
     Mortgage notes on operating properties and land with floating interest rates (7.85% to 9.40% at November 30, 2000), due
         through February 2004                                             190,001        143,288
     Mortgage warehouse facility with a floating interest rate
         (7.55% at November 30, 2000), secured by mortgage loans,
         due September 2003                                                162,300         56,430
     Repurchase agreements with floating interest rates (8.05% to
         8.70% at November 30, 2000), secured by CMBS, due
         through August 2004                                               169,575        139,274
     Revolving credit lines with floating interest rates (8.30% to
         8.70% at November 30, 2000), secured by CMBS and
         mortgage loans, due through November 2003                          92,340        100,000
 Unsecured debt with recourse to the Company
      Revolving credit line with a floating interest rate (9.05% at
         November 30, 2000), due July 2003                                  19,400          2,000
     Senior subordinated debt with a fixed interest rate of 9.38%,
         due March 2008                                                    199,345        199,255
     Senior subordinated debt with a fixed interest rate of 10.50%,
         due January 2009                                                   98,776         98,624
                                                                        ----------     ----------
                                                                        $1,404,374      1,403,401
                                                                        ==========     ==========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Information concerning the Company's more significant debt instruments is as follows:

Secured Bank Lines

     The Company, through certain subsidiaries, has five secured revolving credit lines, including a mortgage warehouse facility, with an aggregate commitment of $357.5 million of which $254.6 million was outstanding at November 30, 2000. Interest is variable and is based on a range of LIBOR plus 75 - LIBOR plus 200. The lines are collateralized by CMBS and mortgage loans. The lines mature through November 2003 and all but one facility, which had a commitment of $12.5 million and an outstanding balance of $0 at November 30, 2000, are expected to be refinanced or extended on substantially the same terms as the existing lines. The agreements contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities. The Company has guaranteed the obligations of its subsidiaries under all of these agreements.

Repurchase Agreements and Term Loans

     The Company, through certain subsidiaries, has entered into three reverse repurchase obligation facilities ("repos") through which it finances selected CMBS. The first facility had $82.0 million outstanding on November 30, 2000 and has required maturities which reduce the balance to $79.9 million on June 14, 2002, $53.3 million on June 15, 2003, $26.6 million on December 15, 2003 and zero on June 12, 2004. The second facility had a total commitment of $50.0 million, of which $21.6 million was outstanding at November 30, 2000 and matures in June 2001. The third facility had a total commitment of $150.0 million, of which $103.4 million was outstanding at November 30, 2000 and matures in March 2003. Interest on these three facilities is variable, corresponds to the rating assigned to the CMBS and is based on a range of LIBOR plus 125 - LIBOR plus 250. The Company has guaranteed the obligations of its subsidiaries under the first two of these facilities. The Company does not guarantee the third facility. All of these facilities are secured by CMBS.

     The Company, through certain subsidiaries, received seller financing in the form of term repos for six specific CMBS transactions. These agreements had an outstanding balance of $110.1 million at November 30, 2000 and expire through August 2004. The interest on these term repos is variable and corresponds to the rating assigned to the CMBS and ranges from LIBOR plus 125 - LIBOR plus 190. The Company has guaranteed the obligations of its subsidiaries under four of these agreements, which have an outstanding balance of $66.0 million at November 30, 2000. All of the agreements are collateralized by CMBS.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     The Company, through certain subsidiaries, also received seller financing in the form of term loans for three specific CMBS transactions. These agreements had an outstanding balance of $38.4 million at November 30, 2000 and expire through October 2002. Interest on these term loans is variable and ranges from LIBOR plus 25 - LIBOR plus 87.5.

     The Company expects to refinance or extend these facilities on substantially the same terms as the existing agreements. If the Company is not able to fully replace these repos and/or term loans, it can repay them using availability under other existing facilities, cash flow generated from operations or asset sales.

Unsecured Revolving Credit Facility

     In July 2000, the Company and certain of its subsidiaries amended its $200 million unsecured revolving credit facility, increasing the lenders' commitment to $330 million and extending its term, assuming the one-year extension option is exercised, to July 2004. At November 30, 2000, direct borrowings of $19.4 million were outstanding. In addition, the Company had issued and outstanding $31.3 million of standby letters of credit, utilizing the facility. Interest is calculated using a range of LIBOR plus 175 - LIBOR plus 325, which varies based on the Company's leverage. At November 30, 2000, interest was LIBOR plus 225. The agreement contains certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities.

Unsecured Senior Subordinated Notes

     On March 19, 1998, the Company issued $200 million principal amount of unsecured senior subordinated notes due March 15, 2008, with a stated rate of 9.375%, payable semi-annually. The notes were issued at a discount and had an effective interest rate of 9.445%. At November 30, 2000, the discount on the notes was $0.7 million. The subordinated notes contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities.

     On January 20, 1999, the Company issued $100 million principal amount of unsecured senior subordinated notes due January 15, 2009, with a stated interest rate of 10.5%, payable semi-annually. The notes were issued at a discount and had an effective interest rate of 10.75%. At November 30, 2000, the discount on the notes was $1.2 million. The subordinated notes also contain substantially the same financial tests and restrictive covenants as the $200 million of 9.375% unsecured senior subordinated notes.

     The aggregate principal maturities of mortgage notes and other debts payable subsequent to November 30, 2000, assuming extensions which are exercisable at the Company's option, are as follows (in millions): 2001 - $54.6; 2002 - $297.0; 2003 - $429.0; 2004 - $245.4; 2005 - $41.2 and thereafter -
$337.2. All of the notes secured by land contain collateral release provisions.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


11.  Income Taxes

     The provisions for income taxes consisted of the following for the years ended November 30, 2000, 1999 and 1998:

         (In thousands)                 2000          1999          1998
                                      --------      --------      --------
         Current
            Federal                   $ 50,033        40,632        22,205
            Federal Low-Income
              Housing Tax Credits      (16,220)      (14,097)       (8,058)
            State                       10,340         4,887         2,497
                                      --------      --------      --------
                                        44,153        31,422        16,644
                                      --------      --------      --------
         Deferred
            Federal                      6,097         2,109        15,774
            State                        1,807         1,809         1,805
                                      --------      --------      --------
                                         7,904         3,918        17,579
                                      --------      --------      --------
                   Total expense      $ 52,057        35,340        34,223
                                      ========      ========      ========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences of the Company's deferred tax assets and liabilities at November 30, 2000 and 1999 are as follows:

                                                       November 30,
                                                   -------------------
         (In thousands)                              2000        1999
                                                   -------     -------
         Deferred tax assets
             Investment securities and
               mortgage loans                      $64,154      51,825
             Reserves and accruals                  27,560      15,807
             Investments in joint ventures           2,590      10,493
             Tax credit carryforwards                   --       1,607
             Other                                     686          --
                                                   -------     -------
               Total deferred tax assets            94,990      79,732
                                                   -------     -------

         Deferred tax liabilities
             Operating property, equipment
               and land                             52,633      43,013
             Deferred income                        34,706      28,719
             Other                                      --          64
                                                   -------     -------
               Total deferred tax liabilities       87,339      71,796
                                                   -------     -------
                        Net deferred tax asset     $ 7,651       7,936
                                                   =======     =======

     Based on management's assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

     A reconciliation of the statutory rate to the effective tax rate for the years ended November 30, 2000, 1999 and 1998 follows:

                                                       % of Pre-tax Income
                                                  -----------------------------
                                                    2000       1999      1998
                                                  -------    -------    -------
         Federal statutory rate                      35.0       35.0       35.0
         Low-Income Housing Tax
             Credits                                 (8.7)     (11.3)      (8.2)
         State income taxes, net of
             federal income tax benefit               4.7        3.3        4.0
         Permanent differences and other, net          --         --        1.0
                                                  -------    -------    -------
                  Effective tax rate                 31.0       27.0       31.8
                                                  =======    =======    =======

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


12.  Minority Interests

     Minority interests relate to the third party ownership interests in entities (both corporations and partnerships) in which the Company has a controlling interest. For financial reporting purposes the entities' assets, liabilities and earnings are consolidated with those of the Company, and the third parties' interests in the entities are included in the Company's consolidated financial statements as minority interests. The primary component of minority interests at November 30, 2000 and 1999, representing $22.4 million and $21.2 million, respectively, relates to the Company's interest in a partnership which provides credit enhancement of $52.1 million in 2000 and $49.4 million in 1999 for a $277.3 million issue of tax-exempt bonds collateralized by commercial real estate. See Note 3.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


13.  Financial Instruments

     The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 2000 and 1999, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash and accounts payable, which had fair values approximating their carrying values.

                                                                         November 30,
                                                  -------------------------------------------------------
                                                              2000                          1999
                                                  -------------------------      ------------------------
                                                    Carrying         Fair         Carrying         Fair
(In thousands)                                       Amount         Value          Amount         Value
                                                  ----------      ---------      ---------      ---------
Assets
    Mortgage loans                                $  243,987        261,410        152,827        166,567
    Investment securities available-for-sale         447,153        447,153        343,092        343,092
    Investment securities held-to-maturity           249,249        327,994        167,828        229,423

Liabilities
     Mortgage notes and other debts payable       $1,404,374      1,383,720      1,403,401      1,377,016

     The following methods and assumptions were used by the Company in estimating fair values:

     Mortgage loans: The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by the Company on the basis of financial or other information.

     Investment securities available-for-sale and held-to-maturity: The fair values are based on quoted market prices, if available. The fair values for instruments which do not have quoted market prices are estimated by the Company based on the acquisition price paid. The Company believes, however, that for instruments which do not have quoted market prices, higher fair values would be derived, for both 2000 and 1999, if the valuation was based on discounted expected future cash flows. The gross unrealized gains and losses for available-for-sale securities were: $24.8 million and $19.8 million for 2000 and $18.6 million and $19.3 million for 1999, respectively. These unrealized gains and losses are included in the carrying amounts above. The gross unrealized gains and losses for held-to-maturity securities were: $78.7 million and $0 for 2000 and $61.6 million and $0 for 1999, respectively.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     Mortgage notes and other debts payable: The fair value of fixed-rate borrowings is based on discounting future cash flows using the Company's incremental borrowing rate. Variable-rate borrowings are tied to market indices and thereby, approximate fair value.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


14.  Capital Stock

Preferred Stock

     The Company has 500,000 shares of authorized preferred stock, $10 par value. At November 30, 2000 and 1999, no shares of preferred stock were issued or outstanding. The preferred stock may be issued in series with any rights, powers and preferences which may be authorized by the Company's Board of Directors.

Common Stock

     The Company has two classes of common stock. The common stockholders have one vote for each share owned in matters requiring stockholder approval and during the years ended 2000, 1999 and 1998 received quarterly dividends of $.0125 per share. Class B common stockholders have ten votes for each share owned and during the years ended 2000, 1999 and 1998 received quarterly dividends of $.01125 per share. Class B common stock cannot be transferred, except to family members of the current holder or trusts or entities for their benefit or which they own. Class B common stock can be converted into common stock at any time. Common stock cannot be converted into Class B common stock. As of November 30, 2000, Mr. Leonard Miller, a member of the Board of Directors, owned or controlled 9.9 million shares of Class B common stock, which represented 99% of the Class B common stock outstanding and 80% of the voting power of both classes combined.

   During 1998, the Company's Board of Directors approved a stock repurchase plan authorizing the Company to buy back up to 2,000,000 shares of its common stock. On December 7, 1999, the Company's Board of Directors authorized the Company to buy back up to an additional 3,500,000 shares. During the years ended November 30, 2000, 1999 and 1998, the Company purchased 1,893,200 shares, 500,000 shares and 550,900 shares, respectively, under this program, bringing the inception-to-date total through November 30, 2000 under the Company's buy-back program to 2,944,100 shares.

Stock Option Plans

     During February 2000, the Company adopted the 2000 Stock Option and Restricted Stock Plan (the "2000 Plan"). The 2000 Plan amended and restated the 1997 Stock Option Plan (the "1997 Plan"), which was adopted in connection with the Spin-off. The 2000 Plan provides for the granting of options and restricted stock to certain officers, employees and directors of the Company. The aggregate maximum number of shares, approved by the stockholders, which may be exercised as options and/or issued as restricted stock is 4,000,000.

     Options granted under the 2000 Plan will expire not more than 10 years after the date of grant, except that incentive stock options granted to a key employee who is a 10% stockholder or a member of a 10% stockholder's family will expire not more than five years after the date of grant. The exercise price of each stock option granted under the 2000 Plan will be 100% of the fair market value of the common stock

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


on the date the stock option is granted, except in the case of a key employee who is a 10% stockholder or a member of a 10% stockholder's family, in which case the incentive stock option price may not be less than 110% of the fair market value of the common stock on the date the stock option is granted, and except as to stock options granted to replace Lennar stock options held by Lennar employees who became employees of the Company at the Spin-off.

     Under the 2000 Plan, the aggregate number of shares of restricted stock granted to an officer, employee or director in any fiscal year cannot exceed 500,000 shares. Total restricted stock granted during the year ended November 30, 2000 was 870,000 shares, with a weighted average fair value on date of grant of $18.06 per share. Deferred compensation expense of $15.7 million was recorded as a separate component of stockholders' equity and is being amortized to earnings over a five-year vesting period. Amortization expense related to the deferred compensation recorded during the year ended November 30, 2000 was $2.5 million.

     In December 1998, the Company provided employees with the opportunity to surrender some or all of their stock options in exchange for 70% of the number of options surrendered. Of the approximately 1,556,000 employee stock options outstanding in December 1998, 481,000 options, which were exercisable at $24.73 per share were surrendered, in exchange for 336,700 shares at $17.31 per share.

     A summary of the Company's stock option activity under the 2000 Plan and the 1997 Plan for the years ended November 30, 2000, 1999 and 1998 is as follows:

                                               2000                        1999                       1998
                                      ------------------------    ------------------------   ------------------------
                                                   Weighted                    Weighted                   Weighted
                                                    Average                     Average                    Average
                                         Stock     Exercise          Stock     Exercise         Stock     Exercise
                                        Options      Price          Options      Price         Options      Price
                                      ------------------------    ------------------------   ------------------------
Outstanding, beginning of year          1,520,803     $ 18.19       1,555,661     $ 20.19      1,478,647     $ 20.06
   Granted                                315,250     $ 18.95         464,240     $ 18.09         86,000     $ 22.35
   Forfeited                              (71,878)    $ 18.54        (487,300)    $ 24.63         (8,000)    $ 26.04
   Exercised                              (20,616)    $ 14.80         (11,798)    $ 12.29           (986)    $ 11.97
                                      ------------                ------------               ------------
Outstanding, end of year                1,743,559     $ 18.34       1,520,803     $ 18.19      1,555,661     $ 20.19
Exercisable, end of year                  504,108     $ 15.84         348,619     $ 15.74        217,129     $ 15.77
Weighted average fair value of
 options granted during the
 year under SFAS No. 123                   $ 8.38                      $ 8.79                     $ 7.93

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     The following table summarizes information about stock options outstanding at November 30, 2000:

                                  Options Outstanding                       Options Exercisable
                     --------------------------------------------      ----------------------------
                                         Weighted
                          Number         Average        Weighted           Number        Weighted
     Range of         Outstanding at    Remaining        Average       Outstanding at     Average
     Exercise          November 30,    Contractual      Exercise        November 30,     Exercise
      Prices              2000             Life           Price             2000          Price
---------------------------------------------------------------------------------------------------
    $3.98 -  $9.92         298,091         1.68            $5.38           182,175         $5.00
   $11.97 - $13.73          56,435         3.54           $12.68            20,223        $12.67
   $15.31 - $20.28         699,533         7.11           $18.09            96,802        $17.49
   $20.29 - $29.13         689,500         6.05           $24.66           204,908        $25.00

     The Company has elected to account for its employee stock options under APB Opinion No. 25 and related Interpretations. No compensation expense is recorded under APB No. 25 because the exercise price of the Company's employee common stock options equaled the market price for the underlying common stock on the grant date.

       Under the terms of the Lennar 1991 Stock Option Plan (the "Lennar Option Plan"), participants in the Lennar Option Plan who exercise after the Spin-off options they held at the time of the Spin-off (and who did not amend the terms of their options prior to the Spin-off to provide otherwise) will receive upon exercise of Lennar stock options one share of LNR common stock for each share of Lennar stock received. In connection with the Spin-off, the Company agreed to deliver shares of its common stock to participants in the Lennar Option Plan who exercise options and are entitled to LNR common stock. There were Lennar stock options outstanding at the time of the Spin-off which could entitle the holders to purchase up to 615,600 shares of LNR common stock. Of these options, 17,000 and 79,475 had been exercised during the years ended November 30, 2000 and 1999, respectively. The Company does not receive any portion of the exercise price of the Lennar stock options.

     SFAS No. 123 requires "as adjusted" information regarding net earnings and earnings per share to be disclosed for new options granted after fiscal year 1996. The Company determined this information using the fair value method of that statement. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model. The significant weighted average assumptions used for the years ended November 30, 2000, 1999 and 1998 were as follows:

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


                                                 Years Ended November 30,
                                          -------------------------------------
                                               2000         1999        1998
                                          ------------   ----------   ---------

          Dividend yield                     0.27%           0.20%      0.20%
          Volatility rate                    0.46            0.50       0.45
          Risk-free interest rate            6.57%           5.69%      5.50%
          Expected option life (years)       2-7             2-7        2-7

     The estimated fair value of the options is recognized in expense over the options' vesting period for "as adjusted" disclosures. The earnings per share "as adjusted" for the effects of SFAS No. 123 is not indicative of the effects on reported net earnings for future years. For purposes of these calculations, the Company has excluded shares which may be delivered to participants in the Lennar Option Plan who exercise Lennar stock options, who are not employees and do not otherwise receive compensation from the Company. The Company's reported "as adjusted" information for the years ended November 30, 2000, 1999 and 1998 is as follows:

                                                                      Years Ended November 30,
                                                             --------------------------------------------
          (In thousands, except per share amounts)              2000             1999            1998
                                                             ------------     -----------     -----------
          Net earnings                                         $115,871          95,560          73,323
          Net earnings "as adjusted"                           $114,159          94,407          71,782

          Earnings per share as reported - basic               $   3.46            2.68            2.04
          Earnings per share "as adjusted" - basic             $   3.41            2.65            1.99

          Earnings per share as reported - diluted             $   3.32            2.63            2.02
          Earnings per share  "as adjusted" - diluted          $   3.27            2.60            1.98

     In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility.

Savings Plan

      The LNR Property Corporation Savings Plan (the "Savings Plan") allows employees to participate and make contributions to the Savings Plan which are invested on their behalf. The Company may also make contributions to the Savings Plan for the benefit of employees. The Company records as compensation expense its contributions to the Savings Plan. Amounts contributed by the Company to the Savings Plan during 2000, 1999 and 1998 were $0.6 million, $0.3 million and $0.2 million, respectively.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


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

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


15.  Related Party Transactions

     A member of the LNR Board of Directors has voting control of both LNR and Lennar. See Note 14.

     Lennar is a partner with the Company in several partnerships. See Note 9.

     The Company leases office space to Lennar and its subsidiaries, and during the years ended November 30, 2000, 1999 and 1998 recorded $1.2 million, $1.2 million and $1.0 million, respectively, in rental revenue from these leases.

16.  Commitments and Contingent Liabilities

     The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

     The Company is subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate, as well as the management of partnerships and special servicing of CMBS in the routine conduct of its business.

     The Company is committed, under various letters of credit or other agreements, to provide certain guarantees which are not otherwise reflected in the financial statements. Outstanding letters of credit and guarantees under these arrangements totaled approximately $120.7 million and $78.1 million at November 30, 2000 and 1999, respectively.

     The Company leases certain premises and equipment under various noncancellable operating leases with terms expiring through August 2007, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows (in thousands): 2001 - $1,073; 2002 - $987; 2003 - $532; 2004 - $340; 2005 - $279 and thereafter -
$394.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


17.  Segment Reporting

     Management assesses Company performance and allocates capital principally on the basis of three lines of business: (i) real estate properties, (ii) real estate loans, and (iii) real estate securities.

     Real estate properties include rental apartment communities, office buildings, industrial/warehouse facilities, hotels, retail centers and land that the Company acquires, develops, redevelops or repositions. The Company's primary sources of earnings from real estate properties are its rental revenue and gains on sales of those properties that have reached optimal values. Additionally, the Company recognizes equity in earnings of partnerships that own, manage and sell real estate properties and in some cases, earns fees from managing those partnerships. Operating expenses include the direct costs of operating the real estate properties, the related depreciation and the overhead associated with managing the properties and partnerships.

     Real estate loans include direct lending activities in unique high yielding situations and investments in loan portfolios acquired at a discount owned primarily through partnerships and the related loan workout operations. The Company's primary sources of earnings from real estate loans include interest income on loan investments, equity in earnings of partnerships and management fees earned from those partnerships. Operating expenses include the overhead associated with servicing the loans and managing the partnerships.

     Real estate securities include unrated and non-investment grade rated CMBS, which are collateralized by pools of mortgage loans on commercial and multi-family residential real estate properties. The Company performs "special servicing" for the loans underlying such investments. Special servicing is the business of managing and working out the problem assets in a pool of commercial mortgage loans. The Company's primary source of earnings from real estate securities is the interest income earned on its CMBS investments. Additionally, the Company recognizes equity in earnings of partnerships that own CMBS. The Company also earns special servicing fees with respect to the mortgage loans underlying the Company's CMBS, as well as the CMBS owned by the partnerships, and earns management fees for managing the partnerships. Operating expenses include the overhead associated with managing the investments and partnerships and costs of the special servicing responsibilities.

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

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


     The following tables detail the Company's financial performance by these three lines of business for the years ended November 30, 2000, 1999 and 1998:

                                                    For the Year Ended November 30, 2000
                                ------------------------------------------------------------------------
                                Real Estate   Real Estate    Real Estate       Corporate
(In thousands)                   Properties      Loans        Securities       and Other         Total
Rental income                   $  139,264             --             --              --         139,264
Equity in earnings of
   partnerships                     30,810         19,370         36,852              --          87,032
Interest income                         --         36,758        110,988              --         147,746
Gains on sales                      41,857         20,336         13,134              --          75,327
Management and
   servicing fees                    2,847          4,656         15,461              --          22,964
Other, net                              --            437             --              --             437
                                ----------     ----------     ----------      ----------      ----------
   Total revenues                  214,778         81,557        176,435              --         472,770
                                ----------     ----------     ----------      ----------      ----------
Cost of rental operations           78,682             --             --              --          78,682
General and administrative          22,052          6,665         10,797          25,222          64,736
Depreciation                        36,138             --             --              --          36,138
Minority interests                     424          2,395            980              --           3,799
                                ----------     ----------     ----------      ----------      ----------
   Total costs and expenses        137,296          9,060         11,777          25,222         183,355
                                ----------     ----------     ----------      ----------      ----------
Operating earnings(loss)        $   77,482         72,497        164,658         (25,222)        289,415
                                ==========     ==========     ==========      ==========      ==========
Total assets                    $1,105,674        310,445        809,974         122,763       2,348,856
                                ==========     ==========     ==========      ==========      ==========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

                                                    For the Year Ended November 30, 1999
                                ------------------------------------------------------------------------
                                Real Estate   Real Estate    Real Estate       Corporate
(In thousands)                   Properties      Loans        Securities       and Other         Total
Rental income                   $   95,391             --             --              --          95,391
Equity in earnings of
   partnerships                     31,281         21,700          4,077              --          57,058
Interest income                         --         18,874         87,590              --         106,464
Gains on sales                      67,187             --          6,056              --          73,243
Management and servicing fees          668          5,080          9,592              --          15,340
Other, net                              --            504             --              --             504
                                ----------     ----------     ----------      ----------      ----------
    Total revenues                 194,527         46,158        107,315              --         348,000
                                ----------     ----------     ----------      ----------      ----------
Cost of rental operations           53,881             --             --              --          53,881
General and administrative          16,685          5,492          7,502          16,598          46,277
Depreciation                        27,393             --             --              --          27,393
Minority interests                   2,813          2,146            681              --           5,640
                                ----------     ----------     ----------      ----------      ----------
     Total costs and expenses      100,772          7,638          8,183          16,598         133,191
                                ----------     ----------     ----------      ----------      ----------
Operating earnings(loss)        $   93,755         38,520         99,132         (16,598)        214,809
                                ==========     ==========     ==========      ==========      ==========
Total assets                    $1,264,191        272,648        628,750         117,412       2,283,001
                                ==========     ==========     ==========      ==========      ==========

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

                                                    For the Year Ended November 30, 1998
                                ------------------------------------------------------------------------
                                Real Estate   Real Estate    Real Estate       Corporate
(In thousands)                   Properties      Loans        Securities       and Other      Total
Rental income                   $  73,200             --            --             --         73,200
Equity in earnings
   (losses) of
   partnerships                    47,822         19,976        (5,450)            --         62,348
Interest income                        --         20,690        56,160             --         76,850
Gains on sales                     26,818             --         1,386             --         28,204
Management and servicing fees         365          2,718         6,177             --          9,260
Other, net                             --            895            --             --            895
                                ---------      ---------     ---------      ---------      ---------
   Total revenues                 148,205         44,279        58,273             --        250,757
                                ---------      ---------     ---------      ---------      ---------
Cost of rental operations          45,285             --            --             --         45,285
General and administrative          8,106          5,961         3,476         11,697         29,240
Depreciation                       13,014             --            --             --         13,014
Minority interests                   (356)         2,178            --             --          1,822
                                ---------      ---------     ---------      ---------      ---------
   Total costs and expenses        66,049          8,139         3,476         11,697         89,361
                                ---------      ---------     ---------      ---------      ---------
Operating earnings(loss)        $  82,156         36,140        54,797        (11,697)       161,396
                                =========      =========     =========      =========      =========
Total assets                    $ 985,678        206,449       443,564        108,114      1,743,805
                                =========      =========     =========      =========      =========

     All of the Company's operations and long-lived assets are geographically located throughout the United States, with the exception of its equity investment in an operating property in Japan amounting to $1.7 million at November 30, 2000 and its equity investments in portfolios of Japanese real estate loans, amounting to $0, $49.6 million and $28.1 million at November 30, 2000, 1999 and 1998, respectively. The Company sold its interests in these Japanese loan portfolios during April 2000.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


18.  Subsequent Event

     In February 2001, the Company issued $150 million principal amount of unsecured senior subordinated notes as an add-on to the existing 10.5% unsecured subordinated notes due in 2009. This issuance increased the Company's total unsecured senior subordinated debt to $450 million. The Company used the proceeds from this latest issuance to pay down debt, primarily on secured credit facilities, and for general corporate purposes. The issuance was completed on February 26, 2001.

                    LNR PROPERTY CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


19.  Quarterly Data (Unaudited)

(In thousands, except per share data)        First           Second         Third         Fourth
                                          -----------     -----------    -----------   ------------
2000
    Revenues                              $   95,262        125,404        130,342        121,762
    Operating earnings                    $   56,211         79,688         80,025         73,491
    Earnings before income taxes          $   29,636         49,915         47,917         40,460
    Net earnings                          $   21,545         33,345         33,064         27,917
    Earnings per share - basic            $     0.64           1.00           0.99           0.84
    Earnings per share - diluted          $     0.62           0.96           0.95           0.80

1999
    Revenues                              $   76,192         97,887         85,121         88,800
    Operating earnings                    $   46,667         65,911         50,201         52,030
    Earnings before income taxes          $   27,192         45,529         29,364         28,815
    Net earnings                          $   20,403         32,687         21,436         21,034
    Earnings per share - basic            $     0.57           0.92           0.60           0.59
    Earnings per share - diluted          $     0.57           0.90           0.59           0.58

     Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.